As filed with the Securities and Exchange Commission on September 18, 2020.

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Huadi International Group Co., Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	3317	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 1688 Tianzhong Street, Longwan District,

Wenzhou, Zhejiang Province

People’s Republic of China 325025

+86-057786598888

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq.	Louis A. Bevilacqua, Esq.
Mengyi “Jason” Ye, Esq.	Kevin (Qixiang) Sun, Esq
Yarona L. Yieh, Esq.	Bevilacqua PLLC
Ortoli Rosenstadt LLP	1050 Connecticut Avenue, NW, Suite 500
366 Madison Avenue, 3rd Floor	Washington, DC 20036
New York, NY 10017	(202) 869-0888
+1-212-588-0022 – telephone
+1-212-826-9307 – facsimile

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(4)
Ordinary shares, par value $0.0001 per share(2)	$23,000,000	$2,985.40
Representative Warrants(3)	—	—
Ordinary shares, par value $0.0001 per share underlying Representative Warrants(3)	1,725,000	223.91
Total	$24,725,000	$3,209.31

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to [●] additional Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	The Registrant will issue to the Representatives (as defined in the section captioned “Underwriting”) warrants to purchase a number of ordinary shares equal to an aggregate of six percent (6%) of the ordinary shares (the “Representative Warrants”) sold in the offering. The exercise price of the Representative Warrants is equal to 125% of the offering price of the ordinary shares offered hereby. Assuming an exercise price of $[●] per share, we would receive, in the aggregate, $[●] upon exercise of the Representative Warrants. The Representative Warrants are exercisable within four and one-half years commencing 180 days from the effective date of the registration statement at any time, and from time to time, in whole or in part.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER , 2020

Huadi International Group Co., Ltd.

[●] ordinary shares

This is an initial public offering of ordinary shares with $0.0001 par value per share of Huadi International Group Co., Ltd., a Cayman Islands company. Prior to this offering, there has been no public market for our ordinary shares. We expect the offering price of our ordinary shares to be $[●] per share. We plan to apply to list our ordinary shares on the Nasdaq Capital Market under the symbol “HUDI”.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Our business is subject to many risks, and investing in our securities involves a high degree of risk. See the section titled “Risk Factors” herein, beginning on page 13.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public Offering Price	$	$	$
Underwriting Discounts and Commissions(1)	$	$	$
Proceeds to Us, Before Expenses(2)	$	$	$

(1)	We have agreed to give our underwriters, Craft Capital Management LLC and R.F. Lafferty & Co. Inc. (collectively the “Representatives”), a discount equal to seven and half percent (7.5%) of the gross proceeds from the sales of securities in the Public Offering (the “Public Offering Price”) as well as warrants equal to six percent (6%) of the shares issued in the Offering (the “Representative Warrants”). The Representative Warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the effective date of the offering, which period shall not extend further than four and one-half year years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(i). The Representative Warrants are exercisable at a per share price of $[●], which is 125% of the Public Offering Price. The Representative Warrants are also exercisable on a cashless basis. We have also agreed to pay the Representatives a non-accountable expense allowance of $100,000 payable at the closing of the Offering. We also have agreed to reimburse the Representatives for certain of their out-of-pocket expenses up to $170,000. See “Underwriting” for a description of these arrangements.

(2)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering”.

This offering is being conducted on a firm commitment basis. The underwriters have agreed to purchase and pay for all of the ordinary shares offered by this prospectus if they purchase any ordinary shares. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the ordinary shares to be offered by us pursuant to this offering (excluding ordinary shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwing discounts payable will be $[●] based on an offering price of $[●] per ordinary share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $[●].

The underwriters expect to deliver the Ordinary Shares against payment as set forth under “Underwriting,” on page 89.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Craft Capital Management LLC              R.F. Lafferty & Co. Inc.

Shengang Securities Company Limited

The date of this prospectus is [●], 2020.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our ordinary share only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our ordinary shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, “we”, “us”, “our company”, “Company”, “our” and “Huadi” refer to

●	Huadi International Group Co., Ltd. (“Huadi International” when individually referenced) (also referred to as 华迪国际集团股份公司), a Cayman Islands exempted company;

●	Yongqiang Tuoxing Limited (“Yongqiang Tuoxing” when individually referenced) (also referred to as 永强拓兴有限公司), a British Virgin Islands company and a wholly-owned subsidiary of Huadi International;

●	Hong Kong Beach Limited (“HK Beach” when individually referenced) (also referred to as 香港海滨有限公司), a Hong Kong company and a wholly-owned subsidiary of Yongqiang Tuoxing;

●	Wenzhou Hongshun Stainless Steel Limited (“Hongshun” when individually referenced) (also referred to as 温州鸿顺不锈钢有限公司), a PRC company and a wholly owned subsidiary of HK Beach;

●	Huadi Steel Group Limited (“Huadi Steel” when individually referenced) (also referred to as 华迪钢业集团有限公司), a PRC company and a 99% owned subsidiary of Hongshun.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. All reference to “U.S. dollars”, “USD”, “US$” or “$” are to United States dollars. The relevant exchange rates are listed below:

	For the Six Months Ended March 31, 2020	For the Year Ended September 30, 2019	For the Year Ended September 30, 2018
Period Ended RMB: USD exchange rate	7.0808	7.1477	6.8680
Period Average RMB: USD exchange rate	7.0117	6.8753	6.5368

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not directly or indirectly sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

We plan to amend our Memorandum and Articles of Association in order to effect a 3-for-4 reverse stock split of our ordinary shares. Throughout this registration statement, each reference to a number of our ordinary shares excludes effect to the reverse split, unless otherwise indicated.

Overview

Huadi International Group Co., Ltd. was incorporated on September 27, 2018 under the laws of the Cayman Islands. We primarily conduct our business through our subsidiary Huadi Steel Group Co., Ltd. which was established in 1998 under the laws of PRC. Our main business operation focuses on new products development, manufacturing, marketing and sales of stainless steel seamless pipes, tubes and stainless steel bar.

We are a leading manufacturer of industrial stainless steel seamless pipes and tubes products with extensive distribution facilities and network for over twenty (20) provinces in China. We have also offered a broad range of products exported to twenty (20) countries and regions such as United States, Mexico, Thailand, Australia, Argentina, Taiwan, India, the Philippines, UAE and Canada. Our products are widely used in the oil & gas transmission, chemistry engineering, food processing, medical devices, aeronautics and astronautics, boiler, irrigation works construction, electricity, automobile, naval architecture, paper mill and mechanical industries. Our facilities have been certified with the ISO9001 and ISO14001 quality management systems.

We are a nationally-recognized brand and our company has a big presence across domestic and international steel pipes industry with enhanced market prospects. Our core product “HuaGang” stainless steel seamless pipe has been recognized as well-known trademark by the State Administration for Industry and Commerce of China. We have been rewarded as China Top 500 Private Manufacturing Enterprises, High-Tech Enterprise of Zhejiang, Prestigious Brand of Zhejiang Province, Technology Innovation Model Company, Distinguished Enterprise for Employment as well as National AAA Grade Enterprise with distinctive rating of corporate credit status of PRC recorded with the People’s Bank of China.

We are offering a comprehensive range of products with a specialty in high-end products such as 347H corrosion and acid-resistant stainless steel seamless pipes, S32205 duplex stainless steel plates and automobile steel plates, bright steel pipes as well as precision tubes. We manufacture products by using innovative technologies as cold-rolling and perforation with product test and certification. Our leading-edge products are especially valuable for sustainable development of our company.

Our Products

We offer a comprehensive range of products to provide the benefits of a “design-build shop” to approximately 400 steel pipe and tube customers with numerous customer relationships of over 15 years in length. We produce over 3,000 distinct pipe and tube products in a broad range of materials, sizes and shapes and we believe we are the one of the leading producers in China of certain steel products, such as automotive 304L and 347H stainless steel pipes which are widely used in hydraulic mechanisms, automotive applications such as brake systems, steering columns and axles, and various other industrial applications. Consequently, we are able to customize our product offerings based on customers’ project demand, whether it’s highly corrosive environment such as chemical waste transmission line pipe or extremely pressured thermal power generator pipe, or mix of both, we can make it and deliver on time.

We employ a broad array of finishing techniques, most importantly Cold Drawn Seamless (“CDS”) which is the technique used for manufacturing all our products, and this differentiates us from other steel pipe manufacturers that employ alternative finishing techniques such as Electric Resistance Weld (“ERW”). CDS pipe/tubing is widely used for applications where precise dimensional and mechanical tolerances are required. The product is manufactured by drawing steel bullet over a mandrel through a precision puncture, creating a tube with uniform grain structure, hardness and a high degree of dimensional accuracy.

Unlike welded pipe, CDS pipe creates a seamless connection and is ideal for more stressful applications requiring higher quality, increased mechanical properties, uniformity, strength, and soundness. This feature, together with some of specialty alloy materials, expand our product applications to almost all industries that require high reliability under extreme environment, such as corrosive, high temperature, or highly pressured.

Depending on each client’s specific needs, we will order suitable alloy from our long-term partnered suppliers and our staff will then process raw materials through the production line. As raw material and direct labor cost combined account for more than 80% of the total product cost, yield rate, or the percentage of non-defective items of all produced items, is critical to the profitability.

For the last 12-month period, we estimate our yield rate was around 98%.

We estimate the utilization level for our overall manufacturing capacity, which is largely dependent on the proportion of time that manufacturing equipment is used, to be approximately 70%. We believe that the strong demand for our products and sustained strength in our products’ end markets present us with a number of opportunities to flexibly grow production and sales by increasing utilization across our portfolio of manufacturing processes. We also believe that our industry leading scale and advantaged geographic footprint, together with our sophisticated logistics and manufacturing facilities’ production flexibility, uniquely position us to optimize our capacity by rapidly responding to improving market conditions.

Industries	Percent of sales (LTM Period)	Selected Key Products by Material	Major Application / Uses
Oil & Gas	31%	● 304, 304L, 316, 316L, 2205, 321

● Widely used in the oil and gas industry as key components of drilling, exploration and production processes of oil and natural gas and for the transportation of these resources over both short and long distances

●  Used in the production equipment of by-products of oil and gas and waste recycle system

Electric Energy	17%	● 304, 316L

●  Primarily used in power generating systems of both thermal and nuclear power plant for the high- pressure and high-temperature conveyance of water, gas, air, steam and other fluids

● Also widely used in waste recycle systems where anti-corrosion feature is required

Automotive	24%	● 321, 347H	● Primarily for fluid power applications such as hydraulic cylinders and hydraulic lines and for certain other automotive components

Other Industries (Primarily chemistry, food, and beverage industry)	28%	● 304, 321, 304L, 316L, 2205

● Depending on demand we manufacture products fit into working requirement of client’s project. We supply a significant portion of products to chemistry industry where reliability and quality to stand under highly corrosive and pressured working environment is key

● Also for plumbing and heating applications for the low-pressure conveyance of water, gas, air, steam and other fluids

Oil & Gas (31% of Net Sales from Continuing Operations for the LTM Period)

We manufacture and supply energy tubular products including Oil Country Tubular Goods (“OCTG”) and line pipe. OCTG is used in the oil and gas industry as key components of the drilling, exploration and production processes of oil and natural gas. Line pipe is used for the transportation of these resources over long and short distances. We manufacture a diversified line of OCTG and line pipe products in a variety of grades for use in oil and gas fields across China.

Electric Energy (17% of Net Sales from Continuing Operations for the LTM Period)

We manufacture and supply pipes and tubes for both thermal power and nuclear power plants. Ours products are widely applied in the power generating systems which require high quality and resistance against corrosion and pressure as the consequence for any leakage could be severe. China has been the largest market over the past several years for the electric energy pipe section, however India contributed the largest sales revenue for this section during fiscal year 2018 due to the increased power infrastructure investment in India and lack of manufacturing capacity of quality pipe in local region.

Automotive (24% of Net Sales from Continuing Operations for the LTM Period)

We manufacture and supply pipes for hydraulic mechanism components in automotive such as brake systems, steering columns and axles. We believe we are the leading company in this niche market as we have a lower defective rate compared with our competitors attributable to our specialized manufacturing technique for 321 and 347H pipe which are the most widely used alloy for this application. CRRC, one of the world’s largest suppliers of rail transit equipment, is our biggest customer for this market section for piping component used in fluid conveyance and hydraulic mechanical systems.

Other Industrial Applications (28% of Net Sales from Continuing Operations for the LTM Period)

Our other industrial applications primarily consist of product applications in pharmaceutical, medical, chemical and food industries. Stainless steel has more than 150 grades with varying chromium and molybdenum contents to suit the environment the alloy must endure, and this diversity offers extensive applications in various industries. Our specialized manufacturing technique enables us to make products suitable to customer’s designed purposes.

Sales and Marketing

Our International Footprint

We sell our products to 20 countries over the world as shown below.

We generate 66% of our sales revenue from China market where our manufacturing facility locates in during the past two fiscal years. For the same period, India and United States account for 14% and 11% of our total revenues, respectively. The below chart details our revenue by percentage generated from top five international markets.

Our Competitive Strengths

Solutions Provider to Our Customers, With Commitment to Differentiated Service

We are committed to offering our customers superior product diversity, quality and reliability. As a result, we are able to serve as a “design-build shop” for many of our customers with numerous customer relationships of over 15 years in length. Our extensive and diversified manufacturing technique and equipment enable us to manufacture products customized for customer’s project demand, so our customers don’t need to go through numerous different suppliers and frustrating with different standards employed by each supplier. Moreover, our product mix, sophisticated logistics, information technology systems, and specialized manufacturing capabilities allow us to effectively bundle shipments, thereby reducing transportation costs. We produce over 3,000 distinct pipe and tube products in a broad range of sizes and shapes and we believe we are the only manufacturer of certain products in China such as automotive 304L and 347H stainless steel pipes which are widely used in hydraulic mechanisms, automotive applications such as brake systems, steering columns and axles, and various other industrial applications.

Low Fixed Cost and Highly Variable Cost Structure

Our scale and flexible manufacturing base enable us to maintain a highly variable cost structure, with variable costs accounting for 89% of total costs for the fiscal year 2018, of which steel accounts for 80% of total costs. We believe this cost structure, which is underpinned by our industry leading scale and network of facilities located in close proximity to suppliers and customers, is among the lowest compared to our competitors in China. The following chart illustrates the key components of our highly variable cost structure.

Efficient Operations with Significant Scale and Purchasing Power

We believe we are able to leverage our scale to drive procurement savings. Our manufacturing scale and raw material consumption also allow us to aggregate purchasing and obtain more favorable terms from our suppliers. Over the past several years, management has implemented cost and production efficiency initiatives, while managing capital expenditures to optimize physical assets. These improvements have allowed us to maintain lean manufacturing processes, which result in lower inventory levels, efficient change-overs and reduced customer lead times, enabling us to more successfully and profitably satisfy growing demand in the end markets related to products we sell.

Diversified Market and Territory Outreach

We believe we have diversified customer portfolio and territory outreach to mitigate impact by economic and industry cycle. Our customers spread over more than 10 industries in more than 20 countries, and we are still expanding to new areas, and this gives us protection against recession of one industry or one country.

Rigorous Quality Control

We established a comprehensive quality management system, implemented by a quality management system (QMS) in compliance with ISO 9001 and ISO14001 quality management systems. We use three-tier of product quality testing system to ensure that the products manufactured has a pass rate of 99.85% to provide our clients with high-quality, highly reliable products.

Experienced and Proven Management Team

Our senior management team has decades of leadership experience in the industrial steel pipe and tube industry, transportation and logistics and other relevant industrial sectors. Our management team and senior management intend to remain with us in the capacity of officers and/or directors, which will provide helpful continuity in advancing our strategic and growth goals.

Award-Winning Products and Operation

We have received numerous nationally recognized industry awards as well as provincially recognized awards. Notable awards and activities are detailed in chronological order as following:

●	National Top 3 largest steel manufacturer in 2008 and top 10 seamless steel tube maker in 2013

●	Huadi Steel was granted ISO 9001 Authentication (certification based upon quality and consistency) in 1999;

●	2019 Enterprise Quality Assurance Certificate

●	2019 China’s Top 200 Manufacturer

●	Huadi Steel was recognized as a BV certification by Bureau Veritas of France in 2000; and passed American Standard ASTM (ASME) and the European standard EN in the same year of 2000;

●	Huadi Steel was recognized as a “Distinctive Rating of Corporate Credit Model Company” by Zhejiang Province as well as “Top 500 Private Company” and “Top 100 Bank Credit Company” by PRC in 2002;

●	Huadi Steel was awarded “Famous Brand of Zhejiang” by Zhejiang Province and certified by TUV in 2005;

●	Huadi Steel was awarded “A-class Enterprise” by Chinese Customs and “National Distinguished Enterprise for Employment” by PRC in 2006;

●	Huadi Steel was awarded “Famous Brand of Zhejiang” and “Distinguished Enterprise for Employment of Zhejiang” by Zhejiang Province in 2007;

●	Huadi Steel was recognized as a “High-Tech Enterprise” and “Distinctive Rating of Corporate Credit Model Company” by Zhejiang Province as well as “No. 328 of National Top 500 Private Companies” by PRC in 2008;

●	Huadi Steel was awarded “China Famous Brand” and “Top 100 Company of Zhejiang Manufacturing Industry” in 2009;

●	Our Chairman of the Board, Di Wang, was recognized as “National Influential People of Iron and Steel Industry” in 2010 by PRC;

●	Huadi Steel was recognized as “Zhejiang Export Premium Brand”, as well as “Distinctive Rating of Corporate Credit Company” by General Administration of Quality Supervision, Inspection and Quarantine (AQSIQ) of PRC in 2012;

●	Huadi Steel was awarded “AA Enterprise for Corporate Credit” by Zhejiang Province, as well as “AAA Enterprise for Taxation” by PRC in 2013;

●	Huadi Steel was recognized as “No. 336 of National Top 500 Private Manufacturing Companies” by PRC in 2014;

●	Huadi Steel was recognized as “Environmental-Friendly Enterprise” by Zhejiang Province, “Top 100 Companies of Wenzhou City” in 2015;

●	Huadi Steel was appraised as “Famous-Brand Enterprise” and “Famous Trademark” by Zhejiang Province in 2016;

●	Huadi Steel was recognized as “Distinguished Reliable Enterprise” by PRC in 2017; and

●	Huadi Steel was recognized as “No. 498 of National Top 500 Private Manufacturing Companies” by PRC in 2018.

We believe our national and province-level awards, reflect widespread recognition of our innovative products, national-recognized reputation as well as success in our industry.

Our Business Strategies

Our primary objective is to create value by sustaining growth in earnings and cash flows from operating activities over various economic cycles. To achieve this objective, we strive to improve our cost structure, provide high quality service and products, expand our product offerings and increase our market share.

Expand Leading Market Positions

We believe that our leading market position and scale are our most compelling competitive strengths. Our management team is focused on expanding market share, which we believe will generate operating leverage and improved financial performance. We believe this can be accomplished through acquisitions and organic initiatives, including offering new products, serving additional end markets and increasing customer penetration and geographic coverage. As part of our business strategy, we evaluate acquisition opportunities from time to time.

Optimize Our Portfolio and Product Mix to be Responsive to Market Conditions

We seek to maintain flexibility to adjust our product mix and rapidly respond to changing market conditions. While prioritizing our highest margin products, we regularly evaluate our portfolio of assets to ensure that our offerings are responsive to prevailing market conditions. We will assess and pursue opportunities to utilize, optimize and grow production capacity to capitalize on market opportunities.

Provide Superior Quality Products and Customer Service

Our products play a critical role in a variety of construction, infrastructure, equipment and safety applications. Our emphasis on manufacturing processes, quality control testing and product development helps us deliver a high-quality product to our customers. We focus on providing superior customer service through our geographic manufacturing footprint and continued development of our proprietary, vendor managed AIM system, as well as our experienced sales forces. We also seek to provide high-quality customer service through continued warehouse optimization, including increased digitization and automation of certain systems to debottleneck loading and dispatch logistics and improve truck availability. We believe that warehouse, transportation and shipping logistics and speed of delivery represents a key area of commercial differentiation relative to our competitors.

Focus on Efficient Manufacturing and Cost Management

We strive for continued operational excellence with the goal of providing high-quality products at competitive prices. Our operating personnel continually examine costs and profitability by product, plant and region. Our goal is to maximize operational benchmarks by leveraging skilled manufacturing and supply chain management processes.

Focus on Key Supplier Relationships

We believe that our relationships with our key suppliers provide a competitive advantage in serving our customers. Our ability to provide our suppliers with accurate information regarding our future demands is critical to this relationship. In doing so, we are focused on accurate demand planning and have invested in systems to enhance this function.

Execute Pricing Strategy to Pass Through Underlying Costs

We believe we have a track record of managing underlying commodity price exposure through our price negotiation, raw material procurement and inventory management program. In addition to managing underlying commodity prices, more recently we have had success in sharing transportation costs with our customers through our product pricing strategies, particularly for our electrical conduit products. We believe there is opportunity to implement this pricing strategy for our other products as well.

Coronavirus (COVID-19) Update

Recently, there is an ongoing outbreak of a novel strain of coronavirus (COVID-19) first identified in China and has since spread rapidly globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past few months. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected, especially for our export related business. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●

Wenzhou entered into a city-wide lockdown on February 3, 2020. We temporarily closed our offices and production facilities to adhere to the policy beginning in February 2020, as required by relevant PRC regulatory authorities. Our offices have reopened on February 18, 2020  and production facilities are now fully operational.

●	Our customers have been negatively impacted by the outbreak, which reduced the demand of our products. The total sales from international customers decreased from $9.3 million in the first half year of 2019 to $7.4 million for the same period in 2020, representing a 26% reduction. However, domestic demand increased and partially offset the decrease of international demand because of the recovery initiative within China. Total sales decreased by approximately $7 million in the first half year of 2020 comparing to the same period in 2019. As a result, our revenue and income are likely to be negatively impacted for the fiscal year ending September 30, 2020.

●	Our accounts receivable decreased by approximately $6.97 million primarily due to decrease of sales as a result of COVID-19. While China has slowly recovered from the economic shutdown from COVID-19, the situation may worsen if the global pandemic continues or resurfaces within China. We will continue to closely monitor our collections throughout 2020.

●

Our workforce remains stable during the first half year of 2020. While the local government has provided funding to subsidize our labor cost, the implementation of various safety measures has increased the total cost of our operation. We are required to provide our employees with protective gears and regularly monitor and trace the health condition of our employees. Workers are also required to practice social distancing during mealtime at our own cafeteria.

●	The global stock markets have experienced, and may continue to experience, significant decline from the COVID-19 outbreak. It is possible that the price of our ordinary shares will decline significantly after the consummation of this offering, in which case you may lose your investment.

●	Our revenue for the second half of 2020 is expected to be lower than the same period in 2019.

Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the related financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time. For a detailed description of the risks associated with the novel coronavirus, see “Risk Factors—Risks Related to Our Business—Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.”

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	a delay in adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

Corporate Information

Our principal executive office is located No. 1688 Tianzhong Street, Longwan District, Wenzhou, Zhejiang Province, People’s Republic of China 325025. The telephone number of our principal executive offices is +86 057786598888. Our registered agent in Cayman Islands is Harneys Fiduciary (Cayman) Limited. Our registered office and our registered agent’s office in Cayman Islands are both at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Our registered agent in the United States is Cogency Global Inc.. We maintain a corporate website at www.huadigroup.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

We are a Cayman Islands exempted company limited by ordinary shares. Our current corporate structure is as follows prior to completion of this offering:

The Offering

Shares Offered:	[●] ordinary shares, excluding exercise of the over-allotment discussed below

[●] ordinary shares, assuming full exercise of the over-allotment

Shares Outstanding Prior to the Offering:	[●] ordinary shares

Shares to be Outstanding after the Offering:	[●] ordinary share (or [●] ordinary shares if the underwriters exercise the over-allotment option in full)

Over-Allotment:	We have granted to the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to [●] additional ordinary shares.

Representative Warrants	We will issue to the Representative Warrants to purchase a number of ordinary shares equal to an aggregate of six percent (6%) of the ordinary shares sold in the offering. The exercise price of the Representative Warrants is equal to 125% of the offering price of the ordinary shares offered hereby.

Assumed Offering Price per ordinary share:	$[●] per ordinary shares

Gross Proceeds:	Approximately $[●]

Proposed trading market and symbol:	We intend to apply for the listing of our ordinary shares on the Nasdaq Capital Market under the symbol “HUDI.”

Transfer Agent:	Vstock Transfer, LLC

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our ordinary shares.

Use of Proceeds:	We intend to use the proceeds from this offering for research and development, working capital and general corporate purposes. See “Use of Proceeds” for more information.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

Selected Financial Information

In the table below, we provide you with historical selected financial data for the years ended September 30, 2019 and 2018. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For Fiscal Years Ended September 30
	2019	2018
	US$ (audited)	US$ (audited)
Statement of income and comprehensive income data
Sales	$65,518,316	$60,386,004
Cost of Sales	$(50,895,644)	$(47,142,750)
Gross profit	$14,622,672	$13,243,254
Total Operating expenses	$(6,244,168)	$(5,045,700)
Operating Income	$8,378,504	$8,197,554
Other non-operating expense, net	$(1,926,827)	$(1,611,930)
Income tax provision	$(1,005,190)	$(1,337,092)
Net income	$5,446,487	$5,248,532
Net income attributable to Huadi International Group Co., Ltd.	$5,392,022	$5,196,047
Earnings per share, basic and diluted	$0.27	$0.26
Weighted average ordinary shares outstanding	20,000,000	20,000,000
Balance sheet data
Current assets	$47,932,151	$57,176,633
Total assets	$68,773,494	$75,944,817
Total liabilities	$47,566,394	$59,326,325
Total liability and shareholders’ equity	$68,773,494	$75,944,817

	For the Six Months Ended March 31
	2020	2019
	US$ (unaudited )	US$ (unaudited )
Statement of income and comprehensive income data
Sales	$25,557,407	$32,133,105
Cost of Sales	$(19,259,740)	$(25,540,685)
Gross profit	$6,297,667	$6,592,420
Total Operating expenses	$(2,787,420)	$(3,443,763)
Operating Income	$3,510,247	$3,148,657
Other non-operating expense, net	$(487,728)	$(821,865)
Income tax provision	$(341,280)	$(287,478)
Net income	$2,681,239	$2,039,314
Net income attributable to Huadi International Group Co., Ltd.	$2,654,427	$2,018,921
Earnings per share, basic and diluted	$0.13	$0.10
Weighted average ordinary shares outstanding	20,000,000	20,000,000

	March 31,	September 30,
	2020	2019
	US$ (unaudited)	US$ (audited)
Balance sheet data
Current assets	$46,164,236	$47,932,151
Total assets	$67,169,660	$68,773,494
Total liabilities	$43,107,119	$47,566,394
Total liability and shareholders’ equity	$67,169,660	$68,773,494

RISK FACTORS

Before you decide to purchase our ordinary shares, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our ordinary shares could decline, perhaps significantly.

Risks Related to Our Business and Industry

Chinese government’s monitoring and macro-control of the market could hurt demand of our products.

Our company could be impacted by China’s macro-control policy on control of China’s steel and steel products industry. Sales of standard steel products might be cut to complete the annual task of overcapacity cut in steel industry. Stricter inspections against steel products might be conducted in key provinces. These macroeconomic and steel products industry trends have affected and will continue to have impact on customers’ demand of our products and therefore, might have an adverse influence on our operations and financial conditions.

The considerable uncertainty in Chinese economic growth could hurt demand of our products.

While China has been grown significantly over the past two decades, the growth rate may decrease due to uncertainties with respect to national structural control along with other factors. If China’s economy condition continues to slow, or even materially decline, demand for our products might be accordingly decreased. Therefore, our business might be adversely affected by the prolonged slowdown in the economic condition, which would negatively affect sales of our products, operations of our company and our financial conditions.

Tariffs could materially have a negative impact on demand of our products.

Import tariffs, other trade barriers and protectionist policies could negatively affect steel prices and our exports to international markets, particularly the United States. Such import barriers adversely affect our company’s business by limiting our access to or competitiveness in foreign steel markets. For example, our company might anticipate a significant increase of cost of goods for our sales to the United States as a result from tariffs on steel and steel products imports imposed by the US government. The US government imposed a 25% tariff on steel imports and a 10% tariff on aluminum imports in March 2018 under “Section 232” from nearly all foreign countries. In addition to the Section 232 tariff, the US government has imposed hefty anti-dumping and subsidy countervailing duties on a wide range of steel imports from China. With regard to our company in particular, the Section 232 tariff had a limited effect on our U.S. sales, because the tariffs on our exports to the United States had already reached 25% before 2018. There was no additional tariff on our US exports in respect of the Section 232 tariff or the US-China trade war. However, you should not expect that our sales of products would continue to offset the potential increase in the pricing of the steel products due to any increased tariffs. As a result of increasing costs, our potentially increased pricing could have an adverse effect on our operations and financial conditions.

Recent trade policy initiatives announced by the United States administration against China may adversely affect our business.

On August 14, 2017, the President of the United States issued a memorandum instructing the United States Trade Representative (“USTR”) to determine whether to investigate under section 301 of the United States Trade Act of 1974 (Trade Act), laws, policies, practices, or actions of the Chinese government that may be unreasonable or discriminatory and that may be harming United States intellectual property rights, innovation, or technology development. Based on information gathered in that investigation, the USTR published a report on March 22, 2018 on the acts, policies and practices of the Chinese government supporting findings that such are unreasonable or discriminatory and burden or restrict United States commerce. On March 8, 2018, the President exercised his authority to issue the imposition of significant tariffs on imports of steel and aluminum from a number of countries, including China. Subsequently, the USTR announced an initial proposed list of 1,300 goods imported from China that could be subject to additional tariffs and initiated a dispute with the World Trade Organization against China for alleged unfair trade practices. The President has indicated that his two primary concerns to be addressed by China are (i) a mandatory $100 billion reduction in the China/United States trade deficit and (ii) limiting the planned $300 billion Chinese government support for advanced technology industries including artificial intelligence, semiconductors, electric cars and commercial aircraft. On July 6, 2018, the United States initially imposed a 25% tariffs on $34 billion worth of Chinese goods, including agriculture and industrial machinery, which prompted the Chinese government to initially impose tariffs on $34 billion worth of goods from the United States, including beef, poultry, tobacco and cars. Since July 2018, the United States imposed tariffs on $250 billion worth of Chinese products and has threatened tariffs on $325 billion more. In response, China imposed tariffs on $110 billion worth of U.S. goods, and threatened qualitative measures that would affect U.S. businesses operating in China. In May 2019, the United States raised the tariffs on $100 billion of Chinese products to 25% from 10%, and were expected to increase further to 30% on October 15, 2019, however such increase was suspended pending negotiation of a “phase one” trade agreement with China. On August 1, 2019, President Trump announced a new 10% ad valorem duty on additional categories of goods imported from China, which amount was then increased to 15% on August 23, 2019. The new tariff at the rate of 15% became effective September 1, 2019 with respect to certain categories of goods and was expected to become effective for additional categories of goods on December 15, 2019. On December 13, 2019 the U.S. and China signed a “phase one” trade agreement, which avoided the imposition of additional tariffs. However, there can be no assurances that the U.S. or China will not increase tariffs or impose additional tariffs in the future.

In addition to the proposed retaliatory tariffs, the President has also directed the U.S. Secretary of the Treasury to develop new restrictions on Chinese investments in the U.S. aimed at preventing Chinese-controlled companies and funds from acquiring U.S. firms with sensitive technologies. A Foreign Investment Risk Review Modernization Act was introduced to Congress for review to modernize the restrictive powers imposed by the Committee on Foreign Investment in the United States.

This evolving policy dispute between China and the United States is likely to have significant impact on the Chinese economy as well as consumer discretional spending, directly and indirectly, and no assurance can be given that we will not be adversely affected by any governmental actions taken by either China or the United States, perhaps materially. In view of the positions of the respective trade representatives, it is not possible to predict with any certainty the outcome of this dispute or whether it will involve other agencies or entities brought in to resolve the policy differences of the two countries. Furthermore, any political or trade controversies, or political events or crises, between the United States and China or proxies thereof, whether or not directly related to our business, could reduce the price of our ordinary shares since we are a U.S. listed company operating in China.

Our business is also affected by global economic conditions.

As we offer a broad range of products exported to more than twenty (20) countries and regions as United States, Mexico, Thailand, Australia, Argentina, Taiwan, India, the Philippines, UAE and Canada, our products depend upon factors relating to global economic conditions such as consumers, employment rates, the amounts of consumers’ disposable income, business conditions, interest rates, consumer debt, availability of credit, and applicable taxation in regional and local markets where we sell our products. The oil and gas industry is one of the largest consumers of stainless steel seamless pipes. Oil prices experience a protracted slowdown and may therefore affect demand for steel pipes. Therefore, changes in global economic conditions and other factors beyond our control, could adversely affect our operations and financial conditions.

Our revenue will decrease if the industries in which our customers operate experience a protracted slowdown.

Our products mainly serve as key components in projects and machines operated by our customers which are in a broad range of industries. Therefore, we are subject to the general changes in economic conditions affecting those industry segments of the economy. If the industry segments in which our customers operate do not grow or if there is a contraction in those industries, demand for our products will decrease. Demand for our products is typically affected by a number of overarching economic factors, including, but not limited to, interest rates, the availability and magnitude of private and governmental investment in infrastructure projects and the health of the overall global economy. If there is a decline in economic activity in China and the other markets in which we operate or a protracted slowdown in industries on which we rely for our sales, demand for our products and our revenue will likewise decrease.

We operate in a competitive industry. If we are unable to compete successfully, we may lose market share to our competitors.

The domestic market for stainless steel seamless pipes and related products is highly competitive. Our current or potential competitors include major steel pipes manufactures in China and overseas. Some of our competitors may have greater brand recognition, larger group of customers or vendors, longer operating histories as well as marketing resources than we do. Customers may weight their experience and resources over us in various ways, therefore increasing our competitor’s respective market shares.

You should not expect that we will be able to compete successfully against current or potential competitors, and such competitive pressures may have a material and adverse effect on our business, financial condition and results of operations. Failure to compete successfully against existing or new competitors may cause us to lose market share, customers and other business partners.

Competition within the steel industry may adversely affect our ability to sell our products, and excess production capacity in the industry could put downward pressure on steel prices.

We compete with numerous other steel producers in various regions of the PRC and to a lesser extent, steel producers from other countries. This competition affects the prices we are able to sell our products, and our ability to retain or attract customers. In addition, if the currencies of our foreign competitors decline against the RMB, those competitors may be able to offer lower prices to our customers than we can.

In the past, high demand for steel and attractive pricing brought new investors to the steel industry, leading to added production capacity. Subsequent overcapacity in the industry has contributed, and may continue to contribute, to lower steel prices. In addition, lower steel prices set by our competitors may also put downward pressure on steel prices.

Any decline in the availability or increase in the cost of raw materials and energy resources could materially affect our earnings.

The principal raw materials used to manufacture our products are various grades and forms of steel, from rolled steel bars, plates and sheets. Our pipe and fitting manufacturing operations depend heavily on the availability of various raw materials and energy resources. The availability of raw materials and energy resources may decline and their prices may fluctuate greatly. During fiscal years ended September 30, 2019 and 2018, we purchased a total of $11,641,219 and $12,265,399, respectively, raw materials from Taizhou Huadi Industrial Technology Co., a related party. If our suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products. This could result in a decrease in profit and damage to our reputation in our industry. In the event our raw material and energy costs increase; we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings.

The loss of any of our key customers could reduce our revenues and our profitability.

We consider our major customers in each period to be those customers that accounted for more than 10% of our revenue in such period. We had one and one such major customer for the fiscal year ended September 30, 2019 and 2018, respectively. As the majority of our revenues are driven by customers’ orders for stainless steel seamless pipes products, there can be no assurance that we will maintain or improve the relationships with customers who does not have long-term contracts with us. Our major customers often change each period based on when a given order is placed. If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

The loss of any of our key vendors could have a materially adverse effect on our results of operations.

We consider our major vendors in each period to be those vendors that accounted for more than 10% of overall purchases in such period. We had two and two such major suppliers for the fiscal year ended September 30, 2019 and 2018, respectively. One of the major suppliers for the two fiscal years was Taizhou Huadi Industrial Ltd., a related party, from whom we purchased a total of $11,641,219 and $12,265,399 of raw materials, respectively for fiscal years 2019 and 2018. We purchase raw materials on the market at prevailing market prices. We believe that we can locate replacement vendors readily on the market for prevailing prices and that we would not have significant difficulty replacing a given vendor. Any difficulty in replacing such a vendor could adversely affect our company’s performance to the extent it results in higher prices, slower supply chain and ultimately less desirable results of operations.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including our shareholders, directors and executive officers.  For example, during fiscal years 2019 and 2018, we purchased a total of $11,641,219 and $12,265,399, respectively, of raw materials from Taizhou Huadi Industrial Ltd., a related party. Additionally, during fiscal year 2019, we sold a total of $1,276,462 steel materials to Taizhou Huadi Material Technology Co. See “Related Party Transactions.”  We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests.

Transactions with the entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of the Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.

Currently, our Board of Directors has authorized the Audit Committee upon its formation to review and approve all material related party transaction. We rely on the laws of Cayman Islands, which provide that directors owe a duty of care and a duty of loyalty to our company. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As to the products we manufacture, we must manage our supply chain for raw materials and delivery of our products. Supply chain fragmentation and local protectionism within China further complicates supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery. In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact both supply and price. Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver products.

Our inability to raise capital could have material adverse effect on our financial condition and results of operations.

Our production can be improved with additional production facilities and better equipment within the plant. We are raising capital through this offering for us to grow our business by investing in research and development and building new facilities or acquiring existing facilities. If we cannot raise capital and is unable to execute our business plan successfully, our customers may experience substantial delay in receiving our products, which could have a material adverse effect on our business relationship with them and our financial conditions.

We will require substantial additional funding in the future. There is no assurance that additional financing will be available to us.

We have been dependent upon bank loans and proceeds received from shareholders’ equity contributions to meet our capital requirements in the past. We cannot assure you that we will be able to obtain capital in the future to meet our capital requirements for our standard stainless steel seamless pipes products and high-ends products development and to maintain operations and improve financial performance. If we were unable to meet our future funding requirements for working capital and for general business purposes, we could experience operating losses and limit our marketing efforts as well as decrease or eliminate capital expenditures. If so, our operating results, our business results and our financial position would be adversely affected. If adequate additional financing is not available on reasonable terms, we may not be able to undertake our expansion plan or purchase additional equipment for our operations, and we would have to modify our business plans accordingly.

Rapid expansion could significantly strain our resources, management and operational infrastructure, which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

During any growth, we may encounter problems related to our operational and financial systems and controls, including quality control and delivery and production capacities.

Any significant growth in the market for our products or our entry into new markets may require additional employees for managerial, operational, financial and other purposes. As of the date of this prospectus, we have 390 employees. We would also need to continue to expand, train and manage our employees. Continued future growth will impose significant added responsibilities upon our management to identify, recruit, maintain, integrate, and motivate new employees.

We may encounter working capital shortage, as we may need additional funds to finance the purchase of materials and supplies, development of new products, and hiring of additional employees.

For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies, that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet increased demand and maintain the quality standards required by our existing and potential customers.

We cannot assure you that our internal growth strategy will be successful, which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to grow internally through increasing the development of new products and improve the quality of existing products. However, many obstacles to this expansion exist, including, but not limited to, increased competition from similar businesses, our ability to improve our products and product mix to realize the benefits of our research and development efforts, international trade and tariff barriers, unexpected costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange rates. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this internal growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Our business substantially dependent upon our key research and development personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

We compete for qualified personnel with other steel pipes products manufacturing companies. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations and financial performance. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may not be able to meet our business and financial goals.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of patent, trademark and domain name laws and non-disclosure agreements and other methods to protect our intellectual property rights. Our Chinese subsidiaries own 16 patents (including one pending) and 6 trademarks. All 16 patents and 5 of the trademarks have been properly registered with regulatory agencies such as the State Intellectual Property Office and Trademark Office of China’s State Administration for Industry and Commerce (“SAIC”). One trademark has been properly registered with the United States Patent and Trademark Office (“USPTO”). This intellectual property has allowed our products to earn market share in the industrial stainless steel industry.

The process of seeking patent protection can be lengthy and expensive, and our existing and future patents may be insufficient to provide us with meaningful protection or commercial advantage. Our patents and patent applications may also be challenged, invalidated or circumvented.

In accordance with Chinese intellectual property laws and regulations, we will have to renew our trademarks once the terms expire. However, patents are not renewable. Our 14 utility patents issued to us in 2019 have only 10 years of protection. Once these patents expire, our products may lose some market share if they are copied by our competitors. Then, our business revenue might suffer some loss as well.

 Implementation of PRC intellectual property related laws and regulations has historically been lacking, primarily because of ambiguities in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes.

Our business could be materially and adversely affected by the outbreak of epidemics including but not limited to the 2019 novel coronavirus (COVID-19), swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV) and severe acute respiratory syndrome (SARS-CoV). Our financial and operating performance may be adversely affected by epidemics such as the on-going novel coronavirus (COVID-19), natural disasters and other catastrophes. As a result of the on-going novel coronavirus, we expect our operation to experience slowdown or temporary suspension in production. Our business could be materially and adversely affected in the event that the slowdown or suspension carries for a long period of time. During such epidemic outbreak, China may adopt certain hygiene measures, including quarantining visitors from places where any of the contagious diseases were rampant. Those restrictive measures adversely affected and slowed down the national economic development during that period. Any prolonged restrictive measures in order to control the contagious disease or other adverse public health developments in China or our targeted markets may have a material and adverse effect on our business operations.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel volume and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely and materially affected, which in turn may harm our reputation.

Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.

Recently, there has been a global pandemic of a novel strain of coronavirus (COVID-19) that first emerged in China in December 2019 and has spread globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the first half year of 2020. In March 2020, the World Health Organization declared COVID-19 as a global pandemic. Given the rapidly expanding nature of COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a substantial risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●

Wenzhou entered into a city-wide lockdown on February 3, 2020. We temporarily closed our offices and production facilities to adhere to the policy beginning in February 2020, as required by relevant PRC regulatory authorities. Our offices reopened on February 18, 2020 and production facilities are now fully operational.

●	Our customers have been negatively impacted by the outbreak, which reduced the demand of our products. The total sales from international customers decreased from $9.3 million in the first half year of 2019 to $7.4 million for the same period in 2020, representing a 26% reduction. However, domestic demand increased and partially offset the decrease of international demand because of the recovery initiative within China. Total sales decreased by approximately $7 million in the first half year of 2020 comparing to the same period in 2019. As a result, our revenue and income are likely to be negatively impacted during fiscal year ending September 30, 2020.

●

Our account receivables decreased by approximately $6.97 million primarily due to decrease of sales as a result of COVID-19. While China has slowly recovered from the economic shutdown from COVID-19, the situation may worsen if the global pandemic continues or resurface within China. We will continue to closely monitor our collections throughout 2020.

●

Our workforce remains stable during the first half year of 2020. While the local government has provided funding to subsidize our labor cost, the implementation of various safety measures has increased the total cost of our operation. We are required to provide our employees with protective gears and regularly monitor and trace the health condition of our employees. Workers are also required to practice social distancing during mealtime at our own cafeteria.

●	Our revenue for the second half of 2020 is expected to be lower than the same period in 2019.

The global stock markets have experienced, and may continue to experience, significant decline from the COVID-19 outbreak. It is possible that the price of our ordinary shares will decline significantly after the consummation of this offering, in which case you may lose your investment. Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the related financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time.

If we are not able to continue to innovate or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected.

The steel pipes products industry has trends of developing high-end and high-tech products to fulfill the changing customers’ demands. Furthermore, our competitors are constantly developing innovations in different types of steel pipe products to enhance customers’ experience. We continue to invest significant resources in our infrastructure, research and development and other areas to enhance our existing products as well as to introduce new stainless steel seamless pipe products that will attract more participants to our marketplaces. The changes and developments taking place in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plan. Our failure to innovate and adapt to these changes would have a material adverse effect on our business, financial condition and results of operations.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing clients. Successful promotion of our brand and our ability to attract clients depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our products. Currently, we promote our brand through print media advertising, video advertising, billboard advertising and internet promotions. It is likely that our future marketing efforts will require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

New lines of business or new products may subject us to additional risks.

From time to time, we may implement new lines of business or offer new products within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product. Furthermore, any new line of business and/or new products could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products could have a material adverse effect on our business, results of operations and financial condition.

We will be a “controlled company” within the meaning of the Nasdaq stock Market Rules and Nasdaq Capital Market rules if after this offering our insiders continue to beneficially own more than 50% of our outstanding ordinary shares.

Prior to the completion of this Offering, our directors and officers beneficially own a majority of the voting power of our outstanding ordinary shares. We expect to continue to be a controlled company pursuant to “controlled company” defined under the Nasdaq Stock Market Rules. Under Nasdaq listing Rule 5605(a)(2), “Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home. Our Chairman Di Wang and CEO Huisen Wang are siblings, whereas Di Wang and Jueqin Wang are father and son. Di Wang is deemed to beneficially own 16,672,000 ordinary shares through Yongqiang Donghai Limited, a British Virgin Islands company holding 16,672,000 shares of our ordinary shares. Di Wang has the sole voting and dispositive power of all the shares held by Yongqiang Donghai Limited through certain entrustment agreement with the shareholders of Yongqiang Donghai Limited. Jueqin Wang is deemed to beneficially own 3,328,000 ordinary shares through Yongqiang Maituo Limited, a British Virgin Islands company holding 3,328,000 shares of our ordinary shares. Jueqin Wang has the sole voting and dispositive power of all the shares held by Yongqiang Maituo Limited. Collectively, Di Wang and Jueqin Wang have voting and dispositive power of all of our issued and outstanding shares. Accordingly, the Company will be a controlled company under applicable Nasdaq listing standards. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. Although we currently do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our ordinary shares to look less attractive to certain investors or otherwise harm our trading price. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our products and better serve our clients. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our products;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with clients, employees and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products or that any new or enhanced products, if developed, will achieve market acceptance or prove to be profitable.

A lack of insurance coverage could expose us to significant costs and business disruption.

Neither we nor our subsidiaries maintain any insurance to cover assets, property and potential liability of our business. The lack of insurance could leave our business inadequately protected from loss. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the foreign corrupt practices act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We will have operations, agreements with third parties and make sales in South-East Asia, which may experience corruption. Our existing business in Asia creates the risk of unauthorized payments or offers of payments by one of the employees, consultants, or sales agents of our Company, because these parties are not always subject to our control. It will be our policy to implement safeguards to discourage these practices by our employees. Also, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, or sales agents of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired, which could adversely impact investor confidence and the market price of our ordinary shares.

Prior to this offering, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

We will implement measures to strengthen our internal control. For example, we have established clear roles and responsibilities for accounting and financial reporting staff to address complex accounting and financial reporting issues. We intend to conduct regular and continuous U.S. GAAP accounting and financial reporting programs and send our financial staff to attend external U.S. GAAP training courses. However, the implementation of these measures may not fully address any deficiencies we may have in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. However, we cannot assure you that we will be able to continue implementing these measures in the future, or that we will not identify additional material weaknesses or significant deficiencies in the future.

Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending September 30, 2020. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm may be required to report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Failure to appropriately evaluate the credit profile of our customers and/or delay in settlement of accounts receivable from our customers could materially and adversely impact our operating cash flow and may result in significant provisions and impairments on our accounts receivable which in turn would have a material adverse impact on our business operations, results of operation, financial condition and our business pursuits and prospects.

As of March 31, 2020, September 30, 2019 and 2018, we had accounts receivable net of allowance of $7.53 million, $14.50 million and $16.09 million, respectively. Our customers include various levels of government and state-owned entities. Due to the nature of the customers and the practice of the industry, the Company generally allows credit period of 6 months to its customers. However, our customers sometimes still require additional time for payment, depending on their internal cash flow budget or various levels of approvals. Due to uncertainty of the timing of collection, we established allowance for doubtful account based on individual account analysis and historical collection trends. We established a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. We recorded bad debt write-off of $33,612 and $40,101 during the years ended September 30, 2019 and 2018, respectively.

While we have implemented policies and measures with the aim of improving our management of credit risk and have expanded our efforts in the collection of overdue or long outstanding accounts receivable, and while we accelerated collection from both international and domestic projects for the six months ended March 31, 2020, there is no assurance that our substantial accounts receivable position with respect to our reported revenue (on a net basis) will not persist in the future given the nature of our business. Any deterioration of credit profile of our customers or any failure or delay in their settlement of our accounts receivable could put tremendous pressure on our operating cash flow, and may result in material and adverse impact on our business operations, results of operations and financial condition.

Environmental regulations impose substantial costs and limitations on our operations.

We use a variety of chemicals and produce significant emissions in our manufacturing operations. As such, we are subject to various national and local environmental laws and regulations in China concerning issues such as air emissions, wastewater discharges, and solid waste management and disposal. These laws and regulations can restrict or limit our operations and expose us to liability and penalties for non-compliance. While we believe that our facilities are in material compliance with all applicable environmental laws and regulations, the risks of substantial unanticipated costs and liabilities related to compliance with these laws and regulations are an inherent part of our business. It is possible that future conditions may develop, arise or be discovered that create new environmental compliance or remediation liabilities and costs. While we believe that we can comply with existing environmental legislation and regulatory requirements and that the costs of compliance have been included within budgeted cost estimates, compliance may prove to be more limiting and costly than anticipated.

Non-compliance with present or future construction and environmental regulations may result in potentially significant monetary damages and fines.

As the operations of our business impact the environment, we must comply with all applicable national and local environmental laws and regulations in China. We are required to undertake environmental impact assessment procedures and pass certain inspection and approval procedures before commencing our operations. We are also required to register with, or obtain approvals from, relevant environmental protection authorities for various environmental matters such as discharging waste generated by our operations.

We intend to increase our capacity in the future by establishing new facilities. We will be required to obtain certain environmental, construction and safety approvals and completed certain examination and acceptance procedures for these facilities. We may not be able to obtain such approvals or complete such procedures in a timely manner or at all. If for any reason the relevant government authorities in China determine that we are not in compliance with environmental and construction laws and regulations, we may be required to pay fines, suspend or cease our operations in the relevant premises. In addition, because the requirements imposed by environmental, health and safety laws and regulations may change and more stringent regulations may be adopted, we may be unable to accurately predict the cost of complying with these laws and regulations, which could be substantial.

If we fail to maintain appropriate inventory levels in line with the approximate level of demand for our products, we could lose sales or face excessive inventory risks and holding costs

To operate our business successfully and meet our customers’ demands and expectations, we must maintain a certain level of finished goods inventory to ensure immediate delivery when required. We are also required to maintain an appropriate level of raw materials for our production. However, forecasts are inherently uncertain. If our forecasted demand is lower than what eventually transpires, we may not be able to maintain an adequate inventory level of our finished goods or produce our products in a timely manner, and we may lose sales and market share to our competitors. On the other hand, we may also be exposed to increased inventory risks due to accumulated excess inventory of our products or raw materials, parts and components for our products. Excess inventory levels may lead to increases in inventory holding costs, risks of inventory obsolescence and provisions for write-downs, which will materially and adversely affect our business, financial condition and results of operations.

In order to maintain an appropriate inventory level of finished goods and raw materials to meet market demand, we adjust our procurement amount and production schedule from time to time based on customers’ orders and anticipated demand. We also carry out an inventory review and an aging analysis on a regular basis. We make provision for obsolete and slow-moving inventory of raw materials and finished goods that are no longer suitable for use in production or sale. However, we cannot guarantee that these measures will always be effective and that we will be able to maintain an appropriate inventory level. We may also be exposed to the risk of holding excessive inventory, which may increase our inventory holding costs and subject us to the risk of inventory obsolescence or write-offs, which could have a material adverse effect on our business, results of operations and financial condition. If we cannot maintain an appropriate inventory level, we may lose sales and market share to our competitors.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in the PRC. In addition, almost all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States. The courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment obtained in the federal or state courts in the United States against the Company, under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC, against us or such persons predicated upon the securities laws of the United States or any state.

Potential disruptions in the capital and credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows and financial condition.

Potential changes in the global economy may affect the availability of business and customer credit. We may need to rely on the credit markets, particularly for short-term borrowings from banks in China, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds from our operations are not available to be allocated to such purposes. Disruptions in the credit and capital markets could adversely affect our ability to draw on such short-term bank facilities. Our access to funds under such credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in China. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Long-term disruptions in the credit and capital markets could result from uncertainty, changing or increased regulations, reduced alternatives or failures of financial institutions could adversely affect our access to the liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures may include deferring capital expenditures, and reducing or eliminating discretionary uses of cash. These events would adversely impact our results of operations, cash flows and financial position.

We rely on short-term borrowings for our liquidity and we may not be able to continue to obtain financing on favorable terms, if at all.

Our liquidity relies significantly on short-term borrowings. As of March 31, 2020, we had 31 outstanding short-term loans provided by five (5) banks, totaling RMB 218,567,581 in the aggregate, or approximately $30.87 million. Financing may not be available to us on favorable terms, if at all. If we are unable to obtain short-term financing in an amount sufficient to support our operations, it may be necessary, to suspend or curtail our operations, which would have a material adverse effect on our business and financial condition. In that event, current stockholders would likely experience a loss of most of or all of their investment.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

We may also decide to finance our PRC subsidiaries by means of capital contributions. These capital contributions must be approved by the Ministry of Culture (“MOC”) or its local counterpart. On March 30, 2015, the State Administration of Foreign Exchange (“SAFE”) promulgated Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than principal-secured products issued by banks; (iii) granting loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises). In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the cash provided by our offshore financing activities to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new variable interest entities in the PRC.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from our initial public offering to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require our PRC subsidiaries to adjust its taxable income, in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries, as wholly foreign-owned enterprises in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. As of September 30, 2019, our PRC subsidiaries had no statutory reserve as we had accumulated deficit, therefore we are not obligated to set aside statutory reserve until we have retained earnings.

In response to the persistent capital outflow and the Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares.

Substantially all of our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from our initial public offering. Our reporting currency is the U.S. dollar while the functional currency for our PRC subsidiaries is RMB. Gains and losses from the re-measurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. During the period between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund (IMF)’s basket of currencies that make up the Special Drawing Right (SDR), along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ordinary shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on the price of our ordinary shares.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

In light of the flood of capital outflows of China in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If the local governments deem our contribution to be not sufficient, we may be subject to late contribution fees or fines in relation to any underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Currently, we are making contributions to the plans based on the minimum standards although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans as well as to pay late contribution fees and fines. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

If our shareholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

All of our shareholders who directly or indirectly hold shares in Huadi International and who are known to us as being PRC residents have completed the foreign exchange registrations required in connection with our recent corporate restructuring.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares – People’s Republic of China Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that Huadi International or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then Huadi International or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on the investment in our ordinary shares.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.

We are a company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See “Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares — People’s Republic of China Taxation.” As of September 30, 2019 and 2018, we did not record any withholding tax on the retained earnings of our subsidiaries in the PRC as we intended to re-invest all earnings generated from our PRC subsidiaries for the operation and expansion of our business in China, and we intend to continue this practice in the foreseeable future. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. We cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant tax authority or we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiaries to HK Beach, our Hong Kong subsidiary.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015. Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 698 and Circular 7, and may be required to expend valuable resources to comply with Circular 59, Circular 698 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 698 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 698 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Risks Related to Our Public Offering and Ownership of Our Ordinary Shares

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any March 31 before that time, in which case we would no longer be an emerging growth company as of the following September 30. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to accounting standards that are available to emerging growth companies.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.  As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq Listing Rule requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. The Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under Nasdaq Listing Rules with respect to certain corporate governance standards which may afford less protection to investors.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the Public Company Accounting Oversight Board (“PCAOB”), an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our ordinary shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The public offering price for our ordinary shares will be determined through negotiations between the underwriters and us and may vary from the market price of our ordinary shares following our public offering. If you purchase our ordinary shares in our public offering, you may not be able to resell those shares at or above the public offering price. We cannot assure you that the public offering price of our ordinary shares, or the market price following our public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our public offering. The market price of our ordinary shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

●	In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We have broad discretion in the use of the net proceeds from our public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our public offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our ordinary shares if the market price of our ordinary shares increases.

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The public offering price was determined by negotiations between us and the underwriters based upon a number of factors. The public offering price may not be indicative of prices that will prevail in the trading market.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. [●] shares will be outstanding immediately after this offering, if the firm commitment is completed and the underwriters do not exercise their over-allotment option. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The public offering price of our shares is substantially higher than the pro forma net tangible book value per ordinary share of our ordinary shares. Assuming the completion of the firm commitment offering and no exercise of the over-allotment option by the underwriters, if you purchase shares in this offering, you will incur immediate dilution of approximately $[●] or approximately [●]% in the pro forma net tangible book value per ordinary share from the price per ordinary share that you pay for the shares. Assuming the completion of the firm commitment offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $[●] or approximately [●]% in the pro forma net tangible book value per ordinary share from the price per ordinary share that you pay for the ordinary shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our ordinary shares could decline.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file annual reports with the Securities and Exchange Commission. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

After deducting the underwriting discount and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $[●] from this offering, assuming the over-allotment option is not exercised.

Offering
Gross proceeds	$
Underwriting discounts and commissions (7.5% of gross proceeds)	$
Underwriting non-accountable expenses	$
Miscellaneous underwriting expenses	$
Other offering expenses	$
Net proceeds	$

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Estimated Amount of Net Proceeds (US $)
Product research and development
Marketing and Business Development
New production equipment purchase
New business assessment and acquisition
Talent acquisition and training
Working capital
Total

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Under section 37(3)(f) of the Companies Law of Cayman Islands law, we may only pay dividends (A) out of profits, (B) out of our share premium account, if we passes the solvency test, which requires us to be solvent and be able to pay our debts as they fall due in the ordinary course of business before and after the dividend payment), (C) out of the proceeds of a fresh issue of shares made for the purposes of the redemption or purchase, or (D) out of capital if (i) it is authorized by our articles of association and (ii) provided that we passed the solvency test.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries. Dividend distributions from our PRC subsidiaries to us are subject to PRC taxes, such as withholding tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. See “Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

EXCHANGE RATE INFORMATION

Our financial information is presented in U.S. dollars. Our functional currency is Renminbi (“RMB”), the currency of the PRC. Transactions which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than the RMB are included in statements of operations as foreign currency transaction gains or losses. Our financial statements have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”, which was subsequently codified within Accounting Standard Codification (ASC) 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity. The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. (www.macrotrends.net).

Period Ended	High Rate	Low Rate	Period End Rate	Average Rate
2016	6.96	6.45	6.94	6.64
2017	6.96	6.48	6.51	6.76
2018	6.97	6.26	6.88	6.61
2019	7.18	6.69	6.96	6.91
2020 (until September 14, 2020)	7.17	6.83	6.85	7.02

The consolidated balance sheet balances, with the exception of equity at March 31, 2020, September 30, 2019 and 2018 were translated at RMB 7.0808, RMB 7.1477 and RMB 6.8680 to US $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of income and cash flows for the years ended March 31, 2020, September 30, 2019 and 2018 were RMB 7.0117, RMB 6.8753 and RMB 6.5368 to US $1.00, respectively.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. We do not currently engage in currency hedging transactions.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020 on a pro forma as adjusted basis giving effect to the completion of the firm commitment offering at an assumed public offering price of $[●] per share and to reflect the application of the proceeds after deducting the estimated placement fees. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

As of March 31, 2020

	Actual	Pro Forma As Adjusted (1)	Pro Forma As Adjusted with Full Exercise of Over-Allotment Shares
	US$	US$
Shareholders’ Equity
Ordinary Share, $0.0001 par value, 500,000,000 shares authorized, 20,000,000 shares issued and outstanding	2,000
Additional paid-in capital	22,531,620
Accumulated deficit	(827,498)
Accumulated other comprehensive income	2,149,268
Total equity attributable to Huadi International Group Co., Ltd.	23,855,390
Equity attributable to non-controlling interests	207,151
Total shareholders’ equity	24,062,541
Total capitalization	24,062,541

(1)	Reflects the sale of ordinary shares in this offering (excluding any over-allotment shares that may be sold pursuant to the over-allotment option) at an assumed initial public offering price of $[●] per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $[●].

Assuming the over-allotment option is not exercised, each $1.00 increase (decrease) in the assumed initial public offering price of $[●] per Ordinary Share would increase (decrease) the pro forma as adjusted amount of total capitalization by $[●], assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $[●], assuming no change in the assumed initial public offering price per Ordinary Share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary shares and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders at March 31, 2020 was $[●] or approximately $[●] per ordinary share. Net tangible book value per ordinary share as of March 31, 2020 represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

We will have [●] ordinary shares outstanding upon completion of the offering or [●] ordinary shares assuming the full exercise of over-allotment option. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after March 31, 2020, will be approximately $[●] or $[●] per ordinary share. This would result in dilution to investors in this offering of approximately $[●] per ordinary share or approximately [●]% from the assumed offering price of $[●] per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $[●] per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing ordinary shares based on the foregoing firm commitment offering assumptions.

	Offering Without Over-Allotment		Offering With Over-Allotment
Assumed offering price per ordinary share	$	[●]	$	[●]
Net tangible book value per ordinary share before the offering	$	[●]	$	[●]
Increase per ordinary share attributable to payments by new investors	$	[●]	$	[●]
Pro forma net tangible book value per ordinary share after the offering	$	[●]	$	[●]
Dilution per ordinary share to new investors	$	[●]	$	[●]

POST-OFFERING OWNERSHIP

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering under firm commitment offering assumptions, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased			Total Consideration				Average Price
	Amount	Percent		Amount		Percent		Per Share
FIRM COMMITMENT OFFERING
Existing shareholders	[●]	[●]	%	$	[●]	[●]	%	$	[●]
New investors	[●]	[●]	%	$	[●]	[●]	%	$	[●]
Total	[●]	[●]	%	$	[●]	[●]	%	$	[●]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” beginning on page 13 of this prospectus. All amounts included herein with respect to the fiscal years ended September 30, 2019 and 2018 are derived from our audited consolidated financial statements (“Annual Financial Statements”) included elsewhere in this prospectus. These Annual Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Overview

Huadi International Group Co., Ltd. (“Huadi Steel,” “the Company,” “we,” “us”, “our” and similar terms) was incorporated in the Cayman Islands, with limited liabilities on September 27, 2018. Our operating company was established in 1998 in Zhejiang, China as a Private Limited Company in Medium and Heavy Industry. Our main business operation focuses on new products development, manufacturing, marketing and sales of stainless steel DOM pipes, tubes and stainless steel bar. The majority of our products are used in infrastructure and non-residential construction applications. We also supply products for use in the thermal and nuclear power plants, automotive, oil and gas, agricultural and industrial equipment, chemical engineering, and electricity markets. We manufacture many of our products to operate under specialized conditions, including in load-bearing, high-pressure, corrosive and high-temperature environments.

We are a leading manufacturer of industrial stainless steel seamless pipes and tubes products with extensive distribution facilities and network for over twenty (20) provinces in China. We have also offered a broad range of products exported to twenty (20) countries and regions as United States, Mexico, Thailand, Australia, Argentina, Taiwan, India, the Philippines, UAE and Canada. Our products are widely used in the oil & gas transmission, chemistry engineering, food processing, medical devices, aeronautics and astronautics, boiler, irrigation works construction, electricity, automobile, naval architecture, paper mill and mechanical industries. Our facilities have been certified with the ISO9001 and ISO14001 quality management systems.

Key Factors Affecting Our Results

Our results are primarily derived from the sale of steel pipe and tube products to various infrastructure and non-residential end markets in China and some other foreign countries. Our business is therefore dependent upon construction activity in these sectors of the economy. The historical performance and outlook for our business is influenced by numerous factors, including the following:

●	Fluctuations in Prices of Steel and Other Costs - Fluctuations in steel prices can lead to volatility in the pricing of our products, which influences the buying patterns of our customers. Because the cost of steel coil represents over half of our total cost of sales, higher or lower cost steel affects our gross margins. Increases in the market price of steel typically enable us to raise our selling prices. To a lesser extent, our gross margins and selling prices can also be impacted by the prices of other raw materials, transportation and labor.

●	Economic Cycles - In addition to fluctuations in steel prices, demand for the products we manufacture is dependent on general economic cycles and infrastructure and non-residential construction end markets.

●	Inventory Levels - Customer and other manufacturer inventory levels of steel pipe and tube products can change significantly from period to period. During periods of rising steel prices, our customer base has demonstrated the desire to build inventory levels. During periods of decreasing steel prices, our customer base typically reduces inventory levels. We use a number of supply chain and inventory management techniques to help us mitigate the effect of these fluctuations.

●	General Competition - Several of our products have historically faced significant competition both in China and some foreign markets, and we have successfully competed against our competitors with excellent customer service, high quality products and rapid fulfillment of customer orders. However, our business could be adversely affected by competitors who reduce prices, improve on-time delivery and take other competitive actions, which may reduce our customers’ purchases of products from us.

●	Fluctuations in Foreign Currency Exchange - We sell a significant portion of our products in countries outside of China (approximately 27.34% and 41.51% based on 2019 and 2018 revenues respectively). Historically, we have relied on lower wages and favorable exchange rates in China to make our products sold abroad competitive in price. If in any circumstances, China’s currency appreciates against the U.S. dollar, our advantage in price competitiveness might be impacted. To the extent the Chinese RMB start to appreciate, our products could become more expensive and, as a result, less attractive to potential customers in other countries.

●	As a result of the COVID-19 pandemic, we had a decrease in revenue in first and second quarter 2020 as our businesses has been negatively impacted by the pandemic. For a detailed description of the risks associated with the novel coronavirus, see Recent Developments and “Risk Factors—Risks Related to Our Business and industry—Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.” Because of the significant uncertainties surrounding the COVID-19 outbreak, the extent of the business disruption and the related financial impact cannot be reasonably estimated at this time.

Results of Operations

For the six months ended March 31, 2020 and 2019

The following table summarizes the results of our operations for the six months ended March 31, 2020 and 2019, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

(All amounts, other than percentages, in thousands of U.S. dollars)

	March 31, 2020		March 31, 2019
Statement of Operations Data:	Amount	As % of Sales	Amount	As % of Sales	Amount Increase (Decrease)	Percentage Increase (Decrease)

Revenues	$25,557	100.00%	$32,133	100.00%	$(6,576)	(20.46)%
Cost of revenues	19,260	75.36%	25,541	79.49%	(6,281)	(24.59)%
Gross profit	6,297	24.64%	6,592	20.51%	(295)	(4.48)%
Operating expenses Selling, general and administrative expenses	1,953	7.64%	2,397	7.46%	(443)	(18.49)%
Research and development costs	834	3.26%	1,047	3.26%	(213)	(20.34)%
Provision and impairment charges	-		-	-
Total operating expenses	2,787	10.91%	3,443	10.71%	(656)	(19.05)%
Income from operations	3,510	13.73%	3,149	9.80%	361	11.46%
Other income (expenses)
Interest income (expense), net	(1,042)	(4.08)%	(1,053)	(3.28)%	11	(1.04)%
Other income (expense), net	554	2.17%	231	0.72%	323	139.83%
Total other expenses, net	(488)	(1.91)%	(822)	(2.56)%	334	(40.63)%
Income before income taxes	3,022	11.82%	2,327	7.24%	695	29.87%
Provision for income taxes	(341)	(1.33)%	(287)	(0.89)%	(54)	18.82%
Net income	$2,681	10.49%	$2,040	6.35%	$641	31.42%

Revenues

Revenues decreased by approximately $6.58 million or 20.46%, to approximately $25.56 million for the six months ended March 31, 2020 from approximately $32.13 million for the six months ended March 31, 2019. The decrease in revenues was primarily driven by temporary emergency public health measures imposed by the government to stop the spread of coronavirus, which have caused material disruption to businesses globally resulting in an economic slowdown.

Impact of COVID-19

Beginning in late 2019, an outbreak of a novel strain of coronavirus (COVID-19) first emerged in China and has spread globally. In March 2020, the World Health Organization (“WHO”) declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak.

Zhejiang Province, where we conduct a substantial part of our business, was materially impacted by COVID-19. We followed the recommendations of local health authorities to minimize exposure risk for our employees, including the temporary closure of our offices and suspension of marketing activities, and having employees work remotely. Our on-site work was not resumed until March 2020 upon approval from the local government. Due to the extended lock-down and self-quarantine policies in China, we experienced significant business disruption during the lock-down period from February to mid-March 2020. The production of our production facility and logistics services were suspended since early February and did not resume until late February and has since been picking up slowly after China reopened businesses nationwide.

The full extent to which the COVID-19 outbreak in China impacts our financial condition and results of operations for our fiscal year ending September 30, 2020 is uncertain and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions necessary to contain the COVID-19 outbreak or treat its impact, the disruption to the general business activities of China and the impact on the economic growth and business of our production facility and distributors for the foreseeable future, among others.

In light of this uncertainty, we are closely monitoring the development of the COVID-19 pandemic and will plan to continually assess its potential impact to our business. We have observed an increase in sales for the second fiscal quarter ending March 31, 2020 compared to the same period of 2019 and expect our sales and net income for the fiscal year ending September 30, 2020 to remain at the same level the last fiscal year given the continuous impact of COVID-19 on our business activities and general economic and financial conditions in China.

The following table presents our top 5 markets by net revenues for the six months ended March 31, 2020 and 2019.

	March 31, 2020		March 31, 2019
Top 5 Markets:	Sales Amount (In USD)	As % of Sales	Sales Amount (In USD)	As % of Sales
China	$18,154,798	71.04%	$22,867,488	71.16%
India	3,357,642	13.14%	1,302,328	4.05%
US	1,785,980	6.99%	3,908,350	12.16%
Australia	749,467	2.93%	87,802	0.27%
Canada	541,050	2.12%	1,422,032	4.43%
Other foreign countries	968,470	3.78%	2,545,105	7.93%

The following table presents our estimated revenue percentage generated from major market sectors for the six months ended March 31, 2020 and 2019.

	2020	2019
Oil & Gas	25%	20%
Electrical Energy	13%	7%
Automotive & Railway	23%	52%
Industrial	40%	21%

Gross profit

Our gross profit decreased by approximately $0.30  million, or 4.48%,  to approximately $6.30 million for the six months ended March 31, 2020 from approximately $6.59 million for the same period in 2019. Gross profit margin was 24.64% for the six months ended March 31, 2020, as compared to 20.51% for the same period in 2019. The slight decrease in our gross profit was primarily driven by the decline of sales revenue, partially offset by the increase of our gross margin rate. The increase of gross margin rate was primarily attributable to (1) we raised our product price to certain customers during the pandemic due to the intensified demand of our products in the market and (2) we successfully developed technique to manufacture pipe and tube made of SA-213TP347H, a special stainless alloy with niobium, which offers higher gross margin (approximately 32%) than other products.

Selling, general and administrative (“SGA”) expenses

SGA expenses decreased by approximately $0.44 million, or 18.49%, to approximately $1.95 million for the six months ended March 31, 2020 from approximately $2.40 million for the same period in 2019. The decrease of SGA expenses was mainly due to the decreased freight expenses and agent fees for our decreased domestic and international sales.

Research and development (“R&D”) expenses

Our research and development expenses decreased approximately $0.21 million, or 20.34%, to $0.83 million for the six months ended March 31, 2020 from approximately $1.05 million for the same period in 2019. The decrease was due to we conducted less research and development activities during the COVID-19 lockdown period.

Interest income (expense), net

Our interest expense (net) decreased by $0.01 million to approximately $1.04 million for the six months ended March 31, 2020 from approximately $1.05 million for the same period in 2019.  The slight decrease of interest expense was mainly due to decreased outstanding bank loan amount we had during the six months ended March 31, 2020 comparing to the same period in 2019.

Other income (expenses), net

Our other income increased by $0.32 million to approximately $0.55 million for the six months ended March 31, 2020 from approximately $0.23 million for the same period in 2019.  During the six months ended March 31, 2020, we sold a discontinued manufacturing plant for 5 million RMB (approximately $0.71 million), the gain on this transaction was recorded as other income on the Company’s consolidated financial statements.

Provision for income taxes

Our provision for income taxes was approximately $0.34 million for the six months ended March 31, 2020, an increase of approximately $0.05 million from approximately $0.29 million  for the same period in 2019 due to increased net income before income taxes.

For the years ended September 30, 2019 and 2018

The following table summarizes the results of our operations for the years ended September 30, 2019 and 2018, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

(All amounts, other than percentages, in thousands of U.S. dollars)

	September 30, 2019		September 30, 2018
Statement of Operations Data:	Amount	As % of Sales	Amount	As % of Sales	Amount Increase (Decrease)	Percentage Increase (Decrease)

Sales	$65,518	100.00%	$60,386	100.00%	$5,132	8.50%
Cost of revenues	50,896	77.68%	47,143	78.07%	3,753	7.96%
Gross profit	14,622	22.32%	13,243	21.93%	1,379	10.41%
Operating expenses
Selling, general and administrative expenses	4,467	6.82%	3,342	5.53%	1,125	33.66%
Research and development costs	1,777	2.71%	1,447	2.40%	330	22.81%
Bad debt	-	-%	257	0.43%	(257)	(100)%
Total operating expenses	6,244	9.53%	5,046	8.36%	1,199	23.75%
Income from operations	8,378	12.79%	8,197	13.57%	181	2.21%
Other income (expenses)
Interest income (expense), net	(2,149)	(3.28)%	(2,083)	(3.45)%	(66)	3.17%
Other income (expense), net	222	0.34%	471	0.78%	(249)	(52.87)%
Total other income (expense), net	(1,927)	(2.94)%	(1,612)	(2.67)%	(315)	19.54%
Income before income taxes	6,451	9.85%	6,585	10.9%	(134)	(2.03)%
Income tax provision	1,005	1.53%	1,337	2.21%	(332)	(24.83)%
Net income	$5,446	8.31%	$5,248	8.69%	$198	3.77%

Sales

Sales increased by approximately $5.13 million or 8.50%, to approximately $65.52 million for the year ended September 30, 2019 from approximately $60.39 million for the year ended September 30, 2018. The increase in revenues was primarily driven by our expansion in domestic market, especially in the domestic automotive & railway market sector, as well as the oil & gas sector.

The following table presents revenue by geographic areas for the years ended September 30, 2019 and 2018, respectively.

	September 30, 2019		September 30, 2018
Top 5 International Markets:	Sales Amount (In USD)	As % of Sales	Sales Amount (In USD)	As % of Sales
China	$47,606,489	72.66%	$35,457,131	58.70%
India	3,795,089	5.79%	13,497,542	22.35%
US	8,285,920	12.65%	5,542,392	9.18%
Canada	2,039,051	3.11%	2,745,347	4.55%
Taiwan	1,400,632	2.14%	739,810	1.23%
Other foreign countries	2,391,135	3.65%	2,403,782	3.98%

The following table presents our estimated revenue percentage generated from major market sectors for the years ended September 30, 2019 and 2018.

	2019	2018
Oil & Gas	31%	14%
Electrical Energy	17%	39%
Automotive & Railway	24%	16%
Other Industrial Applications	28%	31%

Gross profit

Our gross profit increased by approximately $1.38 million, or 10.41%, to approximately $14.62 million for the year ended September 30, 2019 from approximately $13.24 million for the year ended September 30, 2018. Gross profit margin was 22.32% for the year ended September 30, 2019, as compared to 21.93% for the year ended September 30, 2018. The increase of gross profit was consistent with the increase of revenues for fiscal 2019 as compared to fiscal 2018. The slight increase of gross profit margin was mainly due to improved manufacturing technique which increased efficiency and decreased defect rate.

Selling, general and administrative (“SGA”) expenses

Selling, general and administrative expenses increased by approximately $1.13 million, or 33.66% to approximately $4.47 million for the year ended September 30, 2019 as compared to approximately $3.34 million for the year ended September 30, 2018. The increase of SGA expenses was mainly due to increased freight expenses for our international and domestic sales, and increased travelling and agency expenses related to the increased sales activities.

Research and development (“R&D”) expenses

Research and development expenses increased by approximately $0.33 million, or 22.81% to approximately $1.78 million for the year ended September 30, 2019 as compared to approximately $1.45 million for the year ended September 30, 2018. Management is committed to expanding our research and development activities.

Interest income (expense)

Our interest expense (net) increased by $0.07 million, or 3.37%  to $2.15 million for the year ended September 30, 2019, from $2.08 million for the year ended September 30, 2018.  The increase of interest expense was mainly due to increased bank borrowing in fiscal 2019 as compared to fiscal 2018.

Income tax provision

Our income tax provision was approximately $1.01 million for the year ended September 30, 2019, a decrease of $0.33 million, or 24.63 % from approximately $1.34 million for the year ended September 30, 2018 mainly because during 2019 fiscal year the Company was entitled High and New Technology Enterprise (“HNTE”) and enjoyed preferential tax rate of 15% for a three-year validity period from 2019 fiscal year, while the Company was still subject to 25% corporate income tax for the 2018 fiscal year.

Cash Flow Summary

	Six Months Ended March 31	Year Ended September 30,	Year Ended September 30,
	2020	2019	2018
Net cash provided by (used in) operating activities	$1,250,191	$2,346,607	$1,209,770
Net cash (used in) provided by investing activities	279,804	(912,702)	(527,755)
Net cash (used in) provided by financing activities	(2,924,244)	(3,489,887)	943,471
Effect of exchange rate changes on cash and cash equivalents	42,106	(125,041)	(196,191)
Net increase (decrease) in cash and cash equivalents	$(1,352,143)	$(2,181,023)	$1,429,295
Cash, cash equivalents and restricted cash, beginning of period	3,016,672	5,197,695	3,768,400
Cash, cash equivalents and restricted cash, end of period	1,664,529	3,016,672	5,197,695

Operating Activities:

Net cash provided by operating activities for the six months ended March 31, 2020 was approximately $1.25 million, which was primarily attributable to a net profit approximately $2.68 million, adjusted for non-cash items for approximately $0.25 million and adjustments for changes in working capital approximately $1.18 million. The adjustments for changes in working capital mainly included:

(i)	decrease in accounts receivable of approximately $7.17 million – our accounts receivable decreased significantly due to our accelerated collection from both our international and domestic projects. For the six months ended March 31, 2020, we had an overall sales outstanding of 79 days compared with 84 days for the fiscal year 2019;

(ii)	increase in inventory of approximately $9.35 million – we had a significant amount of inventory as of March 31, 2020, of which 63% is raw materials. During the COVID-19 pandemic, we had experienced supply disruption of raw materials which caused significant delay to our product delivery. We ordered a significant amount of raw materials to prevent supply disruption and hedge against price increase risk due to short supply;

(iii)	decrease in notes payable of approximately $1.86 million – notes payable consists of bank acceptance note we issue to our supplier for procurement;

(iv)	decrease in other receivables of approximately $2.85 million;

Net cash provided by operating activities for the year ended September 30, 2019 was approximately $2.35 million, which was primarily attributable to a net profit approximately $5.45 million, adjusted for non-cash items for approximately $0.96 million and adjustments for changes in working capital approximately $4.06 million. The adjustments for changes in working capital mainly included:

(i)	decrease in inventory of approximately $3.57 million – our inventory decreased significantly due to our increased sales during 2019 fiscal year as compared to 2018 fiscal year. For the year ended September 30, 2019, we had an overall Days Sales of Inventory of 143 days compared with 168 days in fiscal year 2018;

(ii)	decrease in notes receivable of approximately $2.61 million and decrease in notes payable of approximately $3.80 million – notes receivable consists of bank acceptance note we received from our customers while notes payable consists of bank acceptance note we issue to our supplier for procurement;

(iii)	increase in advances to suppliers of approximately $4.07 million – we paid a significant amount to one major supplier, which is a related party to the Company, in advance during the fiscal year of 2019 as some of our bank loans are required by our lending banks to be directly deposited into our suppliers’ bank account once those loans were released. This is a common practice implemented by the bank to reduce their risk in China and we are able to negotiate a favorable purchasing term with our major supplier in exchange of the significant advance payment;

(iv)	decrease in advance from customer of approximately $4.26 million, primarily because of our product delivery to our customers which offsets their outstanding advance payments;

Net cash provided by operating activities for the fiscal year ended September 30, 2018 was approximately $1.21 million, which was primarily attributable to a net profit approximately $5.25 million, adjusted for non-cash items for approximately $0.93 million and adjustments for changes in working capital approximately $4.97 million. The adjustments for changes in working capital mainly included:

(i)	increase in accounts receivable of approximately $2.91 million – our accounts receivable increased due to our growth of sales, especially in India. For the fiscal year ended September 30, 2018, we had an overall sales outstanding of 91 days. We supplied a significant portion of our products to market sectors of oil & gas and electrical energy which are generally public owned entities, and the typical payment term with those customers is 6 month. When our customers request for payment extension, we carefully review the background of the projects and the status of each construction project. We only grant payment extension to our customers when they have healthy financial standings, have no records of delinquent payments and can demonstrate their ability to continuing making the payments. Our management team believes that the risk of writing off the accounts receivable is low because of the involvement of various levels of governments;

(ii)	decrease in advances to suppliers of approximately $7.09 million primarily due to the increased purchase of raw materials, which offsets the outstanding advance balance, to support our growing orders generated from both domestic and international markets;

(iii)	decrease in accounts payable of approximately $7.45 million;

(iv)	increase in advance from customers of approximately $3.48 million due to increased deposits we collected from customers for their orders;

(v)	decrease in other payables of approximately $4.83 million.

Investing Activities:

Net cash provided by investing activities was $279,804 for the six months ended March 31, 2020. It was primarily attributable to the sales of a discontinued manufacturing plant during the period.

Net cash used in investing activities was $912,702 for the year ended September 30, 2019. It was primarily attributable to the addition of fixed assets for production needs during the fiscal year.

Net cash used in investing activities was $527,755 for the year ended September 30, 2018. It was primarily attributable to the addition of fixed assets for production needs during the fiscal year.

Financing Activities:

Net cash used in financing activities was approximately $2.92 million for the six months ended March 31, 2020. It was primarily attributable to the net repayments of bank borrowings with an approximate amount of $0.93 million, plus net repayments of loans from related parties with the approximate amount of $2.00 million.

Net cash used in financing activities was approximately $3.49 million for the year ended September 30, 2019. It was primarily attributable to the net repayments of bank borrowings with an approximate amount of $6.89 million, plus net proceeds received from related parties with the approximate amount of $3.40 million.

Net cash provided by financing activities was approximately $0.94 million for the year ended September 30, 2018. It was primarily attributable to the cash outflow to the net proceeds received from bank loans and related parties with the approximate amount of $0.33 million and $0.61 million, respectively.

Liquidity and Capital Resources

Primary Sources and Uses of Liquidity

Our primary sources of liquidity consist of existing cash balances, cash flows from our operating activities and availability under our revolving credit facility. Our ability to generate sufficient cash flows from our operating activities is primarily dependent on our sales of steel pipe, tube and ancillary products to our customers at margins sufficient to cover fixed and variable expenses.

As of March 31, 2020, September 30, 2019 and 2018, we had cash and cash equivalents of $796,381, $1,057,992, and $1,308,378, respectively. We believe that our current cash, cash to be generated from our operations and access to help from our related party will be sufficient to meet our working capital needs for at least the next twelve months. However, we do not have any amounts committed to be provided by our related party. We are also not dependent upon this offering to meet our liquidity needs for the next twelve months. However, we plan to expand our business to implement our growth strategies in the water supply market and strengthen our position in the marketplace. To do so, we will need more capital through equity financing to increase our production and meet market demands.

Substantially all of our operations are conducted in China and a majority portion of our revenues, expense, cash and cash equivalents are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict its ability to convert RMB into U.S. Dollars.

Accounts Receivable

As of March 31, 2020, September 30, 2019 and 2018, the Company had accounts receivable net of allowance of $7.53 million, $14.50 million and $16.09 million, respectively. The Company’s customers are for the most part, various levels of government and state-owned entities. Due to the nature of the customers and the practice of the industry, the Company generally allows credit period of 6 months to its customers. However, our customers sometimes still require additional time for payment, depending on their internal cash flow budget or various levels of approvals. Due to uncertainty of the timing of collection, the Company established allowance for doubtful account based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The following is an aged analysis of accounts receivables (net of allowance for doubtful accounts):

	As of September 30,
	2019	2018
Less than 1 year	$12,534,371	$12,985,259
1 – 2 years	822,351	1,507,387
2 – 3 years	467,171	832,746
Greater than 3 years	675,946	762,776
Accounts receivable, net	$14,499,839	$16,088,168

The Company recorded bad debt write-off of $33,612 and $40,101 during the years ended September 30, 2019 and 2018, respectively.

The Company does not believe it has a material collection risk under its business model, nor does it believe that macroeconomic issues and the COVID-19 will have a negative impact on its collectability, as most of our major customers are large-size corporations with sufficient liquidity. The Company expects   the business will continue to grow due to innovation and the urbanization process in China. Thus, the Company does not believe the collection issues will impact its liquidity adversely.

Credit Facility

We mainly finance our operations through short-term revolving loans provided by a syndicate of banks, as listed in Note 10 under our Consolidated Financial Statements. As of March 31, 2020, we had 31 outstanding short-term loans provided by five (5) banks, totaling RMB 218,567,581 in the aggregate, or approximately $30.87 million. Each of these borrowings has a term of six months to one year and, as per our agreement with these banks, all of the loans can be renewed and funds can be accessed immediately when the outstanding principal and interest are repaid in full. This ensures that each loan can be repaid on time by both our working capital and the funds from the prior loan. Some of these loans have fixed interest rate while others have a variable rate. The average interest rate was 5.58% for the outstanding bank loans as of March 31, 2020.

Capital Expenditures

Our capital expenditures consist primarily of expenditures for the purchase of fixed assets as a result of our business growth. Our capital expenditures amounted to $0.38 million for the six months ended March 31, 2020, $0.91 million and $0.53 million for the years ended September 30, 2019 and 2018, respectively.

Contractual Obligations

There were no significant contractual obligations and commercial commitments, other than our bank borrowings as disclosed in Credit Facility section, as of March 31, 2020, September 30, 2019 and 2018.

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the six months ended March 31, 2020 and for the years ended September 30, 2019 and 2018, that have or that in the opinion of management are likely to have, a current or future material effect on our consolidated financial condition or results of operations.

Future Related Party Transactions

After completion of this Offering, the Corporate Governance Committee of our Board of Directors (which we will establish and which will consist solely of independent directors) must approve all material related party transactions. All related party transactions will be made or entered into on terms that are no less favorable to use than can be obtained from unaffiliated third parties.

Impact of Inflation

We do not believe the impact of inflation on our Company is material. Our operations are in China and China’s inflation rates have been relatively stable in the last three calendar years: 2.9% for 2019, 2.1% for 2018, and 1.6% for 2017.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. Our PRC subsidiaries may purchase foreign exchange from relevant banks and make distributions to offshore companies after completing relevant foreign exchange registration with the SAFE. Our offshore companies may inject capital into or provide loans to our PRC subsidiaries through capital contributions or foreign debts, subject to applicable PRC regulations. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

Under PRC law, each of our affiliates in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reached 50% of its registered capital, after which any mandatory appropriation stops. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of the companies. As of March 31, 2020, our PRC subsidiaries had no statutory reserve as we had accumulated deficit, therefore we are not obligated to set aside statutory reserve until we have retained earnings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Exchange Risk

All of our revenues and substantially all of our expenses are denominated in RMB. In our consolidated financial statements, our financial information that uses RMB as the functional currency has been translated into U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. The PRC government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar, though there have been periods when the RMB has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the RMB to depreciate by approximately 2% against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how the relationship between the RMB and the U.S. dollar may change again.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. Our market risk exposure is generally limited to those risks that arise in the normal course of business, as we do not engage in speculative, non-operating transactions, nor do we utilize financial instruments or derivative instruments for trading purposes.

Commodity Price Risk

Our revenue is exposed to the market risk of price fluctuations related to the sale of our steel pipe. Prices for the steel pipe that we sell are generally determined by market forces. These prices may be influenced by factors such as supply and demand, production costs (including the costs of our raw materials) and global and domestic economic growth. Adverse changes in any of these factors may reduce the revenue that we receive from the sale of our steel pipe. Our costs are also exposed to fluctuations in prices for the purchase, processing and production of metal scrap, steel billets and other raw material inputs. Historically, we have generally been able to pass along price increases to our customers; however, we may be unable to do so in the future. We do not engage in commodity price hedging activities.

BUSINESS

Overview

Huadi International Group Co., Ltd. (“Huadi International,” “the Company,” “we,” “us”, “our” and similar terms) was incorporated in the Cayman Islands, with limited liabilities on September 27, 2018. The operating company, Huadi Steel Group Limited (“Huadi Steel”), was established in 1998 in Zhejiang, China as a Private Limited Company in Medium and Heavy Industry. Our main business operation focuses on new products development, manufacturing, marketing and sales of stainless steel seamless pipes, tubes and stainless steel bar.

We are a leading manufacturer of industrial stainless steel seamless pipes and tubes products with extensive distribution facilities and network for over twenty (20) provinces in China. We have also offered a broad range of products exported to twenty (20) countries and regions as United States, Mexico, Thailand, Australia, Argentina, Taiwan, India, the Philippines, UAE and Canada. Our products are widely used in the oil & gas transmission, chemistry engineering, food processing, medical devices, aeronautics and astronautics, boiler, irrigation works construction, electricity, automobile, naval architecture, paper mill and mechanical industries. Our facilities have been certified with the ISO9001 and ISO14001 quality management system.

We are a nationally-recognized brand and our company have a big presence across domestic and international steel pipes industry with enhanced market prospects. Our core product “HuaGang” stainless steel seamless pipe has been recognized as well-known trademark by the State Administration for Industry and Commerce of China. We have been rewarded as China Top 500 Private Manufacturing Enterprises, High-Tech Enterprise of Zhejiang, Prestigious Brand of Zhejiang Province, Technology Innovation Model Company, Distinguished Enterprise for Employment as well as National AAA Grade Enterprise with distinctive rating of corporate credit status of PRC recorded with the People’s Bank of China.

We are offering a comprehensive range of products with a specialty in high-end products such as 347H corrosion and acid-resistant stainless steel seamless pipes, S32205 duplex stainless steel plates and automobile steel plates, bright steel pipes as well as precision tubes. We manufacture products by using innovative technologies as cold-rolling and perforation with product test and certification. Our leading-edge products are especially valuable for sustainable development of our company.

Industry Overview

All the information and data presented in this section have been derived from Deloitte’s industry report in second half of 2019 and 2018 titled “Overview of the Steel and Iron Ore Market,” unless otherwise noted (https://www2.deloitte.com/ru/en/pages/research-center/articles/overview-of-steel-and-iron-market.html). The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all. The reports did not adjust forecasts for the impact of the COVID-19 pandemic.

Steel production in China

In the first half of 2019, China’s steel production shot up 9.9 percent while production in the rest of the world fell by 0.7 percent. One-third of steel consumption in China (excluding construction) is used in manufacturing, including shipbuilding, the automotive sector, household appliances, electronics and industrial goods. The sizable gap between China and the rest of the world continues to grow and the contrast likely will remain: by lowering import duties in anticipation of a trade dispute with the United States, Chinese metals companies achieved record productivity indicators in the first half of 2019.

Total industrial production in China rose by 6 percent in the first half of 2019, compared to 7.1 percent in the first half of 2018 and hit a 17-year low of 4.8 percent in July 2019. It would seem that the trade war with the US has hit industrial production and capital investment in the Chinese manufacturing industry. Nonetheless, the government will likely be able to offset any weakness in demand with targeted or general stimulus, which will mitigate the severity of any slowdown. It is also estimated that the Chinese government’s efforts to support economic growth and avoid a protracted slump will lead to renewed growth in 2021, forecast at 3 percent.

In 2018, China’s steel production reached more record highs, peaking at 2.7 million tons per day in June compared to last year’s record of 2.5 million tons per day. This is an equivalent of 950 million tons per annum provided that high prices continue to prop up output. However, the Chinese government is likely to periodically impose restrictions on steel production volumes in 2018-2019 based on environmental considerations.

Nevertheless, significant production growth in first half of 2018 makes it possible to expect annual production growth at 4.5 percent versus 3 percent in 2017. In 2019, growth is set to be moderate and is likely to reach just 1 percent on the back of weak demand for steel in the construction industry and lower inventories due to lower prices.

Consumption in China

In 2018, China accounted for 51 percent of global steel demand, while Asia as a whole comprises 70 percent. Consumption in China is, therefore, of critical importance to the global steel market. The construction sector, including the infrastructure and real estate segments, is the most important driver of demand in China, accounting for almost two-thirds of its steel consumption.

The current economic conditions negatively affect steel consumption in China. Despite the significant GDP growth in 2017 and first half of 2018, the pace of fixed investment is slowing down. Overall, in 2017, fixed investment increased by 7.2 percent compared to the peak level of 9.2 percent reached in March 2017. Meanwhile, in June 2018, fixed investment fell to 6 percent, a record low in the history of measurement since 1997. The industrial growth accelerated from 6 percent in 2016 to 6.6 percent in 2017. However, according to the EIU, it would slow down t o6.4 percent in 2018 when lending conditions are tightened. The Chinese government’s decision not to hike interest rates will negatively impact the industrial growth and has already resulted in a weaker yuan versus USD, which is aggravated by the trade dispute between China and the US.

The construction sector, including the infrastructure and real estate segments, will remain critical to the overall demand for steel in China, as it accounts for almost two-thirds of the country’s steel consumption. Meanwhile, access to mortgage loans in China worsened. In June 2018, the government scaled back China Bank’s program for providing new housing, which accounted for up to 25 percent of the total housing lending in 2017.

In an environment of economic slowdown, the government would strive to increase financial liquidity, funneling it to small and medium business as opposed to housing or infrastructure to avoid a corporate/private debt bubble in the latter segments. One third of China’s steel consumption (ex-construction) is used in shipbuilding, the automotive industry, consumer, electronics and industrial goods production. In 2017, the automotive industry’s output rose by 3.2 percent, which is significantly below the 14 percent level reached in 2016. The 2017 slowdown can be partially attributed to a reduction in tax benefits for new car purchases and ownership restrictions intended for combating pollution. The automotive industry’s growth accounts for 10 percent of the total demand for steel in China and is set to remain relatively low (below 5 percent) in 2018-2019.

After a slow start in 2018, the total steel consumption in China accelerated in March to May, with the EIU expecting it to increase by 2.5 percent this year. Later, China’s GDP is likely to contract due to lower construction activity in second half of 2018 year, which is likely to result in inventory accumulation, given the high steel output. Hence, in 2019, steel consumption growth in China is expected to fall to 1 percent in 2019.

Corporate Structure

Below is a chart illustrating our current corporate structure:

Huadi International Group Co., Ltd. (“Huadi International”) was incorporated on September 27, 2018 under the laws of Cayman Islands. Under its memorandum of association, Huadi International is authorized to issue 500,000,000 ordinary shares of a single class, par value $0.0001 per ordinary share. There are 20,000,000 ordinary shares issued and outstanding. Huadi International is a holding company and is currently not actively engaging in any business. Huadi International’s registered agent is Harneys Fiduciary (Cayman) Limited and its registered office is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

Yongqiang Tuoxing Limited (“Yongqiang Tuoxing”) was incorporated on October 2, 2018 under the laws of British Virgin Islands. Under its memorandum of association, Yongqiang Tuoxing is a wholly owned subsidiary of Huadi International. Yongqiang Tuoxing is a holding company and is currently not actively engaging in any business. Yongqiang Tuoxing’s registered agent is Harneys Corporate Services Limited and its registered office is at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands.

Hong Kong Beach Limited (“HK Beach”) was incorporated on November 7, 2018 under the laws of Hong Kong SAR. HK Beach is a wholly owned subsidiary of Yongqiang Tuoxing. It is a holding company and is not actively engaging in any business.

Wenzhou Hongshun Stainless Steel Limited (“Hongshun”) was incorporated on June 3, 2019 under the laws of PRC. Hongshun is a wholly owned subsidiary of HK Beach. It is a holding company and is not actively engaging in any business.

Huadi Steel Group Limited (“Huadi Steel”) was incorporated on November 12, 1998 under the laws of PRC. Huadi Steel is a 99% owned subsidiary of Hongshun. It is our operating entity that engages in the manufacture and distribution of industrial steel pipe and tube products.

Our Products

We offer a comprehensive range of products to provide the benefits of a “design-build shop” to approximately 400 steel pipe and tube customers with numerous customer relationships of over 15 years in length. We produce over 3,000 distinct pipe and tube products in a broad range of materials, sizes and shapes and we believe we are one of the leading manufacturer in China of certain steel products, such as automotive 304L and 347H stainless steel pipes which are widely used in hydraulic mechanisms, automotive applications such as brake systems, steering columns and axles, and various other industrial applications. Consequently, we are able to customize our product offerings based on customers’ project demand, whether it’s highly corrosive environment such as chemical waste transmission line pipe or extremely pressured thermal power generator pipe, or mix of both, we can make it and deliver on time.

We employ a broad array of finishing techniques, most importantly Cold Drawn Seamless (“CDS”) which is the technique used for manufacturing all our products, and this differentiates us from other steel pipe manufacturers that employ alternative finishing techniques such as Electric Resistance Weld (“ERW”). CDS pipe/tubing is widely used for applications where precise dimensional and mechanical tolerances are required. The product is manufactured by drawing steel billet over a mandrel through a precision ground die, creating a tube with uniform grain structure, hardness and a high degree of dimensional accuracy.

Unlike welded pipe, CDS pipe creates a seamless connection and is ideal for more stressful applications requiring higher quality, increased mechanical properties, uniformity, strength, and soundness. This feature, together with some of specialty alloy materials, expand our product applications to almost all industries that require high reliability under extreme environment, such as corrosive, high temperature, or highly pressured.

Depending on each client’s specific needs, we will order suitable alloy from our long-term partnered suppliers and our staff will then process raw materials through the production line. As raw material and direct labor coat combined accounts for more than 80% of the total product cost, yield rate, or the percentage of non-defective items of all produced items, is critical to the profitability.

For the last 12-month period, we estimate our yield rate was around 98%.

In addition, we estimate the utilization level for our overall manufacturing capacity, which is largely dependent on the proportion of time that manufacturing equipment is used, around 70%. We believe that the strong demand for our products and sustained strength in our products’ end markets present us with a number of opportunities to flexibly grow production and sales by increasing utilization across our portfolio of manufacturing processes. We also believe that our industry leading scale and advantaged geographic footprint, together with our sophisticated logistics and manufacturing facilities’ production flexibility, uniquely position us to optimize our capacity by rapidly responding to improving market conditions.

Industries	Percent of sales (LTM Period)	Selected Key Products by Material	Major Application / Uses
Oil & Gas	31%	● 304, 304L, 316, 316L, 2205, 321

●   Widely used in the oil and gas industry as key components of drilling, exploration and production processes of oil and natural gas and for the transportation of these resources over both short and long distances

●   Used in the production equipment of by-products of oil and gas and waste recycle system

Electric Energy	17%	● 304, 316L

●   Primarily used in power generating systems of both thermal and nuclear power plant for the high- pressure and high-temperature conveyance of water, gas, air, steam and other fluids

●  Also widely used in waste recycle systems where anti-corrosion feature is required

Automotive	24%	● 321, 347H	● Primarily for fluid power applications such as hydraulic cylinders and hydraulic lines and for certain other automotive components

Other Industries (Primarily chemistry, food, and beverage industry)	28%	● 304, 321, 304L, 316L, 2205

●  Depending on demand we manufacture products fit into working requirement of client’s project. We supply a significant portion of products to chemistry industry where reliability and quality to stand under highly corrosive and pressured working environment is key

●  Also for plumbing and heating applications for the low-pressure conveyance of water, gas, air, steam and other fluids

Oil & Gas (31% of Net Sales from Continuing Operations for the LTM Period)

We manufacture and supply energy tubular products including Oil Country Tubular Goods (“OCTG”) and line pipe. OCTG is used in the oil and gas industry as key components of the drilling, exploration and production processes of oil and natural gas. Line pipe is used for the transportation of these resources over long and short distances. We manufacture a diversified line of OCTG and line pipe products in a variety of grades for use in oil and gas fields across China.

Electric Energy (17% of Net Sales from Continuing Operations for the LTM Period)

We manufacture and supply pipes and tubes for both thermal power and nuclear power plants. Ours products are widely applied in the power generating systems which require high quality and resistance against corrosion and pressure as the consequence for any leakage could be severe. China has been the largest market over the past several years for the electric energy pipe section, however India contributed the largest sales revenue for this section during fiscal year 2018 due to the increased power infrastructure investment in India and lack of manufacturing capacity of quality pipe in local region.

Automotive (24% of Net Sales from Continuing Operations for the LTM Period)

We manufacture and supply pipes for hydraulic mechanism components in automotive such as brake systems, steering columns and axles. We believe we are the leading company in this niche market as we have the lower defective rate compared with our competitors attributable to our specialized manufacturing technique for 321 and 347H pipe which are the most widely used alloy for this application. CRRC, one of the world’s largest suppliers of rail transit equipment, is our biggest customer for this market section for piping component used in fluid conveyance and hydraulic mechanical systems.

Other Industrial Applications (28% of Net Sales from Continuing Operations for the LTM Period)

Our other industrial applications primarily consist of product applications in pharmaceutical, medical, chemical and food industries. Stainless steel has more than 150 grades with varying chromium and molybdenum contents to suit the environment the alloy must endure, and this diversity offers extensive applications in various industries. Our specialized manufacturing technique enables us to make products suitable to customer’s designed purposes.

Sales and Marketing

Our International Footprint

We have sold our products to 20 countries and regions over the world as shown below.

We generate 66% of our sales revenue from China market where our manufacturing facility locates in during the past two fiscal years. For the same period, India and America account for 14% and 11% of our total revenues respectively. The below chart details our revenue by percentage generated from top five international markets based on sales data of the past two fiscal years.

Our Steel Pipe and Tube Customers

China

For China market we supplied a significant portion of our products to market sectors of oil & gas, electrical energy, pharmaceutical, and automotive which are generally public owned entities. We also supply to other industries, include agriculture, chemistry, and construction which are generally privately-owned entities. Our major customers consist of the China National Petroleum Corporation and Sinopec, one of the world’s largest oil and gas companies and CRRC, one of the world’s largest suppliers of rail transit equipment.

India

Our major customer in India is a leading power company who we have partnered with for more than 10 years. We primarily supply CDS pipe made of various stainless steel materials for applications in thermal power generating system.

United States

We primarily sell to US through our dealers for engineering and pharmaceutical equipment piping products. We also sell a significant portion to automotive manufacturers for oil and hydraulic piping products used in engine and braking system.

Major Customers

For the fiscal year ended September 30, 2019, we had one customer that accounts for more than 10% of our revenue:

Number	Customer Name	Product	% of total 2019 revenue
1	Allied Stainless Group Inc.	Seamless stainless steel tube	10.13%

For the fiscal year ended September 30, 2018, we had one customer that accounts for more than 10% of our revenue:

Number	Customer Name	Product	% of total 2018 revenue
1	Bharat Heavy Electricals Limited	Seamless stainless steel tube	22.33%

Our Suppliers and Raw Material Input

Our primary raw material input is stainless steel billet. There are over 150 grades of stainless steel, of which 15 are most commonly used. Depending on each client’s specific needs, we purchase specific type of stainless steel billet and different manufacturing techniques are used for processing raw materials into finished goods to make sure the products meet customer’s quality standard.

We purchase our raw materials from a variety of sources and consolidate purchases among our top suppliers to improve cost and delivery terms. We maintain flexibility to purchase raw materials from a variety of sources based on price, availability and end-user specifications. For example, we maintain active relationships with other suppliers to ensure alternative sources of supply. We have also developed supply programs with certain of our key suppliers that we believe provide us with reduced lead times for steel purchases relative to our competitors. We believe our scale is a key competitive advantage, as we are able to leverage our purchasing volume and market insights to obtain more favorable terms from our suppliers and drive procurement savings.

For the fiscal year ended September 30, 2019, we had two (2) suppliers that accounts for more than 10% of our purchase:

Number	Supplier Name	Raw Material	% of total 2019 purchase
1	Taizhou Huadi Industrial. Ltd.	Steel	29.13%
2	Wenzhou Baoqing Steel Co., Ltd.	Steel	18.09%

For the fiscal year ended September 30, 2018, we had two (2) suppliers that accounts for more than 10% of our purchase:

Number	Supplier Name		Raw Material	% of total 2018 purchase
1	Taizhou Huadi Industrial., Ltd.	Steel ingot		29.02%
2	Yantai Huaxin Stainless Steel Co., Ltd.		Steel	12.97%

Our Competitive Strengths

Solutions Provider to Our Customers, With Commitment to Differentiated Service

We are committed to offering our customers superior product diversity, quality and reliability. As a result, we are able to serve as a “design-build shop” for many of our customers with numerous customer relationships of over 15 years in length. Our extensive and diversified manufacturing technique and equipment enable us to manufacture products customized for customer’s project demand, so our customers don’t need to go through numerous different suppliers and frustrating with different standards employed by each supplier. Moreover, our product mix, sophisticated logistics, information technology systems, and specialized manufacturing capabilities allow us to effectively bundle shipments, thereby reducing transportation costs. We produce over 3,000 distinct pipe and tube products in a broad range of sizes and shapes and we believe we are the only manufacturer of certain products in China such as automotive 304L and 347H stainless steel pipes which are widely used in hydraulic mechanisms, automotive applications such as brake systems, steering columns and axles, and various other industrial applications.

Low Fixed Cost and Highly Variable Cost Structure

Our scale and flexible manufacturing base enable us to maintain a highly variable cost structure, with variable costs accounting for 89% of total costs for the fiscal year 2018, of which steel accounts for 80% of total costs. We believe this cost structure, which is underpinned by our industry leading scale and network of facilities located in close proximity to suppliers and customers, is among the lowest compared to our competitors in China. The following chart illustrates the key components of our highly variable cost structure.

Efficient Operations with Significant Scale and Purchasing Power

We believe we are able to leverage our scale to drive procurement savings. Our manufacturing scale and raw material consumption also allow us to aggregate purchasing and obtain more favorable terms from our suppliers. Over the past several years, management has implemented cost and production efficiency initiatives, while managing capital expenditures to optimize physical assets. These improvements have allowed us to maintain lean manufacturing processes, which result in lower inventory levels, efficient change-overs and reduced customer lead times, enabling us to more successfully and profitably satisfy growing demand in the end markets related to products we sell.

Diversified Market and Territory Outreach

We believe we have diversified customer portfolio and territory outreach to mitigate impact by economic and industry cycle. Our customers spread over more than 10 industries in more than 20 countries, and we are still expanding to new areas, and this gives us protection against recession of one industry or one country.

Rigorous Quality Control

We established a comprehensive quality management system, implemented by a quality management system (QMS) in compliance with ISO 9001:2015 quality management systems. We use three-tier of product quality testing system to ensure that the products manufactured has a pass rate of 99.85% to provide our clients with high-quality, highly reliable products.

Experienced and Proven Management Team

Our senior management team has decades of leadership experience in the industrial steel pipe and tube industry, transportation and logistics and other relevant industrial sectors. Our management team and senior management intend to remain with us in the capacity of officers and/or directors, which will provide helpful continuity in advancing our strategic and growth goals.

Award-Winning Products and Operation

We have received numerous nationally recognized industry awards as well and province recognized awards. Notable awards and activities are detailed in chronological order as following:

●	Huadi Steel was granted ISO 9001 Authentication (certification based upon quality and consistency) in 1999;

●	Huadi Steel was recognized as a BV certification by Bureau Veritas of France in 2000; and passed American Standard ASTM (ASME) and the European standard EN in the same year of 2000;

●	Huadi Steel was recognized as a “Distinctive Rating of Corporate Credit Model Company” by Zhejiang Province as well as “Top 500 Private Company” and “Top 100 Bank Credit Company” by PRC in 2002;

●	Huadi Steel was awarded “Famous Brand of Zhejiang” by Zhejiang Province and certified by TUV in 2005;

●	Huadi Steel was awarded “A-class Enterprise” by Chinese Customs and “National Distinguished Enterprise for Employment” by PRC in 2006;

●	Huadi Steel was awarded “Famous Brand of Zhejiang” and “Distinguished Enterprise for Employment of Zhejiang” by Zhejiang Province in 2007;

●	Huadi Steel was recognized as a “High-Tech Enterprise” and “Distinctive Rating of Corporate Credit Model Company” by Zhejiang Province as well as “No. 328 of National Top 500 Private Companies” by PRC in 2008;

●	Huadi Steel was awarded “China Famous Brand” and “Top 100 Company of Zhejiang Manufacturing Industry” in 2009;

●	Our Chairman of the Board, Di Wang, was recognized as “National Influential People of Iron and Steel Industry” in 2010 by PRC;

●	Huadi Steel was recognized as “Famous-Brand Exports Enterprise” by Zhejiang Province, as well as “Distinctive Rating of Corporate Credit Company” by General Administration of Quality Supervision, Inspection and Quarantine (AQSIQ) of PRC in 2012;

●	Huadi Steel was awarded “AA Enterprise for Corporate Credit” by Zhejiang Province, as well as “AAA Enterprise for Taxation” by PRC in 2013;

●	Huadi Steel was recognized as “No. 336 of National Top 500 Private Manufacturing Companies” by PRC in 2014;

●	Huadi Steel was recognized as “Environmental-Friendly Enterprise” by Zhejiang Province, “Top 100 Companies of Wenzhou City” in 2015;

●	Huadi Steel was appraised as “Famous-Brand Enterprise” and “Famous Trademark” by Zhejiang Province in 2016;

●	Huadi Steel was recognized as “Distinguished Reliable Enterprise” by PRC in 2017; and

●	Huadi Steel was recognized as “No. 498 of National Top 500 Private Manufacturing Companies” by PRC in 2018.

We believe our national and province-level awards, reflect widespread recognition of our innovative products, national-recognized reputation as well as success in our industry.

Our Business Strategies

Our primary objective is to create value by sustaining growth in earnings and cash flows from operating activities over various economic cycles. To achieve this objective, we strive to improve our cost structure, provide high quality service and products, expand our product offerings and increase our market share.

Expand Leading Market Positions

We believe that our leading market position and scale are our most compelling competitive strengths. Our management team is focused on expanding market share, which we believe will generate operating leverage and improved financial performance. We believe this can be accomplished through acquisitions and organic initiatives, including offering new products, serving additional end markets and increasing customer penetration and geographic coverage. As part of our business strategy, we evaluate acquisition opportunities from time to time.

Optimize Our Portfolio and Product Mix to be Responsive to Market Conditions

We seek to maintain flexibility to adjust our product mix and rapidly respond to changing market conditions. While prioritizing our highest margin products, we regularly evaluate our portfolio of assets to ensure that our offerings are responsive to prevailing market conditions. We will assess and pursue opportunities to utilize, optimize and grow production capacity to capitalize on market opportunities.

Provide Superior Quality Products and Customer Service

Our products play a critical role in a variety of construction, infrastructure, equipment and safety applications. Our emphasis on manufacturing processes, quality control testing and product development helps us deliver a high-quality product to our customers. We focus on providing superior customer service through our geographic manufacturing footprint and continued development of our proprietary, vendor managed AIM system, as well as our experienced sales forces. We also seek to provide high-quality customer service through continued warehouse optimization, including increased digitization and automation of certain systems to debottleneck loading and dispatch logistics and improve truck availability. We believe that warehouse, transportation and shipping logistics and speed of delivery represents a key area of commercial differentiation relative to our competitors.

Focus on Efficient Manufacturing and Cost Management

We strive for continued operational excellence with the goal of providing high-quality products at competitive prices. Our operating personnel continually examine costs and profitability by product, plant and region. Our goal is to maximize operational benchmarks by leveraging skilled manufacturing and supply chain management processes.

Focus on Key Supplier Relationships

We believe that our relationships with our key suppliers provide a competitive advantage in serving our customers. Our ability to provide our suppliers with accurate information regarding our future demands is critical to this relationship. In doing so, we are focused on accurate demand planning and have invested in systems to enhance this function.

Execute Pricing Strategy to Pass Through Underlying Costs

We believe we have a track record of managing underlying commodity price exposure through our price negotiation, raw material procurement and inventory management program. In addition to managing underlying commodity prices, more recently we have had success in sharing transportation costs with our customers through our product pricing strategies, particularly for our electrical conduit products. We believe there is opportunity to implement this pricing strategy for our other products as well.

Our Employees

We have a high-quality research team consisted by talented employees. As of the date of this prospectus, we have 29 engineers specializing in new product development, product test, certification testing and enterprise management. Two of 29 engineers are senior engineers, who are leading experts in this industry.

As of the date hereof, we have a total of 390 employees in the following departments:

Department	Number of Employees	% of Total
Production	135	34.6%
Technical	75	19.2%
Sales	72	18.5%
Quality Control	41	10.5%
Administration	39	10%
Accounting	13	3.3%
Trade	7	1.8%
Procurement	5	1.3%
Security	3	0.8%
Total	390

Description of Property

Real Property

There is no private land ownership in China. Individuals and entities are permitted to acquire land use rights for specific purposes. We were granted land use rights for our properties as follows:

Property	Duration of Land Use Rights	Ground Floor Area	Usage
1688 Tianzhong Road, Longwan District, Shuitian Block Wenzhou, Zhejiang Province, PRC	March 25, 2011 to September 29, 2055	24,433.82 m2	Production Facility
213 Haibin Street Longwan District, Haibin Block Wenzhou, Zhejiang Province, PRC	April 6, 2008 to April 6, 2047	5,350.66 m2	Production Facility
399 Zhishang Road, Yongzhong Street Longwan District, Wenzhou, Zhejiang Province, PRC.	June 13, 2004 to December 13, 2051	28,536.23 m2	Production Facility
Room 601, Building No.2, Longlian Building, 167 Luodongbei Street, Yongzhong Street, Longwan District, Wenzhou, Zhejiang Province, PRC	August 24, 2016 to November 22, 2051	599.97 m2	Office Space
Room 602, Building No.2, Longlian Building, 167 Luodongbei Street, Yongzhong Street, Longwan District, Wenzhou, Zhejiang Province, PRC	August 24, 2016 to November 22, 2051	599.34 m2	Office Space
Room 701, Building No.2, Longlian Building, 167 Luodongbei Street, Yongzhong Street, Longwan District, Wenzhou, Zhejiang Province, PRC	August 24, 2016 to November 22, 2051	599.97 m2	Office Space
Room 702, Building No.2, Longlian Building, 167 Luodongbei Street, Yongzhong Street, Longwan District, Wenzhou, Zhejiang Province, PRC	August 24, 2016 to November 22, 2051	599.97 m2	Office Space

Intellectual Property

Trademark

We have the right to use the following trademarks:

No.	Registrant	Trademark	Registration Number	Valid Through	Application Area	Jurisdiction of Registration

1	Huadi Steel		1091403	August 27, 2027	Metal Sheet and Plate, Metal Door Panel, Metal Binding Strap, Metal Flange, Metal Signboard, Metal Electrode	PRC
2	Huadi Steel		853741	December 17, 2024	Steel tubes, steel plates, metal valves (non-machine parts), crash barriers of metal for roads, steel wire, ferrules of metal, small items of metal hardware, flanges of metal, junctions of metal for pipes, buckles of common metal	United States
3	Huadi Steel		4138907	January 27, 2029

Steel tubes, steel plates, metal valves (non-machine parts), crash barriers of metal for roads, steel wire, ferrules of metal, small items of metal hardware, flanges of metal, junctions of metal for pipes, buckles of common metal

						PRC
4	Huadi Steel		1495281	December 20, 2030	Adjustment and safety accessories for tap equipment, bathroom hand dryer, automatic watering device, water tank level control valve, Drainage pipe equipment, floor drain, bath fixtures	PRC

5	Huadi Steel	496620	Feb. 13 2029	steel pipes; Metal pipe joints; Metal water pipes; Metal drain pipe; Metal pipe; Metal pipe clamp; Metal pipes; Metal pipe fittings.	PRC
6	Huadi Steel	5690716	Dec. 27 2029	Polishing; Welding; Dyeing; Paper handling; Ceramic firing; Leather processing; Waste and garbage recovery; Energy production; Chemical processing and treatment.	PRC

Patent

We rely on our technology patents to protect our domestic business interests and ensure our competitive position in our industry. The issued patents we hold are as follows:

No.	Patent Name	Owner	Category	Patent Code.	Authorization Date
1.	Stainles Steel Pipi	Huadi Steel	Utility Patent	201821427886.8	4/16/2019
2.	Double Stainles Steel Tube	Huadi Steel	Utility Patent	201821429676.2	4/16/2019
3.	Stainles Steel Plastic Composite Pipe	Huadi Steel	Utility Patent	201821432001.3	4/16/2019
4.	Stainless steel composite steel pipe	Huadi Steel	Utility Patent	201821431399.9	4/16/2019
5.	Steel pipe grinding machine	Huadi Steel	Utility Patent	201821429953.X	4/16/2019
6.	Steel pipe grinding equipment	Huadi Steel	Utility Patent	201821429597.1	4/16/2019
7.	Traction device for steel pipe grinding equipment	Huadi Steel	Utility Patent	201821431400.8	4/16/2019
8.	Steel pipe outer round polishing machine	Huadi Steel	Utility Patent	201821429490.7	4/16/2019
9.	Steel pipe pickling tank	Huadi Steel	Utility Patent	201821431397.X	4/16/2019
10.	Steel pipe discharging device	Huadi Steel	Utility Patent	201821430722.0	4/16/2019
11.	Cap of stainless steel tube	Huadi Steel	Utility Patent	201821430724.X	4/16/2019
12.	Stainless steel sleeve	Huadi Steel	Utility Patent	201821430309.4	4/16/2019
13.	Dust removal in circulating workshop Device	Huadi Steel	Utility Patent	201821431295.8	4/16/2019
14.	Dedusting for workshop Device	Huadi Steel	Utility Patent	201821429952.5	4/16/2019
15.	Workshop dust removal device	Huadi Steel	Utility Patent	201821430336.1	7/2/2019
16	Stainless steel U-shaped body for expansion joint and use method thereof	Huadi Steel	Invention	201811017559.X	1/24/2020

All of our patents are utility patents, which were granted for new technical solutions or improvement with a lower degree of ‘inventiveness’ than Invention patents, i.e., products with a new shape or structural physical features. Utility Models are also sometimes called “Utility Patents” or “Petty Patents” in other countries. Utility patents are protected under PRC laws for a term of 10 years.

Domain

We have the right to use the following domain registrations issued in the PRC.

No.	Domain Name	Owner
1	huadigroup.com	Huadi Steel

Research and Development

In addition to our existing innovative products, we continue to develop new products and technologies to fulfill the evolving needs of domestic and international customers. Our research and development efforts are an essential part of our operations and the core strength in competing with other steel pipe manufactures in different industries.

We have a research and development team of 75 employees, consisted of people from the technical and production departments. All of our patents are researched in house by our research and development team.

For the years ended September 30, 2019 and 2018, we invested $1,777,110 and $1,447,196, respectively, in new products development and improvements in existing processes.

Legal Proceedings

We had been subject to legal proceedings in the past, but have since resolved these. From time to time, we may become involved in various legal or administrate proceedings that may arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise. Except for those set below, currently there is no legal proceeding pending or threatened against to which we are a party of.

On October 28, 2019, Tangshan Sanyou Chemical Co., Ltd. filed a complaint with the Caofeidian District People’s Court in Tangshan, Hebei Province, demanding that Huadi Steel compensate the plaintiff for economic loss of RMB 1,233,388.37 and bear the litigation costs of the case. On July 10, 2018, the plaintiff and Huadi Steel signed a high vacuum seawater pipeline procedural stainless steel pipeline procurement contract (contract number: SYGF-GY-GC-18072), pursuant to which the plaintiff would purchase a total of nine types of stainless seamless steel pipes from Huadi Steel, to be used for high vacuum seawater projects. The above-mentioned steel pipes were alleged to be continuously and completely leaking within half year of use. The plaintiff claimed that this batch of steel pipes sold by Huadi Group did not meet the conditions for safe use and constituted a breach of contract, alleging a loss of RMB 21,288. The plaintiff submitted that it spent an additional RMB 1,212,100 to purchase steel pipes as replacement, totaling the alleged loss of RMB 1,233,388. The first hearing of the case has been completed. As of the date hereof, under the auspices of the court, the testing organization selected by the court is sampling and testing the quality of the goods supplied by Huadi Steel.

On July 24, 2020, Huadi Group filed a separate complaint with the Caofeidian District People’s Court in Tangshan, Hebei Province, alleging breach of contract and non-payment demanding Tangshan Sanyou Chemical Co., Ltd. to pay RMB 650,000 in arrears and the corresponding interest, and bear the litigation costs of the case. Huadi Steel and Tangshan Sanyou Chemical Co., Ltd. signed a series of purchase and sale contracts for stainless steel pipes between March 2016 and August 2018. We believe that Huadi Group has fully fulfilled its product supply obligations in accordance with the contracts, with actual delivery amount totaling RMB 13,714,622. After the products passed the acceptance procedure by Tangshan Sanyou Chemical Co., Ltd., Huadi Group issued invoices according to the actual deliveries. According to the “Summon” issued by the Caofeidian District People’s Court of Tangshan City, Hebei Province on August 13, 2020, the case will hold its first hearing on September 16, 2020.

Chinese Laws and Regulations

Regulation on Product Liability

Manufacturers and vendors of defective products in the PRC may incur liability for losses and injuries caused by such products. Under the General Principles of the Civil Laws of the PRC, which became effective on January 1, 1987 and were amended on August 27, 2009, manufacturers or retailers of defective products that cause property damage or physical injury to any person will be subject to civil liability.

In 1993, the General Principles of the PRC Civil Law were supplemented by the Product Quality Law of the PRC (as amended in 2000 and 2009) and the Law of the PRC on the Protection of the Rights and Interests of Consumers (as amended in 2009), which were enacted to protect the legitimate rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. If our products are defective and cause any personal injuries or damage to assets, our customers have the right to claim compensation from us.

The PRC Tort Law was promulgated on December 26, 2009 and became effective from July 1, 2010. Under this law, a patient who suffers injury from a defective medical device can claim damages from either the medical institution or the manufacturer of the defective device. If our pipe products and installation and construction services injure a patient, and if the patient claims damages from the medical institution, the medical institution is entitled to claim repayment from us. Pursuant to the PRC Tort Law, where a personal injury is caused by a tort, the tortfeasor shall compensate the victim for the reasonable costs and expenses for treatment and rehabilitation, as well as death compensation and funeral costs and expenses if it causes the death of the victim. There is no cap on monetary damages the plaintiffs may seek under the PRC Tort Law.

Regulations on Intellectual Property Rights

Patent. Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright. Copyrights in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain Names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations Relating to Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, or Circular 60, which became effective on November 1, 2015. Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT, effective as of April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Accordingly, HK Beach, our Hong Kong subsidiary, may be able to enjoy the 5% withholding tax rate for the dividends they receive from Hongshun and Huadi Steel, our PRC subsidiaries, respectively, if they satisfy the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81 and Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 28, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated Circular 16 to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, according to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

We are aware that our PRC resident beneficial owners subject to these registration requirements have registered with the Beijing SAFE branch and/or qualified banks to reflect the recent changes to our corporate structure.

Regulations on Dividend Distribution

Under our current corporate structure, Huadi International may rely on dividend payments from Huadi Steel, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign-invested enterprises include the Foreign-Invested Enterprise Law, as amended in September 2016, and its implementation rules. Under these laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

Currently, we are making contributions to the plans based on the minimum standards although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans as well as to pay late contribution fees and fines. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Di Wang	74	Chairman of the Board and Director
Huisen Wang	62	Chief Executive Officer
Qin Li	41	Chief Financial Officer
Jueqin Wang	48	Director
Songlin Li*(1)(2)(3)	51	Independent Director Nominee, Chair of Compensation Committee
Jiancong Huang*(1)(2)(3)	56	Independent Director Nominee, Chair of Nomination Committee
He “Henry” Huang*(1)(2)(3)	48	Independent Director Nominee, Chair of Audit Committee

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

*	The individual shall be appointed and consents to be in such position upon Company’s listing on the Nasdaq Capital Market.

The business address of each of the officers and directors is No. 1688 Tianzhong Street, Longwan District, Wenzhou, Zhejiang Province. People’s Republic of China.

Di Wang, Chairman of the Board and Director

Mr. Wang has been serving as the Chairman of the Board of Huadi International since inception. Mr. Wang is also the founder and Chairman of the Board of Huadi Steel. Mr. Wang has extensive experience in manufacturing and managing manufacturing plants. He had been the senior management of three manufacturing plants prior to founding Huadi Steel in 1998. He is the leader and member of many industry associations, including being the vice president of the Stainless Steel Branch of China Special Steel Association, the president of Wenzhou Stainless Steel Industry Association, the chair of the Steel Pipe Committee of Zhejiang Metallurgical Industry Association, the representative of the tenth Party Congress of Wenzhou City, member of the second and third CPPCC Standing Committee of Longwan District, Zhejiang Province.

Huisen Wang, Chief Executive Officer

Mr. Wang has been a Director and the Chief Executive Officer of Huadi International since inception. He is also a director and the General Manager of Huadi Steel since 1998. Prior to that, Mr. Wang was a senior management member at an electric machinery factory. Mr. Wang is a licensed engineer and certified senior manager in China.

Qin Li, Chief Financial Officer

Ms. Li is qualified CPA with eleven years of work experience in finance, including seven-year management experience, covering financial analysis, financial supervision, audit, fund, budget, taxation, and cost and inventory control. She has vast experience in international accounting (IFRS) and USA GAAP reporting and is familiar with preparation of consolidated financial statement and making economic decisions based on financial analysis. Prior to serving as our CFO, Ms. Li served as the Comptroller of Stolle Machinery (Shanghai) Co. Ltd and Stolle Machinery (Guangdong) Co., Ltd. from 2016. Ms. Li was responsible for the accounting of Stolle Shanghai Trading Company and the factory of Stolle Guangdong, preparing the financial analysis reports and provide all types of financial analysis data and advices to CFO and General Manager. From August 2015 to June 2016, Ms. Li served as the CFO of Webster Operations (Shanghai) Co., Ltd., an Australian retailer of designer fashion specializing in women’s apparel with four designer brands and over 200 stores around Australia. Prior to her experience as a corporate executive, Ms. Li was an audit manager for Grant Thornton China CPA Limited from January 2007 to August 2010. During her time as an auditor, Ms. Li conducted audits for listed companies and independently lead team to complete audit work of accounting subjects, including inspection of accounts and verification of accuracy of financial statements and check of operational procedures.

Jueqin Wang, Director

Mr. Wang has been a Director of Huadi International since inception. He is also the President of Huadi Steel, where he started as a sales manager in 1998. He has extensive experience in the steel manufacturing industry. Mr. Wang has also been the Chairman of a leather company in Wenzhou, PRC since 1999. Mr. Wang is a licensed engineer in China.

Henry He Huang, Independent Director Nominee

Professor Huang is an Associate Professor of Accounting at Yeshiva University’s Sy Syms School of Business. Professor Huang’s current teaching interests are managerial accounting and contemporary topics in accounting such as International Financial Reporting Standards (IFRS) and accounting research based on FASB codification and eIFRS. Professor Huang’s research focuses on the impact of external monitoring mechanisms (e.g., securities litigation, shareholder rights, regulations, and hedge fund activism) on firms’ accounting practice, valuation, and internal governance. Professor Huang’s practical expertise covers international investment and trade, accounting information system, accounting-related securities litigation, and entrepreneurial planning. His research has been frequently cited by both the academic and professional communities and has won research grants from the Research Grants Council of Hong Kong. Before joining Yeshiva University, Professor Huang taught accounting courses at University of Houston, Butler University in Indianapolis, and Prairie View A&M University (a Member of Texas A&M University System) in Houston. Professor Huang received a Ph.D. degree in accounting from Bauer College of Business, University of Houston. He received a Master’s Degree in Science from Bauer College of Business, University of Houston. Professor Huang has also earned law degrees from both U.S. and China. We believe Professor He’s expertise in accounting will help us improve our accounting reporting. In addition, the Board believes that Mr. Huang qualifies as a “financial expert” as defined by the SEC rules and therefore appointed him as the chairman of the Audit Committee.

Jiancong Huang, Independent Director Nominee

Mr. Huang is the Chief Executive Officer and Chairman of the Board of ZK International Group Co., Ltd. (Nasdaq: ZKIN). Mr. Huang has extensive experience in manufacturing industry and held President position in two companies before ZK was founded. He earned his EMBA from Renmin University of China and Engineering Professional Title, and was awarded as Top10 Wenzhou Entrepreneurship and appointed to be the Vice Director of China Construction and Building Standard and Safety Committee. He is also members of National Pipe Standard Committee and National Building Water Supply and Waste Standard Committee. Mr. Huang is an experienced corporate strategist and visionary with decades of experience on corporate management and innovation. He has a systematic ideology on the future of stainless steel pipe in the water and gas supply area. We believe his expertise in the industry and public company experience will help us enhance our corporate governance standard.

Songlin Li, Independent Director Nominee

Mr. Li is the Chairman of Wenzhou Stainless Steel Industry Association and he has been working as the Chairman of Zhejiang Fengye Group Co., Ltd. since 2002. He is a Stainless Steel Engineer and has over twenty years of working experience in the Stainless Steel Industry. We believe his industry expertise will help contribute to the growth of our company.

Family Relationship

Di Wang and Huisen Wang are siblings. Di Wang and Jueqin Wang are father and son. There is no other family relationship among any of our directors or executive officers.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board of Directors

We expect that our board of directors will consist of five (5) directors, a majority of whom are independent as such term is defined by the Nasdaq Capital Market. We expect that all independent director nominees will begin their service upon our listing on a national exchange. The directors will be re-elected at our annual general meeting of shareholders and every year thereafter.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Corporate Governance

The business and affairs of the company are managed under the direction of our Board. Each of our directors has attended all meetings either in person, via telephone conference, or through written consent for special meetings. Stockholders will be given specific information on how he/she can direct communications to the officers and directors of the Company at our annual stockholders’ meetings. All communications from stockholders are relayed to the members of the Board.

Board Committees

We have established three committees under the board of directors: an audit committee, a compensation committee and a nominating committee, and adopted a charter for each of the three committees, effective upon the Company’s listing on the Nasdaq Capital Market. Copies of our committee charters will be posted on our corporate investor relations website prior to our listing on the Nasdaq Capital Market. In connection with our initial public offering, we will establish three standing committees under the board: the audit committee, the compensation committee and the nominating committee. Each committee’s members and functions are described below.

Audit Committee. Upon our listing on Nasdaq, our Audit Committee will consist of He “Henry” Huang, Jiancong Huang and Songlin Li. He “Henry” Huang will serve as the chair of our audit committee. We have determined that these three individuals satisfy the “independence” requirements of NASDAQ Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. Our board of directors has determined that Mr. He “Henry” Huang qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Songlin Li, He “Henry” Huang and Jiancong Huang. Songlin Li will serve as the chairperson of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating Committee. Upon our listing on Nasdaq, our nominating committee will consist of Jiancong Huang, Songlin Li, and He “Henry” Huang. Jiancong Huang will be the chairperson of our nominating committee. The nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands Law our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Ordinary Shares—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands Law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached. The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, as a result, qualify for and intend to continue to rely on exemptions from certain corporate governance requirements. As of the date hereof, our directors, Mr. Di Wang and Jueqin Wang, who are father and son, beneficially own 100% of our issued and outstanding shares of ordinary shares as set forth in the section titled “Principal Shareholders”. Di Wang has the sole voting and dispositive power of all the shares held by Yongqiang Donghai Limited through certain entrustment agreement with the shareholders of Yongqiang Donghai Limited. Jueqin Wang is deemed to beneficially own 3,328,000 ordinary shares through Yongqiang Maituo Limited, a British Virgin Islands company holding 3,328,000 shares of our ordinary shares. Jueqin Wang has the sole voting and dispositive power of all the shares held by Yongqiang Maituo Limited. Collectively, Di Wang and Jueqin Wang have voting and dispositive power of all of our issued and outstanding shares. We expect us continue to be a controlled company upon the completion of this offering. Under the Nasdaq listing Rule 5615(c)(1), a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors to be independent, as defined in The NASDAQ Stock Market rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. See Risk Factors — We will be a “controlled company” within the meaning of the Nasdaq stock Market Rules if after this offering our insiders continue to beneficially own more than 50% of our outstanding ordinary shares.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which the directors are re-elected or until their successors have been duly elected and qualified. Employee directors may receive compensation for their services. Non-employee directors are entitled to receive an as-yet undetermined cash fee for serving as directors and may receive stock grants from our company. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We current do not have a code of business conduct and ethics applicable to our directors, officers and employees; however, we intend to adopt one in the near future in connection with our application to list on The Nasdaq Capital Market.

EXECUTIVE COMPENSATION

We currently do not have a compensation committee approving our salary and benefit policies. Our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended September 30, 2019 and 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Huisen Wang(1)	2019	9,983	-	-	-	9,983
Chief Executive Officer	2018	10,500	-	-	-	10,500
Qin Li(2)	2019	-	-	-	-	-
Chief Financial Officer	2018	-	-	-	-	-

(1)	Huisen Wang’s annual salary for fiscal years 2019 and 2018 were RMB 68,636 and RMB 68,636, respectively. The US dollar amount difference was due to different average exchange rate for that period. The average translation rates applied to the amount of salary for the years ended September 30, 2019 and 2018 were RMB 6.8753 and RMB 6.5368 to US $1.00, respectively.

(2)	On June 7, 2020, we entered into a one-year employment agreement with our Chief Financial Officer, Qin Li. Ms. Li is entitled to an annual base salary of US$20,000 and discretionary bonus.

Employment Agreements

Our employment agreements with our officers generally provide for employment for a specific term and pay annual salary, health insurance, pension insurance, and paid vacation and family leave time. The agreement may be terminated by either party as permitted by law. The following officers and directors have executed employment agreements with Huadi International:

Di Wang

We entered into a two-year employment agreement with our Chairman of the Board, Di Wang, effective since November 1, 2019, with an annual salary of RMB 100,000 (approximately $14,211).

Jueqin Wang

We entered into a two-year employment agreement with our Director, Jueqin Wang, effective since November 1, 2019, with an annual salary of RMB 100,000 (approximately $14,211).

Huisen Wang

We entered into an two-year employment agreement with our Chief Executive Officer, Huisen Wang, effective since November 1, 2019, with an annual salary of RMB 100,000 (approximately $14,211).

Qin Li

We entered into a two-year employment agreement with our Chief Financial Officer, Qin Li, effective since June 7, 2020, with an annual salary of $20,000.

Director Compensation — Fiscal 2019 and 2018

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named directors for services rendered to us for the years ended September 30, 2019 and 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Di Wang(1)	2019	10,123	—	—	—	10,123
Chairman of the Board	2018	10,647	—	—	—	10,647
Jueqin Wang(2)	2019	0	—	—	—	0
Director	2018	0	—	—	—	0

(1) Di Wang’s annual salary for fiscal year 2019 and 2018 were RMB 69,600 and RMB 69,600 respectively. The US dollar amount difference was due to different average exchange rate for that period. The average translation rates applied to the amount of salary for the years ended September 30, 2019 and 2018 were RMB 6.8753 and RMB 6.5368 to US $1.00, respectively.

(2) We entered into an employment agreement with our Director, Jueqin Wang, effective since November 1, 2019, with an annual salary of RMB 100,000 (approximately $14,211).

Director Compensation — Non-Employee Directors

Historically, we have not paid our non-employee directors. Upon completion of this offering, we plan to pay our independent director Jiancong Huang with an annual compensation of USD $20,000, Songlin Li with an annual compensation of USD $10,000 and He “Henry” Huang with an annual compensation of USD $20,000 and 2,000 ordinary shares. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity. In addition, we may provide incentive grants of stock, options or other securities convertible into or exchangeable for, our securities. For the years ended September 30, 2019 and 2018, we did not pay any non-employee directors because we did not have any non-employee directors.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since incorporation, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

During the fiscal years ended September 30, 2019 and 2018, the related parties consisted of the following:

1)	Nature of relationships with related parties

Name	Relationship with the Company
Taizhou Huadi Industrial Ltd. (“Taizhou Huadi”)	An entity 30% owned by Jueqin Wang
Huashang Micro Finance Co. (“Huashang”)	An entity 19% owned by the Company
Wenzhou Zhagang Ltd.	An entity 16% owned by an immediate family member of Di Wang
Wenzhou Xinhuadi Synthetic Leather Ltd.	An entity 70% owned by Jueqin Wang
Taizhou Huadi Material Technology Co.	An entity 100% owned by Yiyu Wang
Jueqin Wang	Director and Principal shareholder of the Company
Huizhi Wang	Principal shareholder of the Company
Yiyu Wang	Immediate family member of majority shareholder of the Company
Bing Zhang	Principal shareholder of the Company
Juelin Wang	Principal shareholder of the Company

2)	Related party transactions

During fiscal year 2019, the Company purchased a total of $11,641,219 raw materials from Taizhou Huadi. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of September 30, 2019, the Company had no outstanding accounts payable balance to this entity. To lock down the prices for raw materials and hedge against price rise risk, the Company periodically pays Taizhou Huadi in advance. As of September 30, 2019, the Company had outstanding advance balance of $5,251,600 to this entity.

During fiscal year 2018, the Company purchased a total of $12,265,399 raw materials from Taizhou Huadi. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of September 30, 2018, the Company had no outstanding balance of accounts payable to this entity.

In 2009, the Company made an investment of RMB 90,000,000 ($13,203,257 in USD) to acquire 22.5% in Huashang Micro Finance Co., a finance company offering micro loans to its customers. In 2015, as the result of a capital reduction, the Company’s ownership reduced by 3.5% to 19% for a cash consideration of RMB 52,000,000 ($8,535,827 in USD), of which RMB 7,000,000 ($979,336 and $1,019,220 in USD, respectively) has not been collected as of September 30, 2019 and 2018.

During fiscal year 2019, the Company sold a total of $1,276,462 steel materials to Taizhou Huadi Material Technology Co. As of September 30, 2019, the Company had accounts receivable of $498,125 from this entity.

Wenzhou Xinhuadi Synthetic Leather Ltd rented a land owned by the Company and the rental ended in fiscal year 2017. As of September 30, 2018, the Company was owed RMB 659,040 ($95,958 in USD) due to uncollected rent. The rent had been fully paid during fiscal year 2019.

Jueqin Wang periodically provides working capital to support the Company’s operations when needed. As of September 30, 2019 and 2018, the Company had outstanding payable due to Jueqin Wang with an amount of $254,319 and $281,892, respectively. This represented unsecured, due on demand and interest free borrowings between the Company and Jueqin Wang.

During fiscal year 2018, the Company borrowed RMB 4,000,000 ($582,411 in USD) with 8.1% annual interest rate from Huizhi Wang as working capitals to support the Company’s operations. During fiscal year 2019, the Company repaid the loan and subsequently borrowed RMB 5,000,000 ($699,526 in USD) with 8% annual interest rate from Huizhi Wang as working capitals to support the Company’s operations. The borrowing is unsecured and due on demand with no fixed term.

During fiscal year 2019, the Company net borrowed RMB 5,000,000 ($699,526 in USD), from Juelin Wang as working capitals to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate. The borrowing has been fully paid in the subsequent period.

During fiscal year 2019, the Company borrowed RMB 12,500,000 ($1,748,814 in USD), from Yiyu Wang, an immediate family member of majority shareholder of the Company, as working capital to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate.

During fiscal year 2019, the Company net borrowed RMB 5,000,000 ($699,526 in USD), from Bing Zhang as working capital to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate.

3)	Related party balances

Net outstanding balances with related parties consisted of the following as of September 30, 2019 and 2018:

Accounts	Name of related parties	2019	2018
Receivables from related parties:
Advances to suppliers	Taizhou Huadi Industrial Ltd.	$5,251,600	$-
Other receivables	Huashang Micro Finance Co.	979,336	1,019,220
Other receivables	Wenzhou Xinhuadi Synthetic	-	95,958
Accounts receivable	Taizhou Huadi Material Technology Co.	498,125	-
Liabilities to related parties:
Accounts payable	Wenzhou Zhagang Ltd.	-	(84,977)
Due to related parties	Jueqin Wang	(254,319)	(281,892)
Due to related parties	Huizhi Wang	(699,526)	(582,411)
Due to related parties	Juelin Wang	(699,526)	-
Due to related parties	Yiyu Wang	(1,748,813)	-
Due to related parties	Bing Zhang	(699,526)	-
Net receivables from related parties		$2,627,351	$165,898

During the six months ended March 31, 2020 and 2019, the related parties consisted of the following:

1)	Nature of relationships with related parties

Name	Relationship with the Company
Taizhou Huadi Industrial Ltd.	An entity 30% owned by Jueqin Wang
Huashang Micro Finance Co.	An entity 19% owned by the Company
Shanghai Huadi Industrial Co., Ltd.	An entity 20% owned by Jueqin Wang
Zhejiang Huadi Synthetic Leather Ltd.	An entity 73% owned by Jueqin Wang
Taizhou Huadi Material Technology Co.	An entity 100% owned by Yiyu Wang
Jueqin Wang	Principal shareholder of the Company
Yiyu Wang	Immediate family member of a majority shareholder of the Company,
Huizhi Wang	Principal shareholder of the Company
Di Wang	Principal shareholder of the Company
Bing Zhang	Principal Shareholder of the Company
Juelin Wang	Principal Shareholder of the Company

2)	Related party transactions

During six months ended March 31, 2020, the Company purchased a total of $9,991,640 raw materials from Taizhou Huadi Industrial Ltd. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of March 31, 2020, the Company had outstanding advance balance of $5,866,200 to this entity.

During six months ended March 31, 2020, the Company sold a total of $934,590 products to Taizhou Huadi Material Technology Co. Ltd. As of March 31, 2020, the Company had outstanding advance payment of $31,917 from this entity.

During six months ended March 31, 2020, the Company borrowed RMB 5,000,000 ($ 713,094 in USD) with 8% annual interest rate from Huizhi Wang as working capital to support the Company’s operations. The borrowing is unsecured and due on demand with no fixed term. The Company fully repaid the loan plus previous outstanding loans with a total amount of RMB 10,000,000 ($1,426,188 in USD). The Company has no outstanding loan due to Huizhi Wang as of March 31, 2020.

During six months ended March 31, 2020, the Company borrowed RMB 5,000,000 ($ 713,094 in USD) from Bing Zhang as working capital to support the Company’s operations. The borrowing is unsecured and due on demand with no fixed term. The Company fully repaid the loan plus previous outstanding loans with a total amount of RMB 10,000,000 ($1,426,188 in USD). The Company has no outstanding loan due to Bing Zhang as of March 31, 2020.

During six months ended March 31, 2020, the Company repaid RMB 5,000,000 ($713,094 in USD) to Juelin Wang for the loans the Company borrowed from Juelin Wang during fiscal year ended September 30, 2019. The Company has no outstanding loan due to Juelin Wang as of March 31, 2020.

During six months ended March 31, 2020, the Company borrowed RMB 1,000,000 ($142,619 in USD) from Di Wang as working capitals to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate.

During six months ended March 31, 2019, the Company purchased a total of $2,991,274 raw materials from Taizhou Huadi Industrial Ltd. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of March 31, 2019, the Company had no outstanding accounts payable balance to this entity.

During six months ended March 31, 2019, the Company purchased a total of $512,430 raw materials from Shanghai Huadi Industrial Co., Ltd. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of March 31, 2019, the Company had an advance balance of $74,502 to this entity.

During six months ended March 31, 2019, the Company advanced cash RMB 2,300,000 ($342,711 in USD) to Zhejiang Huadi Synthetic Leather Ltd. The balance was fully paid in the subsequent period.

During six months ended March 31, 2019, the Company borrowed RMB 12,500,000 ($1,862,558 in USD), from Yiyu Wang, an immediate family member of majority shareholder of the Company, as working capitals to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate. As of March 31, 2020 and September 30, 2019, the Company had outstanding payable due to Yiyu Wang with an amount of $1,765,337 and $1,748,813 respectively.

Jueqin Wang periodically provides working capitals to support the Company’s operations when needed. As of March 31, 2020 and September 30, 2019, the Company had outstanding payable due to Jueqin Wang with an amount of $256,722 and $254,319, respectively. This represented unsecured, due on demand and interest free borrowings between the Company and Jueqin Wang.

In 2009, the Company made an investment of RMB 90,000,000 ($13,203,257 in USD) to acquire 22.5% in Huashang Micro Finance Co., a finance company offers micro loans to its customers. In 2015, as the result of a capital reduction, the Company’s ownership reduced by 3.5% to 19% for a cash consideration of RMB 52,000,000 ($8,535,827 in USD), of which RMB 7,000,000 ($988,589 and $979,336 in USD, respectively) has not been collected as of March 31, 2020 and September 30, 2019.

3)	Related party balances

Net amounts due to related parties consisted of the following as of March 31, 2020 and September 30, 2019:

Accounts	Name of related parties	2020	2019
Receivables from related parties:
Advances to suppliers	Taizhou Huadi Industrial Ltd.	$5,866,200	$5,251,600
Other receivables	Huashang Micro Finance Co.	988,589	979,336
Accounts receivable	Taizhou Huadi Material Technology Co.	-	498,125
Liabilities to related parties:
Advance from customer	Taizhou Huadi Material Technology Co.	(31,917)	-
Due to related parties	Di Wang	(141,227)
Due to related parties	Jueqin Wang	(256,722)	(254,319)
Due to related parties	Huizhi Wang	-	(699,526)
Due to related parties	Juelin Wang	-	(699,526)
Due to related parties	Yiyu Wang	(1,765,337)	(1,748,813)
Due to related parties	Bing Zhang	-	(699,526)
Net receivables from related parties		$4,659,586	$2,627,351

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our outstanding ordinary shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

The number and percentage of ordinary shares beneficially owned before the offering are based on 20,000,000 ordinary shares of $0.0001 par value per share issued and outstanding as of the date of this prospectus. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of ordinary shares beneficially owned by a person listed below and the percentage ownership of such person, ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all ordinary shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of our Company at No. 1688 Tianzhong Street, Longwan District, Wenzhou, Zhejiang Province, China. As of the date hereof, we have two (2) shareholders of record.

Named Executive Officers and Directors	Amount of Beneficial Ownership(1)	Pre-Offering Percentage Ownership(2)	Post-Firm Commitment Offering Percentage Ownership
Directors and Named Executive Officers:
Di Wang(3)	16,672,000	83.36%	[●]	%
Jueqin Wang(4)	3,328,000	16.64%	[●]	%
Huisen Wang	0	0%	[●]	%
Qin Li	0	0%	[●]	%
He “Henry” Huang	0	0%	[●]	%
Songlin Li(5)	0	0%	[●]	%
Jiancong Huang(5)	0	0%	[●]	%
All directors and executive officers as a group (5 persons)	20,000,000	100%	[●]	%

5% Beneficial Owners:
Yongqiang Donghai Limited(3)	16,672,000	83.36%	[●]	%
Yongqiang Maituo Limited(4)	3,328,000	16.64%	[●]	%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares. All shares represent only ordinary shares held by shareholders as no options are issued or outstanding.

(2)	Calculation based on 20,000,000 ordinary shares issued and outstanding.

(3)	Di Wang is deemed to beneficially own 16,672,000 ordinary shares through Yongqiang Donghai Limited, a British Virgin Islands company holding 16,672,000 shares of our ordinary shares. Di Wang has the sole voting and dispositive power of all the shares held by Yongqiang Donghai Limited through certain entrustment agreement with the shareholders of Yongqiang Donghai Limited.

(4)	Jueqin Wang is deemed to beneficially own 3,328,000 ordinary shares through Yongqiang Maituo Limited, a British Virgin Islands company holding 3,328,000 shares of our ordinary shares. Jueqin Wang has the sole voting and dispositive power of all the shares held by Yongqiang Maituo Limited.

(5)	The individual consents to be in such position upon Company’s listing on the Nasdaq Capital Market.

DESCRIPTION OF ORDINARY SHARES

Huadi International was incorporated on September 27, 2018 under the Cayman Islands Companies Law. Pursuant to our memorandum and articles of association, we are authorized to issue 500,000,000 ordinary shares of $0.0001 par value per share. There are 20,000,000 ordinary shares issued and outstanding as of the date hereof.

The following are summaries of the material provisions of our memorandum and articles of association and the Cayman Islands Companies Law, insofar as they relate to the material terms of our ordinary shares. Copies of our memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus is a part. As a convenience to potential investors, we provide the below description of Cayman Islands law and our memorandum and articles of association together with a comparison to similar features under Delaware law.

Ordinary Shares

General

Each ordinary share in the Company confers upon the shareholder:

●	the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders;

●	the right to an equal share in any dividend paid by the Company; and

●	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

All of our issued ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders may freely hold and vote their ordinary shares.

At the completion of this offering, there will be [●] ordinary shares issued and outstanding.

Listing

We plan to list our ordinary shares on the Nasdaq Capital Market under the symbol “HUDI.” We cannot guarantee that we will be successful in listing on Nasdaq; however, we will not complete this offering unless we receive approval letter for our listing.

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary shares is expected to be [●].

Distributions

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Cayman Islands Companies Law, as amended.

Shareholders’ voting rights

Any action required or permitted to be taken by the shareholders must be taken at a duly called and quorate annual or special meeting of the shareholders entitled to vote on such action and may be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each ordinary share which such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the Cayman Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings of shareholders

Any of our directors may convene a meeting of shareholders whenever they think fit. We must provide at least seven days’ written notice (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) of all meetings of shareholders, stating the time, place of the general meeting and, in the case of special business, the general nature of that business to shareholders whose names appear as shareholders in the register of members on the date of which the notice is dispatched and who are entitled to vote at the meeting. Our board of directors must convene a general meeting upon the written request of one or more shareholders holding at least 10% of our shares.

No business may be transacted at any general meeting unless a quorum is present at the time the meeting proceeds to business. Two members present in person or by proxy and entitled to vote shall be a quorum. If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place and if, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present shall be a quorum and may transact the business for which the meeting was called. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our amended and restated memorandum and articles of association to be present at a general meeting in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Meetings of directors

The management of our company is entrusted to our board of directors, who will make decisions by voting on resolutions of directors. Our directors are free to meet at such times and in such manner and places within or outside Cayman Islands as the directors determine to be necessary or desirable. At any meeting of directors, a quorum will be present if two directors are present. If there is a sole director, that director shall be a quorum. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Protection of minority shareholders

We would normally expect Cayman Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions in our memorandum and articles of association and applicable securities laws, any of our shareholders may transfer all or any of his or her ordinary shares by written instrument of transfer signed by the transferor and containing the name of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any ordinary share without giving any reason.

Winding Up

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the paid up capital at the commencement of the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid up capital, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively. If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Cayman Islands Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not), and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

The Cayman Islands Companies Law and our amended and restated memorandum and articles of association permits us to purchase our own shares, subject to certain restrictions and requirements. Our directors may only exercise this power on our behalf, subject to the Cayman Islands Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed. Under the Cayman Islands Companies Law, the repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or out of capital (including share premium account and capital redemption reserve). If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Islands Companies Law no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, and (3) unless the matter of purchase has first been authorized by a resolution of our shareholders. In addition, under the Cayman Islands Companies Law, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Modifications of rights

All or any of the rights attached to any class of our shares may (unless otherwise provided by the terms of issue of the shares of that class) be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such shareholders of that class as may be present in person or by proxy at a separate general meeting of the holders of shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of shareholders in the requisite majorities:

●	amend our memorandum of association to increase or decrease the authorized share capital of our Company;

●	divide our authorized and issued shares into a larger number of shares; and

●	combine our authorized and issued shares into a smaller number of shares.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The Cayman Islands Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Law and the current Companies Act of England. In addition, the Cayman Islands Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Islands Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.

The Cayman Islands Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Grand Court of the Cayman Islands (the “Grand Court”) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, the Cayman Islands Companies Law contains statutory provisions that facilitate the reconstruction of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court. While a dissenting shareholder has the right to express to the Grand Court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

●	the classes have been properly constituted;

●	the meetings were convened and held in accordance with the directions of the Grand Court;

●	the scheme has been properly explained to the members/creditors; and

●	the scheme is one that an intelligent and honest man, who is a member of the relevant class might reasonably approve.

The Cayman Islands Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares which are subject to the offer within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits and Protection of Minority Shareholders.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court can be expected to apply and follow the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle, and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following acts in the following circumstances:

●	a company acts or proposes to act illegally or ultra vires;

●	an irregularity in the passing of a resolution which requires a qualified majority;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Any of our shareholders may petition the Grand Court which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up and cease doing business, which may occur on the basis that there has been a loss of substratum and/or misconduct by management. Alternatively, the Grand Court may make an order: (1) regulating the conduct of our affairs; (2) requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do; (3) authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court may direct; or (4) providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our articles of association.

Indemnification of Directors and Executive Officers and Limitation of Liability.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such indemnification may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from willful neglect or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our ordinary shares. Future sales of substantial amounts of ordinary shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise equity capital in the future.

Upon completion of this offering and assuming the issuance of [●] ordinary shares offered hereby, we will have an aggregate of [●] ordinary shares outstanding. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The Ordinary Shares that were not offered and sold in our initial public offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of Ordinary Shares then outstanding, which will equal [●] ordinary shares immediately after our initial public offering, or

●	the average weekly trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

MATERIAL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS OF OUR ORDINARY SHARES

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. Unless otherwise noted in the following discussion, this section is the opinion of Ortoli Rosenstadt LLP,  our U.S. counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Grandall Law, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX

ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX

CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

Generally

Huadi International is an exempted company incorporated in Cayman Islands which is not currently subject to any Cayman Islands taxes. Yongqiang Tuoxing Limited is a tax-exempt company incorporated in the British Virgin Islands. HK Beach is subject to Hong Kong law. Hongshun and Huadi Steel are subject to PRC laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

The State Administration of Tax issued a Public Notice, or Public Notice 16, on March 18, 2015, to further regulate and strengthen the transfer pricing administration on outbound payments by a PRC enterprise to its overseas related parties. In addition to emphasizing that outbound payments by a PRC enterprise to its overseas related parties must comply with arm’s-length principles, Public Notice 16 specifies certain circumstances whereby such payments are not deductible for the purpose of the enterprise income tax of the PRC enterprise, including payments to an overseas related party which does not undertake any function, bear any risk or has no substantial operation or activities, payments for services which do not enable the PRC enterprise to obtain direct or indirect economic benefits, or for services that are unrelated to the functions and risks borne by the PRC enterprise, or relate to the protection of the investment interests of the direct or indirect investor of the PRC enterprise, or for services that have already been purchased from a third party or undertaken by the PRC enterprise itself, and royalties paid to an overseas related party which only owns the legal rights of the intangible assets but has no contribution to the creation of such intangible assets. Although we believe all our related party transactions, including all payments by our PRC subsidiaries and consolidated affiliated entities to our non-PRC entities, are made on an arm’s-length basis and our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. We do not believe that Huadi International meets all of the conditions above. Huadi International is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

However, if the PRC tax authorities determine that Huadi International is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Huadi International would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Huadi International is treated as a PRC resident enterprise.

Provided that the Company is not deemed to be a PRC resident enterprise, holders of our Ordinary Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under SAT Circular 698 and Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 698 and Circular 7, or to establish that we should not be taxed under these circulars. See “Risk Factors — Risks Related to Doing Business in China — Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.”

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our Ordinary Shares by a U.S. holder (as defined below) that holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, holders who will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of our ordinary shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our r Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our r ordinary shares.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Based upon our income and assets and the value of our ordinary shares, we do not believe that we were a PFIC for the taxable years ended September 30, 2019 and 2018, and do not anticipate becoming a PFIC in the foreseeable future.

Although we do not believe that we were a PFIC for the taxable year ended September 30, 2019 and 2018 and do not anticipate becoming a PFIC in the foreseeable future, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our ordinary shares from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. Because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC for any year during which a U.S. holder held our ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held our ordinary shares.

The discussion below under “Dividends” and “Sale or Other Disposition of Ordinary Shares” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-United States corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ordinary shares. Dividends received on the Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our ordinary shares. (See “—People’s Republic of China Taxation”) In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ordinary shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. In the event that we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the Ordinary Shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. U.S. holders are advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our ordinary shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ordinary shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the ordinary shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our Ordinary Shares listed on the Nasdaq, and provided that the Ordinary Shares will be regularly traded on the Nasdaq, a U.S. holder holds Ordinary Shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Ordinary Shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Dividends,” dividends that we pay on our Ordinary Shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our Ordinary Shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Grandall Law Firm, our counsel as to Chinese law, has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Ogier, our counsel as to Cayman Islands law, that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Craft Capital Management LLC and R.F. Lafferty & Co. Inc. are acting as the representatives of underwriters and (the “Representatives”) and Craft Capital Management LLC is also acting as the lead underwriter, have agreed to purchase from us on a firm commitment basis the number of ordinary shares indicated below, at the public offering price, less the underwriting discounts and commissions:

Name	Number of Ordinary Shares
Craft Capital Management LLC
R.F. Lafferty & Co. Inc.
Shengang Securities Company Limited
Total

Offers and sales for this offering will be conducted both inside and outside the United States through the underwriters and their respective selling agents. All offers or sales in the United States will be conducted by broker-dealers registered with the SEC and a member of FINRA. Shengang Securities Company Limited is a not broker-dealer registered with the SEC and will not make any offers or sales of the ordinary shares within the United States.

The underwriters are committed to purchase all the ordinary shares offered by this prospectus if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the ordinary shares covered by the underwriters’ over-allotment option to purchase ordinary shares described below. The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriters a 45-day option to purchase up to an aggregate of [●] additional ordinary shares (equal to 15% of the number of ordinary shares sold in the offering), in any combination thereof, at the public offering price per share, less underwriting discounts and commissions.

Fees, Commissions and Expense Reimbursement

The following table shows, for each of the total without over-allotment option and total with full over-allotment option offering amounts, the per share and total public offering price, underwriting fees and commissions to be paid to the underwriters by us, and proceeds to us, before expenses and assuming a $ [●] per share offering price.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public Offering Price	$	$	$
Underwriting fees and commissions	$	$	$
Proceeds to Us, Before Expenses	$	$	$

Because the actual amount to be raised in this offering is uncertain, the actual total offering commissions are not presently determinable and may be substantially less than the maximum amount set forth above.

Under the underwriting agreement, we have agreed to pay the Representatives $100,000 at the closing of this offering for its non-accountable expenses. We have also agreed to pay the Representatives’ reasonable out-of-pocket expenses (including fees and expenses of the Craft Capital Management LLC’s counsel) incurred by the Representatives in connection with this offering of up to $170,000. The expenses may also include (i) all reasonable and documented fees and expenses for conducting a net road show presentation; (ii) the cost of any due diligence meetings; (iii) preparation of bound volumes and Lucite cube mementos in such quantities as the Representative may reasonably request; and (iv) transfer taxes, if any, payable upon the transfer of securities from the Company to the underwriters. We have paid $50,000 to the Representatives as an advance to be applied towards the out-of-pocket expenses. Any unused portion of the advances shall be returned to the Company upon the termination date in the event that the advances are not expended.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriters’ non-accountable expenses and commissions, will be approximately $         , all of which are payable by us.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement. The underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Lock-Up Agreements

We and each of our officers, directors, and all 5% stockholders agree not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares, in the case of our directors, officers and existing stockholders of 5% or greater of our outstanding ordinary shares, for a period of 12 months after the effective date of the registration statement of which this prospectus is a part, and in the case of us, 180 days after the effective date of the registration statement, without the prior written consent of the underwriters.

The underwriters may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriters will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Representative Warrants

We have agreed to issue to our Representatives warrants to purchase the number of ordinary shares in the aggregate equal to 6.0% of the gross proceeds received by the Company from the Closing. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and one-half year period commencing six months from the effective date of the registration statement of which this prospectus is a part. The warrants are exercisable at a per share price equal to 125.0% of the public offering price per share in the offering. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Neither our underwriters, nor permitted assignees under Rule 5110(g)(1), will sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of shares of ordinary share at a price below the warrant exercise price.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that may be purchased in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing ordinary shares in the open market.

●	Syndicate covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ordinary shares to close out the short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which it may purchase ordinary shares through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the underwriters based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant. We offer no assurances that the offering price will correspond to the price at which our ordinary shares will trade in the public market subsequent to this Offering or that an active trading market for our shares will develop and continue after this Offering.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriter’s website is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the Offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Application for Nasdaq Market Listing

We intent to apply to have our ordinary shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “HUDI” We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this firm commitment offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If our ordinary shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act. The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ordinary shares recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ordinary shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ordinary shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ordinary shares for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

The ordinary shares may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognized exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor. The ordinary shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The ordinary shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), but only where the offer will be made to, and received by, the relevant BVI company entirely outside of the British Virgin Islands.

Canada

Resale Restrictions

The distribution of ordinary shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ordinary shares.

Representations of Canadian Purchasers

By purchasing the ordinary shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions,

●	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations,

●	where required by law, the purchaser is purchasing as principal and not as agent, and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares to the public in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ordinary shares which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of ordinary shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21 of the FSMA does not apply to us; and

●	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

France

Neither this prospectus nor any other offering material relating to the ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ordinary shares has been or will be:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ordinary shares, or distribution of a prospectus or any other offering material relating to the ordinary shares. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ordinary shares within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ordinary shares, and (ii) that it will distribute in Germany any offering material relating to the ordinary shares only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of ordinary shares has not been registered with the Commissione Nazionale per le Società e la Borsa(“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ordinary shares may not be distributed in Italy except:

●	to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

●	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other documents relating to the ordinary shares in the Republic of Italy must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

●	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

●	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ordinary shares on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, the ordinary shares which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ordinary shares being declared null and void and in the liability of the intermediary transferring the ordinary shares for any damages suffered by such non-qualified investors.

Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the ordinary shares may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The ordinary shares have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

●	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

●	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

●	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the ordinary shares described herein. The ordinary shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the ordinary shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. The ordinary shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the ordinary shares will not benefit from protection or supervision by such authority.

Taiwan

The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ordinary shares in Taiwan.

United Arab Emirates

(Excluding the Dubai International Financial Center)

The ordinary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of ordinary shares in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Expenses Relating to This Offering

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$
Nasdaq listing fee
FINRA
Legal Fees and Expenses
Accounting Fees and Expenses
Printing and Engraving Expenses Miscellaneous Expenses
Total Expenses	$

Under the Underwriting Agreement, we will pay our underwriters a fee and commission equal to 7.5% of the public offering price multiplied by the shares sold in the offering. In addition to the cash commission, we will also reimburse the Representatives for the full amount of its reasonable, non-accountable expenses of $100,000 of the gross proceeds raised in the offering, in addition to its expenses relating to the Offering, including but not limited to (i) reasonable travel and out-of-pocket expenses, including clearing charges and (ii) legal expense, up to $170,000.

Legal Matters

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the ordinary shares offered hereby will be opined upon for us by Ogier. Bevilacqua PLLC is acting as counsel to Craft Capital Management LLC. Certain legal matters as to PRC law will be passed upon for us by Grandall Law Firm and by Grandway Law Offices for Craft Capital Management LLC. Ortoli Rosenstadt LLP may rely upon Ogier with respect to matters governed by the law of the Cayman Islands and Grandall Law Firm with respect to matters governed by PRC law. Bevilacqua PLLC may rely upon Grandway Law Offices with respect to matters governed by PRC law.

Experts

The consolidated financial statements for the years ended September 30, 2019 and 2018, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Briggs & Veselka Co., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The offices of Briggs & Veselka Co. are located at 9 Greenway Plaza #1700, Houston, TX 77046.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the ordinary shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Disclosure of Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the ordinary shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon closing of our public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

HUADI INTERNATIONAL GROUP CO., LTD.

HUADI INTERNATIONAL GROUP CO., LTD.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2020 AND SEPTEMBER 30, 2019

(UNAUDITED, IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2020	2019
Assets
Current assets
Cash and cash equivalents	$796,381	$1,057,992
Restricted cash	868,148	1,958,680
Accounts receivable, net of allowance for doubtful accounts of $2,790,857 and $2,764,735, respectively	7,532,470	14,499,839
Notes receivable	209,173	517,649
Inventories	27,275,699	17,845,405
Advance to suppliers	894,934	1,306,926
Advance to suppliers, related parties	5,866,200	5,251,600
Other receivables	2,721,231	5,494,060
Total current assets	46,164,236	47,932,151
Property, plant and equipment, net	6,522,507	6,479,256
Intangible assets, net	1,168,090	1,171,883
Long-term investments	12,896,198	12,775,494
Deferred tax assets	418,629	414,710
TOTAL ASSETS	$67,169,660	$68,773,494
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$993,827	$1,124,061
Accrued expenses and other current liabilities	1,784,336	1,887,934
Notes payable	1,890,139	3,696,652
Advances from customers	1,594,064	1,221,152
Due to related parties	2,163,286	4,101,710
Short-term borrowings	30,867,639	31,488,660
Tax payable	3,813,828	4,046,225
TOTAL LIABILITIES	43,107,119	47,566,394

COMMITMENTS AND CONTIGENCIES

Shareholders’ equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized, 20,000,000 shares issued and outstanding	2,000	2,000
Additional paid-in capital	22,531,620	22,531,620
Accumulated deficit	(827,498)	(3,481,925)
Accumulated other comprehensive income	2,149,268	1,976,808
Total equity attributable to Huadi International Group Co., Ltd.	23,855,390	21,028,503
Equity attributable to non-controlling interests	207,151	178,597
Total shareholders’ equity	24,062,541	21,207,100
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$67,169,660	$68,773,494

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HUADI INTERNATIONAL GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED MARCH 31, 2020 AND 2019

(UNAUDITED, IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2020	2019
Sales	$25,557,407	$32,133,105
Cost of sales	(19,259,740)	(25,540,685)
Gross profit	6,297,667	6,592,420

Operating expenses:
Selling, general and administrative	1,953,069	2,396,534
Research and development	834,351	1,047,229
Total operating expenses	2,787,420	3,443,763

Operating income	3,510,247	3,148,657

Other income (expenses):
Interest expenses, net	(1,042,184)	(1,053,191)
Other income, net	554,456	231,326
Total other expenses, net	(487,728)	(821,865)

Income before income taxes	3,022,519	2,326,792
Income tax provision	(341,280)	(287,478)

Net income	$2,681,239	$2,039,314

Net income attributable to non-controlling interests	26,812	20,393

Net income attributable to Huadi International Group Co., Ltd.	$2,654,427	$2,018,921

Net income	$2,681,239	$2,039,314

Other comprehensive income:
Foreign currency translation adjustment	174,202	424,429

Total comprehensive income	2,855,441	2,463,743
Comprehensive income attributable to non-controlling interests	1,742	24,637

Comprehensive income attributable to Huadi International Group Co., Ltd.	$2,853,699	$2,439,106

Basic and diluted earnings per share
Basic	$0.13	$0.10
Diluted	$0.13	$0.10
Weighted average number of shares outstanding
Basic	20,000,000	20,000,000
Diluted	20,000,000	20,000,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HUADI INTERNATIONAL GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED MARCH 31, 2020

(UNAUDITED, IN U.S. DOLLARS, EXCEPT SHARE DATA)

	Shares	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Shareholders’ equity to Huadi International Group Co., Ltd.	Non-controlling interests	Total shareholders’ equity

Balance at September 30, 2019	20,000,000	2,000	22,531,620	(3,481,925)	$1,976,808	21,028,503	178,597	$21,207,100

Foreign currency translation income	-	-	-	-	172,460	172,460	1,742	174,202

Net income	-	-	-	2,654,427	-	2,654,427	26,812	2,681,239

Balance at March 31, 2020	20,000,000	$2,000	$22,531,620	(827,498)	2,149,268	23,855,390	207,151	24,062,541

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HUADI INTERNATIONAL GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED MARCH 31, 2020 AND 2019

(UNAUDITED, IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2020	2019
Cash Flows from Operating Activities:
Net income	$2,681,239	$2,039,314
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	387,481	293,046
Amortization expense	15,011	15,410
Deferred tax benefits	-	8,794
Gain on disposal of fixed assets	(649,142)	(32,066)
Changes in operating assets and liabilities:
Accounts receivable	7,174,378	7,170,273
Notes receivable	316,455	2,651,138
Inventories	(9,352,963)	868,222
Advances to suppliers	428,523	402,999
Advances to suppliers - related party	(570,550)	(6,602,766)
Other receivables	2,852,575	1,883,546
Accounts payable	(142,242)	627,411
Accrued expenses and other current liabilities	(122,631)	229,150
Notes payable	(1,859,586)	(2,674,284)
Advances from customers	364,936	(3,939,539)
Income tax payable	(273,293)	117,663
Net cash provided by operating activities	1,250,191	3,058,311

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(378,189)	(596,031)
Disposal of properties and equipment	657,993	51,243
Net cash provided by (used in) investing activities	279,804	(544,788)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	22,878,557	22,434,605
Repayments on short-term borrowings	(23,806,138)	(28,351,627)
Advances from related parties	1,568,806	1,830,107
Repayments of related party advances	(3,565,469)	(585,634)

Net cash used in financing activities	(2,924,244)	(4,672,549)

Effect of exchange rate changes on cash	42,106	83,154

Net decrease in cash and cash equivalents and restricted cash	(1,352,143)	(2,075,872)
Cash and cash equivalents and restricted cash at the beginning of period	3,016,672	5,197,695
Cash and cash equivalents and restricted cash at the end of period	$1,664,529	$3,121,823

Supplemental disclosures of cash flows information:
Cash paid for income taxes	$101,766	$204,333
Cash paid for interest expenses	$1,111,537	$1,053,191

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HUADI INTERNATIONAL GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Entity Name	Registered Location	Date of Incorporation	Ownership as of the issuance date of the report
Huadi International Group Co., Ltd. (“Huadi International” or “the Company”)	Cayman Island	September 27, 2018	Parent, 100%
Yongqiang Tuoxing Limited. (“Yongqiang Tuoxing”)	British Virgin Island	October 2, 2018	100% by the Parent
Hong KongBeach Limited. (“HK Beach”)	Hong Kong	November 7, 2018	100% by Tuoxing
Wenzhou Hongshun Stainless Steel Limited. (“Hongshun”)	Wenzhou, China	June 3,2019	100% by HK Beach
Huadi Steel Group Limited. (“Huadi Steel”)	Wenzhou, China	November 12,1998	99% by Hongshun

Huadi International Group Co., Ltd. (“Huadi International”)

Huadi International was incorporated on September 27, 2018 under the laws of Cayman Islands. Under its memorandum of association, Huadi International is authorized to issue 500,000,000 ordinary shares of a single class, par value $0.0001 per ordinary share. The paid in capital was zero as of March 31, 2020. There are currently 20,000,000 issued and outstanding ordinary shares, of which 16.64% and 83.36% held by Yongqiang Maituo Limited and Yongqiang Donghai Limited, repectively. Huadi International is a holding company and is currently not actively engaging in any business. Huadi International’s registered agent is Harneys Fiduciary (Cayman) Limited and its registered office is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

Yongqiang Tuoxing Limited (“Yongqiang Tuoxing”)

Yongqiang Tuoxing was incorporated on October 2, 2018 under the laws of British Virgin Islands. Under its memorandum of association, Yongqiang Tuoxing is authorized to issue 50,000 ordinary shares of a single class, par value $1.00 per ordinary share. The paid in capital was zero as of March 31, 2020. Yongqiang Tuoxing is a wholly owned subsidiary of Huadi International and is currently not actively engaging in any business. Yongqiang Tuoxing’s registered agent is Harneys Corporate Services Limited and its registered office is at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands.

Hong Kong Beach Limited (“HK Beach”)

HK Beach was incorporated on November 7, 2018 under the laws of Hong Kong and is a wholly owned subsidiary of Yongqiang Tuoxing. The paid in capital was zero as of March 31, 2020. HK Beach did not have any operations as of March 31, 2020.

Wenzhou Hongshun Stainless Steel Ltd. (“Wenzhou Hongshun”)

Wenzhou Hongshun was incorporated on June 3, 2019 in China and is a wholly owned subsidiary of HK Beach. Wenzhou Hongshun is a wholly-foreign owned enterprise organized the laws of the People’s Republic of China. The registered capital is USD 10,000,000 and the paid in capital was zero as of March 31, 2020.

The registered principal activities of Wenzhou Hongshun are Sales of stainless steel pipes, stainless steel bars, stainless steel elbows, stainless steel products, auto parts and components; import and export of goods, technology import and export. Wenzhou Hongshun did not have any operations as of March 31, 2020.

Huadi Steel Group Limited. (“Huadi Steel”)

Huadi Steel was incorporated on November 12, 1998 under the laws of the People’s Republic of China. The registered and paid in capital is RMB 168,800,000. Since August 18, 2015, Huadi Group was owned by nine PRC shareholders (“PRC Shareholders”).

Reorganization

In or about August 2019, the Company completed a corporate reorganization to roll several controlled entities (now referred to as the subsidiaries) into one legal corporation (the “Company”) where Di Wang, one of the PRC Shareholders transferred 5% equity of Huadi Steel to a Hong Kong entity which was subsequently transferred to Wenzhou Hongshun on August 28, 2019. On August 22, 2019, Wenzhou Hongshun acquired 94% equity of Huadi Group from the PRC Shareholders. As the result, Wenzhou Huadi Steel’s equity interest is 99% held by Wenzhou Hongshun and 1% held by Di Wang as of March 31, 2020. The specific transactions related to this reorganization are outlined above.  During the years presented in these financial statements, the control of the entities has never changed (always under the control of the PRC Shareholders). Accordingly, the combination has been treated as a corporate restructuring (“reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United Stated of America (“US GAAP”) and have been consistently applied. The accompanying consolidated financial statements include the financial statements of the Company and its majority-owned and controlled subsidiaries. All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Such estimates include, but are not limited to, allowances for doubtful accounts, inventory valuation, useful lives of property, plant and equipment, intangible assets, impairment in equity investment, and income taxes related to realization of deferred tax assets and uncertain tax position. Actual results could differ from those estimates.

Foreign Currency Translation

The financial records of the Company’s subsidiaries in People’s Republic of China (“PRC”) are maintained in their local currencies which are Chinese Yuan (“CNY” or “RMB”). Monetary assets and liabilities denominated in currencies other than their local currencies are translated into local currencies at the rates of exchange in effect at the consolidated balance sheet dates. Transactions denominated in currencies other than their local currencies during the year are converted into local currencies at the applicable rates of exchange prevailing when the transactions occur. Transaction gains and losses are recorded in other income/ (expense), net in the consolidated statements of income and comprehensive income.

The Company maintained its financial record using the United States dollar (“US dollar”) as the functional currency, while the subsidiaries of the Company in Hong Kong and mainland China maintained their financial records using RMB as the functional currencies. The reporting currency of the Company is US dollar. When translating local financial reports of the Company’s subsidiaries into US dollar, assets and liabilities are translated at the exchange rates at the consolidated balance sheet date, equity accounts are translated at historical exchange rates and revenue, expenses, gains and losses are translated at the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the consolidated statements of income and comprehensive income.

The relevant exchange rates are listed below:

	March 31,	March 31,	September 30,
	2020	2019	2019

Period Ended RMB: USD exchange rate	7.0808	6.7112	7.1477
Period Average RMB: USD exchange rate	7.0117	6.8302	6.8753

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash and deposits with financial institutions which are unrestricted as to withdrawal and use. Cash equivalents consist of highly liquid investments that are readily convertible to cash generally with original maturities of three months or less when purchased.

Restricted Cash

The Company has bank acceptance notes outstanding with the bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. Those notes are generally short term in nature due to their short maturity period of six to nine months; thus, restricted cash is classified as a current asset. Restricted cash is not included in the beginning or ending balance of cash and cash equivalents in the consolidated statements of cash flows.

As of March 31, 2020 and September 30, 2019, restricted cash was $868,148 and $1,958,680, respectively. No cash is restricted to assure future credit availability.

Accounts Receivable and Allowance for Doubtful Account

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The allowance for doubtful accounts recognized as of March 31, 2020 and September 30, 2019 was $2,790,857 and $2,764,735, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is principally determined using the weighted-average method. The Company records adjustments to inventory for excess quantities, obsolescence or impairment when appropriate to reflect inventory at net realizable value. These adjustments are based upon a combination of factors including current sales volume, market conditions, lower of cost or market analysis and expected realizable value of the inventory.

There were no write-downs recognized of inventories for the period as of March 31, 2020 and September 30, 2019.

Advances to Suppliers

Advances to suppliers refer to advances for purchase of materials or other service agreements, which are applied against accounts payable when the materials or services are received.

The Company reviews a supplier’s credit history and background information before advancing a payment. If the financial condition of its suppliers were to deteriorate, resulting in an impairment of their ability to deliver goods or provide services, the Company would write off such amount in the period when it is considered impaired. There were no write-offs recognized of impairment for the period as of March 31, 2020 and September 30, 2019.

Advances from Customers

Advances from customers refer to advances received from customers regarding product sales, which are applied against accounts receivable when products are sold.

Property and Equipment, net

Property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation commences upon placing the asset in usage and is recognized on a straight-line basis over the estimated useful lives of the assets with 5% of residual value, as follows:

Useful lives
Buildings	10-20 years
Machinery and equipment	5-20 years
Transportation vehicles	3-10 years
Office equipment	3-10 years
Electronic equipment	3-10 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Intangible Assets

Intangible assets consist of land use rights. Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. These land use rights are sometimes referred to informally as “ownership.” Land use rights are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method with the following estimated useful lives:

Useful lives
Land use rights	50 years

Long-term Investments

The Company accounts for investments less than 20% ownership under the cost method and assess impairment at the end of each period. The carrying value of the investments was $12,896,198 and $12,775,494 as of March 31, 2020 and September 30, 2019.

The Company determined that there is no impairment in these investments for the six months ended March 31, 2020 and 2019.

Impairment of Long-lived Assets

The Company’s management reviews the carrying values of long-lived assets whenever events and circumstances, such as a significant decline in the asset’s market value, obsolescence or physical damage affecting the asset, significant adverse changes in the assets use, deterioration in the expected level of the assets performance, cash flows for maintaining the asset are higher than forecast, indicate that the net book value of an asset may not be recovered through expected future cash flows from its use and eventual disposition. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

There was no impairment charge recognized for long-lived assets for the six months ended March 31, 2020 and 2019.

Fair Value of Financial Instruments

Fair Value Measurements and Disclosures requires disclosure of the fair value of financial instruments held by the Company. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses, other current liabilities, notes receivable, notes payable, advances to suppliers, advances from customers, bank loans, and income tax payable and other receivables, the carrying amounts approximate their fair values due to their short maturities as of March 31, 2020 and September 30, 2019.

Value-added Tax

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s products are sold in the PRC and are subject to a VAT on the gross sales price.  The Company is subject to a VAT rate of 17% before May 1, 2018, a VAT rate of 16% effective on May 1, 2018, and the most current VAT rate of 13% effective on April 1, 2019. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products.

Revenue Recognition

The Company generates its revenues mainly from sales of steel piping products. The Company follows Financial Accounting Standards Board (FASB) ASC 606 and accounting standards updates (“ASU”) 2014-09 for revenue recognition. On October 1, 2018, the Company has early adopted ASU 2014-09, which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) Identify the Contract with a Customer, (2) Identify the Performance Obligations in the Contract, (3) Determine the Transaction Price, (4) Allocate the Transaction Price to the Performance Obligations in the Contract, and (5) Recognize Revenue When (or As) the Entity Satisfies a Performance Obligation. Results for reporting periods beginning after October 1, 2018 are presented under ASU 2014-09, while prior period amounts are not adjusted and continue to be reported under the previous accounting standards. The Company has assessed the impact of the guidance by reviewing its existing customer contracts and current accounting policies and practices to identify differences that will result from applying the new requirements, including the evaluation of its performance obligations, transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of Topic 606 and therefore there was no material changes to the Company’s consolidated financial statements upon adoption of ASC 606, and there have not been any significant changes to company’s business processes, systems, or internal controls as a result of implementing the standard.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. As part of its consideration of the contract, the Company evaluates certain factors including the customer’s ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which are distinct, to be the identified performance obligations.

In determining the transaction price the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. As the Company’s standard payment terms are less than one year, the Company has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on their relative standalone selling price.

Revenues are reported net of all value added taxes. The Company does not routinely permit customers to return products, while in certain conditions product changes are allowed, and historically customer returns have been immaterial and due to the nature of company’s products no warranty is offered.

Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied at a point in time), which typically occurs at delivery.

The Company sells its products either under free onboard (“FOB”) shipping point term or under FOB destination term. For sales under FOB shipping point term, the Company recognize revenues when products are loaded on the ships. Product delivery is evidenced by warehouse shipping logs as well assigned shipping bills from the shipping companies. For sales under FOB destination term, the Company recognize revenues when the products are delivered and accepted by customers. Product delivery is evidenced by signed receipt documents and title transfers upon delivery. Prices are determined based on negotiations with the Company’s customers and are not subject to adjustment. As a result, the Company expects returns to be minimal.

Government Grant

Government grants are recognized when received and all the conditions for their receipt have been met.

Government grants as the compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Company with no future related cost are recognized in profit or loss in the period in which they become receivable.

During the six months ended as of March 31, 2020 and 2019, government grants recognized was $179,533 and $31,900, respectively.

Research and Development Costs

Research and development activities are directed toward the development of new products as well as improvements in existing processes. These costs, which primarily include salaries, contract services and supplies, are expensed as incurred.

Shipping and Handling Costs

Shipping and handling costs are expensed when incurred and are included in selling and marketing expense. Shipping and handling costs were $504,180 and $668,804 for the six months ended March 31, 2020 and 2019, respectively.

Advertising Costs

Advertising costs are expensed as incurred in accordance with ASC 720-35, “Other Expenses-Advertising Costs”. Advertising costs were $48,815 and $78,146 for the six months ended March 31, 2020 and 2019, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby it calculates deferred tax assets or liabilities for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits by applying enacted tax rates applicable to the years in which those temporary differences are expected to be reversed or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as non-current amounts.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

To the extent applicable, the Company records interest and penalties as other expense. All of the tax returns of the Company’s PRC subsidiaries remain subject to examination by PRC tax authorities for five years from the date of filing. The fiscal years for tax purpose in PRC are ended at December 31.

The Company and its subsidiaries are not subject to U.S. tax laws and local state tax laws. The Company’s income and that of its related entities must be computed in accordance with Chinese and foreign tax laws, as applicable, and all of which may be changed in a manner that could adversely affect the amount of distributions to shareholders. There can be no assurance that Income Tax Laws of PRC will not be changed in a manner that adversely affects shareholders. In particular, any such change could increase the amount of tax payable by the Company, reducing the amount available to pay dividends to the holders of the Company’s ordinary shares.

Earnings Per Share

Earnings (loss) per share is calculated in accordance with ASC 260 Earnings per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is computed in accordance with the treasury stock method and based on the weighted average number of ordinary shares and dilutive common share equivalents. Dilutive common share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive. There were no dilutive common share equivalents outstanding during the six months ended March 31, 2020 and 2019.

Concentration of Risks

Exchange Rate Risks

The Company operates in China, which may give rise to significant foreign currency risks mainly from fluctuations and the degree of volatility of foreign exchange rates between the USD and the RMB.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents, restricted cash, notes receivable. The Company places its cash and cash equivalents, restricted cash, and note receivable in good credit quality financial institutions in Hong Kong and PRC. Concentration of credit risks with respect to accounts receivables is linked to the concentration of revenue. To manage credit risk, the Company performs ongoing credit evaluations of customers’ financial condition.

Interest Rate Risks

The Company is subject to interest rate risk. The Company has bank interest bearing loans charged at variable interest rates. And although some bank interest bearing loans are charged at fixed interest rates within the reporting period, the Company is still subject to the risk of adverse changes in the interest rates charged by the banks when these loans are refinanced.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note1, this may not be indicative of future results.

Liquidity Risks

Our primary sources of liquidity consist of existing cash balances, cash flows from our operating activities and availability under our revolving credit facility. Our ability to generate sufficient cash flows from our operating activities is primarily dependent on our sales of steel pipe, tube and ancillary products to our customers at margins sufficient to cover fixed and variable expenses.

As of March 31, 2020, we had cash and cash equivalents of $796,381. We believe that our current cash, cash to be generated from our operations and access to help from our related party will be sufficient to meet our working capital needs for at least the next twelve months. However, we do not have any amounts committed to be provided by our related party. We are also not dependent upon this offering to meet our liquidity needs for the next twelve months. However, we plan to expand our business to implement our growth strategies in the water supply market and strengthen our position in the marketplace. To do so, we will need more capital through equity financing to increase our production and meet market demands.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates. Management periodically reviews new accounting standards that are issued.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services.

We have elected to early adopt ASU 2014-09 and its related amendments or collectively Topic 606, effective October 1, 2018, as permitted by the standard, using the modified retrospective implementation method. Accordingly, we have applied the five-step method outlined in Topic 606 for determining when and how revenue is recognized to all contracts that were not completed as of the date of adoption. Revenues for reporting periods beginning after October 1, 2018 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported under the previous revenue recognition guidance. For contracts that were modified before the effective date, we have considered the modification guidance within the new standard and determined that the revenue recognized and contract balances recorded prior to adoption for such contracts were not impacted. While Topic 606 requires additional disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, its adoption has not had a material impact on the measurement or recognition of our revenues. Our modified retrospective adoption, for which we were not required to make any material changes to the prior year presentation, did not have a material effect on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which increases lease transparency and comparability among organizations. Under the new standard, lessees will be required to recognize all assets and liabilities arising from leases on the balance sheet, with the exception of leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In March 2018, the FASB approved an alternative transition method to the modified retrospective approach, which eliminates the requirement to restate prior period financial statements and requires the cumulative effect of the retrospective allocation to be recorded as an adjustment to the opening balance of retained earnings at the date of adoption. The Company does not plan to early adopt ASU 2016-02 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flow.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to provide guidance on the presentation and classification of certain cash receipts and cash payments on the statement of cash flows. The guidance specifically addresses cash flow issues with the objective of reducing the diversity in practice. The guidance will be effective for the Company in fiscal year 2018, but early adoption is permitted. The Company has evaluated the impact of this new standard and believes there is no impact on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control, to provide guidance on the evaluation of whether a reporting entity is the primary beneficiary of a VIE by amending how a reporting entity, that is a single decision maker of a VIE, treats indirect interests in that entity held through related parties that are under common control. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The Company has evaluated the impact of this new standard and believes there is no impact on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows: Restricted Cash”. The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendment is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company has elected to early adopt the new standard effective October 1, 2018 using a retrospective transition method to each period presented. Our retrospective adoption did not have a material effect on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company does not expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). The amendments in this ASU modify the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not plan to early adopt ASU 2018-13 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material effect on the Company’s financial position, result of operations or cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable as of March 31, 2020 and September 30, 2019 consisted of the following:

	2020	2019
Accounts receivable, gross	$10,323,327	$17,264,574
Less: allowance for doubtful accounts	(2,790,857)	(2,764,735)
Accounts receivable, net	$7,532,470	$14,499,839

The Company’s customers are for the most part, various levels of government, state-owned entities and construction companies. Due to the nature of the customers and the practice of the industry, the Company generally allows credit period of 180 days to its customers.

Changes of allowance for doubtful accounts as of March 31, 2020 and September 30, 2019 are as follow:

	2020	2019
Beginning balance	$2,764,735	$2,912,310
Additional reserve through bad debt expense	-	-
Bad debt write-off	-	(33,612)
Exchange difference	26,122	(113,963)
Ending balance	$2,790,857	$2,764,735

NOTE 4 – NOTES RECEIVABLE

Notes receivable consisted of bank acceptance notes of $209,173 and $517,649 provided by the Company’s customers as of March 31, 2020 and September 30, 2019, respectively. These notes with 3-6 months maturity dates were issued by our customers to repay their balance to the Company and these notes were guaranteed by the banks.

NOTE 5 – INVENTORIES

Inventories as of March 31, 2020 and September 30, 2019 consisted of the following:

	2020	2019
Raw materials	$17,163,166	$10,489,858
Work in process	265,684	252,749
Finished goods	9,846,849	7,102,798
Total	$27,275,699	$17,845,405

There were no inventory write-downs recognized for the six months ended March 31, 2020 and 2019.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following as of March 31, 2020 and September 30, 2019:

	2020		2019
	$		$
Buildings		4,728,084		4,785,642
Machinery and equipment		8,780,732		8,302,445
Transportation vehicles		954,145		936,908
Office equipment		372,993		442,343
Construction in progress (“CIP”)		99,735		124,276
Total property plant and equipment, at cost		14,935,689		14,591,614
Less: accumulated depreciation		(8,413,182)		(8,112,358)
Property, plant and equipment, net		$6,522,507		$6,479,256

Depreciation expense was $387,481 and $293,046 for the six months ended March 31, 2020 and 2019, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible asset as of March 31, 2020 and September 30, 2019 consisted of the following:

	2020	2019
Land use rights, cost	$1,565,149	$1,550,500
Less: accumulated amortization	(397,059)	(378,617)
Intangible assets, net	$1,168,090	$1,171,883

Amortization expense was $15,011 and $15,410 for the six months ended March 31, 2020 and 2019, respectively.

NOTE 8 – LONG-TERM INVESTMENTS

Long-term investments consisted of the following as of March 31, 2020 and September 30, 2019:

	2020	2019
Huashang Micro Finance Co.	$5,366,625	$5,316,395
Longwan Rural Commercial Bank	6,352,672	6,293,213
Wenzhou Longlian Development Co., Ltd	1,176,901	1,165,886
Total	$12,896,198	$12,775,494

In 2009, the Company made an investment of RMB 90,000,000 ($13,203,257 in USD) to acquire 22.5% in Huashang Micro Finance Co. (“Huashang”), a finance company offers micro loans to its customers. In 2015, as the result of a capital reduction, the Company’s ownership reduced by 3.5% to 19% for a cash consideration of RMB 52,000,000 ($8,535,827 in USD), of which RMB 7,000,000 ($988,589 and $979,336 in USD, respectively) has not been collected as of March 31, 2020 and September 30, 2019. The Company carries this investment at the cost on its balance sheets. The Company did not receive any dividend income from Huashang during the six months ended March 31, 2020 and 2019.

In 2011, the Company made an investment of RMB 8,333,400 ($1,307,982 in USD) to acquire 8.3334% in Wenzhou Longlian Development Co., Ltd. (“Longlian”), a property and infrastructure development company. The Company carries this investment at the cost on its balance sheets. The Company did not receive any dividend income from Longlian during the six months ended March 31, 2020 and 2019.

In 2012, the Company made an investment of RMB 44,982,000 ($7,172,207 in USD) to acquire 2.1% in Longwan Rural Commercial Bank. (“LRCB”), a private bank accepting deposits and providing short-term or long-term lending to its customers. The Company carries this investment at the cost on its balance sheets. During the six months ended March 31, 2020 and 2019, the Company received dividend income of RMB 0 and RMB 3,307,500 ($484,246 in USD) from LRCB, respectively.

NOTE 9 – NOTES PAYABLE

Notes payable consisted of bank notes of $1,890,139 and $3,696,652 provided by the Company to its customers as of March 31, 2020 and September 30, 2019, respectively. These short-term bank notes can be endorsed and assigned to suppliers as payments for purchases. The bank notes payables are generally payable within six months. These short-term notes payables are guaranteed by the bank for their full face value. In addition, the banks usually require the Company to deposit a certain amount of at the bank as a guarantee deposit, which is classified on the consolidated balance sheets as restricted cash.

NOTE 10 – SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following at March 31, 2020:

Bank Name	Amount - RMB	Amount - USD	Issuance Date	Expiration Date	Interest
Agricultural Bank	4,500,000	635,521	7/2/2019	7/1/2020	5.66%
Agricultural Bank	10,500,000	1,482,883	8/2/2019	8/1/2020	5.66%
Agricultural Bank	14,500,000	2,047,791	8/14/2019	8/12/2020	5.66%
Agricultural Bank	5,000,000	706,135	10/12/2019	10/11/2020	5.40%
Agricultural Bank	9,990,000	1,410,858	11/4/2019	11/3/2020	5.40%
Agricultural Bank	5,000,000	706,135	11/13/2019	11/12/2020	5.40%
Agricultural Bank	7,000,000	988,589	11/28/2019	11/18/2020	5.35%
Agricultural Bank	9,500,000	1,341,656	12/19/2019	12/18/2020	5.35%
Agricultural Bank	9,990,000	1,410,858	12/27/2019	12/10/2020	5.35%
Agricultural Bank	5,700,000	804,994	1/8/2020	1/7/2021	5.35%
Agricultural Bank	9,990,000	1,410,858	1/14/2020	1/13/2021	5.35%
Agricultural Bank	9,000,000	1,271,043	2/28/2020	2/27/2021	5.60%
Agricultural Bank	4,990,000	704,723	3/4/2020	3/3/2021	5.60%
Agricultural Bank	13,400,000	1,892,442	3/13/2020	3/12/2021	5.25%
Agricultural Bank	5,000,000	706,135	3/27/2020	3/15/2021	5.25%
Bank of China	7,540,000	1,064,851	1/7/2020	1/2/2021	5.00%
Bank of China	7,730,000	1,091,685	1/9/2020	1/7/2021	5.00%
China CITIC Bank	6,000,000	847,362	9/24/2009	9/22/2020	5.35%
China CITIC Bank	6,500,000	917,975	9/25/2019	9/23/2020	5.35%
China CITIC Bank	8,000,000	1,129,816	9/26/2019	9/24/2020	5.35%
China CITIC Bank	4,500,000	635,521	10/11/2019	10/10/2020	5.35%
China CITIC Bank	6,500,000	917,975	10/16/2019	10/15/2020	5.35%
China CITIC Bank	4,000,000	564,908	10/29/2019	10/28/2020	5.35%
Minsheng Bank	13,150,000	1,857,135	5/5/2019	4/25/2020	6.53%
Zhejiang Commerce Bank	6,500,000	917,975	10/23/2019	10/22/2020	6.09%
Zhejiang Commerce Bank	1,000,000	141,227	10/23/2019	10/22/2020	6.09%
Zhejiang Commerce Bank	4,500,000	635,521	10/25/2019	10/25/2020	6.09%
Zhejiang Commerce Bank	3,000,000	423,681	10/25/2019	10/25/2020	6.09%
Zhejiang Commerce Bank	7,500,000	1,059,202	10/29/2019	10/29/2020	6.09%
Zhejiang Commerce Bank	4,087,581	577,277	11/13/2019	11/12/2020	6.09%
Zhejiang Commerce Bank	4,000,000	564,908	11/18/2019	11/18/2020	6.09%
Total	RMB218,567,581	$30,867,640

Short-term borrowings consisted of the following at September 30, 2019:

Bank Name	Amount - RMB	Amount - USD	Issuance Date	Expiration Date	Interest
Agricultural Bank	RMB9,990,000	$1,397,652	11/2/2018	11/1/2019	5.44%
Agricultural Bank	7,000,000	979,336	12/3/2018	12/2/2019	5.44%
Agricultural Bank	5,000,000	699,526	12/7/2018	11/15/2019	5.44%
Agricultural Bank	9,500,000	1,329,099	1/11/2019	1/10/2020	5.44%
Agricultural Bank	9,990,000	1,397,652	1/21/2019	1/20/2020	5.13%
Agricultural Bank	5,700,000	797,459	1/25/2019	1/24/2020	5.13%
Agricultural Bank	9,990,000	1,397,652	2/1/2019	1/30/2020	5.13%
Agricultural Bank	9,000,000	1,259,146	3/4/2019	3/3/2020	5.35%
Agricultural Bank	9,990,000	1,397,652	3/8/2019	3/7/2020	5.35%
Agricultural Bank	13,400,000	1,874,729	4/2/2019	4/1/2020	5.13%
Agricultural Bank	5,000,000	699,526	4/24/2019	4/15/2020	5.13%
Agricultural Bank	4,500,000	629,573	7/2/2019	7/1/2020	5.66%
Agricultural Bank	10,500,000	1,469,004	8/2/2019	8/1/2020	5.66%
Agricultural Bank	14,500,000	2,028,625	8/14/2019	8/12/2020	5.66%
China CITIC Bank	2,614,096	365,725	10/17/2018	10/12/2019	4.90%
China CITIC Bank	6,500,000	909,383	10/17/2018	10/17/2019	5.66%
China CITIC Bank	5,147,400	720,148	1/4/2019	12/30/2019	5.00%
China CITIC Bank	6,000,000	839,431	9/24/2009	9/22/2020	5.35%
China CITIC Bank	6,500,000	909,383	9/25/2019	9/23/2020	5.35%
China CITIC Bank	8,000,000	1,119,241	9/26/2019	9/24/2020	5.35%
Bank of China	8,880,000	1,242,358	1/10/2019	1/6/2020	5.44%
Bank of China	7,540,000	1,054,885	1/9/2019	1/6/2020	5.44%
Bank of China	3,350,000	468,682	1/25/2019	1/22/2020	5.22%
Bank of China	3,580,000	500,860	1/25/2019	1/2/2020	5.22%
Minsheng Bank	14,900,000	2,084,587	4/25/2019	4/25/2020	6.53%
Zhejiang Commerce Bank	1,000,000	139,905	4/23/2019	10/23/2019	6.09%
Zhejiang Commerce Bank	7,000,000	979,336	4/23/2019	10/23/2019	6.09%
Zhejiang Commerce Bank	4,500,000	629,573	4/29/2019	10/29/2019	6.09%
Zhejiang Commerce Bank	10,500,000	1,469,004	4/29/2019	10/29/2019	6.09%
Total	RMB220,071,496	$30,789,134

Short-term borrowings also include loans from various individuals with interest rate around 8% and maturing within one year. As of March 31, 2020 and September 30, 2019, the total amount of these loans was $0 and $699,526, respectively. As of March 31, 2020 and September 30, 2019, The Company had no default of payment to its loans.

The Company’s short-term bank borrowings are pledged by its assets as listed below, and guaranteed by the Company’s major shareholders: Di Wang, Jueqin Wang, their immediate family members, third-party individuals, and third-party companies:

	March 31,	September 30,
	2020	2019
Buildings, net	2,853,276	2,873,733
Long-term Investment	11,719,297	7,459,099
Total	$14,572,573	$10,332,832

NOTE 11 – CUSTOMER AND VENDOR CONCENTRATIONS

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

The Company had no significant customer during the six months ended March 31, 2020 and there was no significant concentration of accounts receivable as of March 31, 2020. The Company sold a substantial portion of products to one customer (12.16% of total revenues) during the six months ended March 31, 2019. As of March 31, 2019, amount due from this customer included in accounts receivable was $317,176. There was no significant concentration of accounts receivable as of March 31, 2019.

The loss of our significant customer or the failure to attract new customers could have a material adverse effect on our business, consolidated results of operations and financial condition.

For the six months ended March 31, 2020, two suppliers, one being a related party, accounted for 39.87% and 14.85% of the Company’s total raw material purchase. For the six months ended March 31, 2019, four suppliers accounted for 20.32%, 16.34%, 14.48%, and 11.21% of the Company’s total raw material purchase.

The Company believes there are numerous other suppliers that could be substituted should the supplier become unavailable or non-competitive.

NOTE 12 – RELATED PARTY TRANSACTIONS

1)	Nature of relationships with related parties

Name	Relationship with the Company
Taizhou Huadi Industrial Ltd.	An entity 30% owned by Jueqin Wang
Huashang Micro Finance Co.	An entity 19% owned by the Company
Shanghai Huadi Insutrial Co., Ltd.	An entity 20% owned by Jueqin Wang
Zhejiang Huadi Synthetic Leather Ltd.	An entity 73% owned by Jueqin Wang
Taizhou Huadi Material Technology Co.	An entity 100% owned by Yiyu Wang
Jueqin Wang	Principle shareholder of the Company
Yiyu Wang	Immediate family member of majority shareholder of the Company
Huizhi Wang	Principle shareholder of the Company
Di Wang	Principle shareholder of the Company
Bing Zhang	Principle shareholder of the Company
Juelin Wang	Principle shareholder of the Company

2)	Related party transactions

During six months ended March 31, 2020, the Company purchased a total of $9,991,640 raw materials from Taizhou Huadi Industrial Ltd. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of March 31, 2020, the Company had outstanding advance balance of $5,866,200 to this entity.

During six months ended March 31, 2020, the Company sold a total of $934,590 products to Taizhou Huadi Material Technology Co. Ltd. As of March 31, 2020, the Company had outstanding advance payment of $31,917 from this entity.

During six months ended March 31, 2020, the Company borrowed RMB 5,000,000 ($ 713,094 in USD) with 8% annual interest rate from Huizhi Wang as working capitals to support the Company’s operations. The borrowing is unsecured and due on demand with no fixed term. The Company fully repaid the loan plus outstanding loans of previous period with a total amount of RMB 10,000,000 ($1,426,188 in USD). The Company has no outstanding loan due to Huizhi Wang as of March 31, 2020.

During six months ended March 31, 2020, the Company borrowed RMB 5,000,000 ($ 713,094 in USD) from Bing Zhang as working capitals to support the Company’s operations. The borrowing is unsecured and due on demand with no fixed term. The Company fully repaid the loan plus outstanding loans of previous period with a total amount of RMB 10,000,000 ($1,426,188 in USD). The Company has no outstanding loan due to Bing Zhang as of March 31, 2020.

During six months ended March 31, 2020, the Company repaid RMB 5,000,000 ($713,094 in USD) to Juelin Wang for the loans the Company borrowed from Juelin Wang during fiscal year ended September 30, 2019. The Company has no outstanding loan due to Juelin Wang as of March 31, 2020.

During six months ended March 31, 2020, the Company borrowed RMB 1,000,000 ($142,619 in USD) from Di Wang as working capitals to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate.

During six months ended March 31, 2019, the Company purchased a total of $2,991,274 raw materials from Taizhou Huadi Industrial Ltd. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of March 31, 2019, the Company had no outstanding accounts payable balance to this entity.

During six months ended March 31, 2019, the Company purchased a total of $512,430 raw materials from Shanghai Huadi Industrial Co., Ltd. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of March 31, 2019, the Company had an advance balance of $74,502 to this entity.

During six months ended March 31, 2019, the Company advanced cash RMB 2,300,000 ($342,711 in USD) to Zhejiang Huadi Synthetic Leather Ltd. The balance was fully paid in the subsequent period.

During six months ended March 31, 2019, the Company borrowed RMB 12,500,000 ($1,862,558 in USD), from Yiyu Wang, an immediate family member of majority shareholder of the Company, as working capitals to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate. As of March 31, 2020 and September 30, 2019, the Company had outstanding payable due to Yiyu Wang with an amount of $1,765,337 and $1,748,813 respectively.

Jueqin Wang periodically provides working capitals to support the Company’s operations when needed. As of March 31, 2020 and September 30, 2019, the Company had outstanding payable due to Jueqin Wang with an amount of $256,722 and $254,319, respectively. This represented unsecured, due on demand and interest free borrowings between the Company and Jueqin Wang.

In 2009, the Company made an investment of RMB 90,000,000 ($13,203,257 in USD) to acquire 22.5% in Huashang Micro Finance Co., a finance company offers micro loans to its customers. In 2015, as the result of a capital reduction, the Company’s ownership reduced by 3.5% to 19% for a cash consideration of RMB 52,000,000 ($8,535,827 in USD), of which RMB 7,000,000 ($988,589 and $979,336 in USD, respectively) has not been collected as of March 31, 2020 and September 30, 2019.

3)	Related party balances

Net amounts due to related parties consisted of the following as of March 31, 2020 and September 30, 2019:

Accounts	Name of related parties	2020	2019
Receivables from related parties:
Advances to suppliers	Taizhou Huadi Industrial Ltd.	$5,866,200	$5,251,600
Other receivables	Huashang Micro Finance Co.	988,589	979,336
Accounts receivable	Taizhou Huadi Material Technology Co.	-	498,125
Liabilities to related parties:
Advance from customer	Taizhou Huadi Material Technology Co.	(31,917)	-
Due to related parties	Di Wang	(141,227)
Due to related parties	Jueqin Wang	(256,722)	(254,319)
Due to related parties	Huizhi Wang	-	(699,526)
Due to related parties	Juelin Wang	-	(699,526)
Due to related parties	Yiyu Wang	(1,765,337)	(1,748,813)
Due to related parties	Bing Zhang	-	(699,526)
Net receivables from related parties		$4,659,586	$2,627,351

NOTE 13 – SHAREHOLDERS’ EQUITY

Ordinary shares

Huadi International is authorized to issue 500,000,000 ordinary shares of a single class, par value $0.0001 per ordinary share. The paid in capital was zero as of March 31, 2020. There are currently 20,000,000 issued and outstanding ordinary shares, of which 16.64% and 83.36% held by Yongqiang Maituo Limited and Yongqiang Donghai Limited, respectively.

Non-controlling interests

Non-controlling interests represent the interest of non-controlling shareholder in Huadi Steel based on his proportionate interests in the equity of that company adjusted for its proportionate share of income or losses from operations. In August, 2019, Wenzhou Hongshun acquired 99% equity percentage of Huadi Steel from the PRC Shareholders. As the result, Huadi Steel’s equity interest is 99% held by Wenzhou Hongshun and 1% held by Di Wang. The non-controlling interest in Huadi Steel was 1% as of March 31, 2020 and September 30, 2019.

NOTE 14 – INCOME TAXES

Enterprise Income Taxes (“EIT”)

Huadi International is incorporated in Cayman Island as an offshore holding company and is not subject to tax on income or capital gain under the laws of Cayman Island.

Tuoxing is incorporated in BVI as an offshore holding company and is not subject to tax on income or capital gain under the laws of BVI.

HK Beach is established in Hong Kong and is subject to statutory income tax rate at 16.5%.

Hongshun is established in PRC and is subject to statutory income tax rate at 25%.

Huadi Steel, the Company’s main operating subsidiary in PRC, was entitled High and New Technology Enterprise (“HNTE”) and enjoyed preferential tax rate of 15% for a three-year validity period from December 4, 2019. Thus, Huadi Steel is eligible for a 15% preferential tax rate from December 4, 2019 to December 4, 2022.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2020 and September 30, 2019, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the period ended March 31, 2020 and September 30, 2019, respectively, and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from March 31, 2020.

Per the consolidated statements of income and comprehensive income, the income tax expenses for the Company can be reconciled to the income before income taxes for the six months ended March 31, 2020 and 2019 as follows:

	2020	2019
Income before taxes excluded the amounts of loss incurring entities	$3,022,518	$2,326,793
PRC EIT tax rates	15%	25%
Tax at the PRC EIT tax rates	453,378	581,698
Tax effect of R&D expenses deduction	(93,865)	(196,355)
Tax effect of non-taxable investment income	(26,930)	(121,062)
Tax effect of non-deductible expenses	8,697	23,197
Income tax expenses	$341,280	$287,478

Income taxes for the six months ended March 31, 2020 and 2019 are attributed to the Company’s continuing operations in China and consisted of:

	2020	2019
Current income tax	$341,280	$278,684
Deferred income tax	-	8,794
Total income tax expense	$341,280	$287,478

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2020 and September 30, 2019 are presented below:

	March 31,	September 30,
	2020	2019
Deferred tax assets:
Bad debt allowance	$418,629	$414,710
Total	$418,629	$414,710

There was no valuation allowance for the deferred tax assets as of March 31, 2020 and September 30, 2019. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income, projections for future taxable income over the periods in which the deferred tax assets are deductible, and the scheduled reversal of deferred tax liabilities, management believes it is more likely than not the company will realize the benefits of those deductible differences at March 31, 2020 and September 30, 2019.

NOTE 15 – COMMITMENT AND CONTINGENCIES

As of March 31, 2020 and September 30, 2019, Company has no material purchase commitments or significant leases.

From time to time, the Company is involved in various legal proceedings, claims and other disputes arising from commercial operations, employees, and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the Company can give no assurances about the resolution of pending claims, litigation or other disputes and the effect such outcomes may have on the Company, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided or covered by insurance, will not have a material adverse effect on our consolidated financial position or results of operations or liquidity. As of March 31, 2020 and September 30, 2019, Company had no pending legal proceedings.

NOTE 16 – SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products. Based on management’s assessment, the Company has determined that it has only one operating segment as defined by ASC 280.

The following table presents revenues by geographic areas for the years ended March 31, 2020 and 2019, respectively.

	March 31, 2020		March 31, 2019
Top 5 International Markets:	Sales Amount (In USD)	As % of Sales	Sales Amount (In USD)	As % of Sales
China	$18,154,798	71.04%	$22,867,488	71.16%
India	3,357,642	13.14%	1,302,328	4.05%
US	1,785,980	6.99%	3,908,350	12.16%
Australia	749,467	2.93%	87,802	0.27%
Canada	541,050	2.12%	1,422,032	4.43%
Other foreign countries	968,470	3.78%	2,545,105	7.93%

Due to the nature of the Company’s products, it is impractical to disclose revenues generated from each product or each group of similar products.

NOTE 17 – SUBSEQUENT EVENTS

The Outbreak of COVID-19

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.”   Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though temporary in nature, may continue and increase depending on developments in the COVID-19’s outbreak.

Zhejiang Province, where the Company conducts a substantial part of its business, was materially impacted by the COVID-19. The Company followed the recommendations of local health authorities to minimize exposure risk for its employees, including the temporary closures of its offices and suspension of marketing activities, and having employees work remotely. The Company’s on-site work was not resumed until mid-March 2020 upon the approval from the local government. Due to the extended lock-down and self-quarantine policies in China, the Company experienced significant business disruption during the lock-down period from February to mid-March. The production of the Company’s suppliers and logistics services were suspended since early February and did not resume until February 18, 2020 and  was picking up slowly after China reopened businesses nationwide.

The extent to which the COVID-19 outbreak impacts the Company’s financial condition and results of operations for the full year of 2020 cannot be reasonably estimated at this time and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the COVID-19 outbreak or treat its impact, the government steps to combat the virus, the disruption to the general business activities of the PRC and the impact on the economic growth and business of our distributors for the foreseeable future, among others.

Short-term Bank Loans

The Company refinanced its loans with its banks subsequent to the expiration of the loans disclosed in Note 10 – Short-term Borrowings by repayment bank loans of $6,229,749 and borrowed a total of $7,329,178 and for the period from April 1, 2020 to the date of the consolidated financial statements were issued. Those loans have interest rate ranges from 4.2% to 5.5% and are maturing within one year. The Company had no default of payment during the subsequent period.

Sale Leaseback Arrangement

In May 2020, The Company has entered into a sale leaseback arrangement and sold certain machinery located in China to an unrelated third party for approximately $677,439 (RMB 4,750,000), and subsequently leased back the machinery for 12 months for the same amount and the annual interest rate is 4.2%. The Company was not required to make a security deposit for the leaseback. The title of the machinery will be transferred back to the Company upon the last payment from the Company.

Accounts Receivable Factoring

In April and June 2020, the Company entered into accounts receivable factoring arrangements with unrelated third party factors to transfer accounts receivable of approximately $2,210,591 (RMB 15,500,000) to the factors for an cash amount of approximately $2,119,635 (RMB 14,862,242). The transfer is with recourse.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Huadi International Group Co., Ltd.

Cayman Islands

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Huadi International Group Co., Ltd. and its subsidiaries (collectively, the “Company”) as of September 30, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended September 30, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

January 3, 2020

We have served as the Company’s auditor since 2018.

HUADI INTERNATIONAL GROUP CO., LTD.

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2019 AND 2018

(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2019	2018
Assets
Current assets:
Cash and cash equivalents	$1,057,992	$1,308,378
Restricted cash	1,958,680	3,889,317
Accounts receivable, net of allowance for doubtful accounts of $2,764,735 and $2,912,310, respectively	14,499,839	16,088,168
Notes receivable	517,649	3,147,827
Inventories	17,845,405	22,142,155
Advances to suppliers	1,306,926	5,722,123
Advances to suppliers – related parties	5,251,600	-
Other receivables	5,494,060	4,878,665
Total current assets	47,932,151	57,176,633
Property, plant and equipment, net	6,479,256	3,494,071
Intangible assets, net	1,171,883	1,250,257
Long-term investments	12,775,494	13,295,778
Deferred tax assets, net	414,710	728,078
TOTAL ASSETS	$68,773,494	$75,944,817
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,124,061	$1,182,885
Accrued expenses and other current liabilities	1,887,934	1,120,299
Notes payable	3,696,652	7,646,373
Advances from customers	1,221,152	5,533,197
Due to related parties	4,101,710	864,303
Short-term borrowings	31,488,660	39,669,086
Tax payable	4,046,225	3,310,182
TOTAL LIABILITIES	47,566,394	59,326,325

COMMITMENTS AND CONTIGENCIES

Shareholders’ equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized, 20,000,000 shares issued and outstanding	2,000	2,000
Additional paid-in capital	22,531,620	22,531,620
Accumulated deficit	(3,481,925)	(8,873,947)
Accumulated other comprehensive income	1,976,808	2,826,108
Total equity attributable to Huadi International Group Co., Ltd.	21,028,503	16,485,781
Equity attributable to non-controlling interests	178,597	132,711
Total Shareholders’ equity	21,207,100	16,618,492
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$68,773,494	$75,944,817

The accompanying notes are an integral part of these consolidated financial statements.

HUADI INTERNATIONAL GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2018
(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2019	2018
Sales	$65,518,316	$60,386,004
Cost of sales	(50,895,644)	(47,142,750)
Gross profit	14,622,672	13,243,254

Operating expenses:
Selling, general and administrative	4,467,058	3,341,647
Research and development	1,777,110	1,447,196
Bad debt	-	256,857
Total operating expenses	6,244,168	5,045,700

Operating income	8,378,504	8,197,554

Other income (expenses):
Interest expenses, net	(2,149,077)	(2,082,680)
Other income, net	222,250	470,750
Total other expenses, net	(1,926,827)	(1,611,930)

Income before income taxes	6,451,677	6,585,624

Income tax provision	(1,005,190)	(1,337,092)

Net income	5,446,487	5,248,532
Net income attributable to non-controlling interests	54,465	52,485

Net income attributable to Huadi International Group Co., Ltd.	$5,392,022	$5,196,047

Net income	$5,446,487	$5,248,532

Other comprehensive loss:
Foreign currency translation adjustment	(857,879)	(628,173)

Total comprehensive income	4,588,608	4,620,359
Comprehensive income attributable to non-controlling interests	45,886	46,204

Comprehensive income attributable to Huadi International Group Co., Ltd.	$4,542,722	$4,574,155

Basic and diluted earnings per share
Basic	$0.27	$0.26
Diluted	$0.27	$0.26
Weighted average number of shares outstanding
Basic	20,000,000	20,000,000
Diluted	20,000,000	20,000,000

The accompanying notes are an integral part of these consolidated financial statements.

HUADI INTERNATIONAL GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2018

(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	Shares	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Non- controlling interests	Total shareholders’ equity

Balance at September 30, 2017	20,000,000	$2,000	$22,531,620	(14,069,994)	3,448,000	86,507	11,998,133

Foreign currency translation loss	-	-	-	-	(621,892)	(6,281)	(628,173)
Net income	-	-	-	5,196,047	-	52,485	5,248,532

Balance at September 30, 2018	20,000,000	2,000	22,531,620	(8,873,947)	$2,826,108	$132,711	$16,618,492

Foreign currency translation loss					(849,300)	(8,579)	(857,879)
Net income				5,392,022		54,465	5,446,487

Balance at September 30, 2019	20,000,000	$2,000	$22,531,620	(3,481,925)	1,976,808	178,597	21,207,100

The accompanying notes are an integral part of these consolidated financial statements.

HUADI INTERNATIONAL GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2018

(IN U.S. DOLLARS)

	2019	2018
Cash Flows from Operating Activities:
Net income	$5,446,487	$5,248,532
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	617,634	691,695
Amortization expense	30,617	34,964
Bad debt expense	-	256,857
Deferred tax benefits (expenses)	296,163	(53,681)
Loss on disposal of fixed assets	19,051	-
Changes in operating assets and liabilities:
Accounts receivable	996,761	(2,906,387)
Notes receivable	2,606,326	653,983
Inventories	3,566,204	(1,570,427)
Advances to suppliers	1,387,753	(1,518,134)
Advances to suppliers – related party	(5,459,669)	8,612,469
Other receivables	(838,251)	(1,222,110)
Accounts payable	(13,033)	(7,445,939)
Accrued expenses and other current liabilities	843,625	(4,830,841)
Notes payable	(3,795,141)	600,653
Advances from customers	(4,257,789)	3,476,023
Tax payable	899,869	1,182,113
Net cash provided by operating activities	2,346,607	1,209,770

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(912,702)	(527,755)
Net cash used in investing activities	(912,702)	(527,755)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	39,715,044	49,463,573
Repayments on short-term borrowings	(46,605,766)	(49,132,022)
Advances from related parties	7,926,927	611,920
Repayments to related parties	(4,526,092)	-
Net cash provided by (used in) financing activities	(3,489,887)	943,471

Effect of exchange rate changes on cash	(125,041)	(196,191)

Net increase (decrease) in cash and cash equivalents and restricted cash	(2,181,023)	1,429,295
Cash, cash equivalents and restricted cash at the beginning of year	5,197,695	3,768,400
Cash and cash equivalents and restricted cash at the end of year	$3,016,672	$5,197,695

Supplemental disclosures of cash flows information:
Cash paid for income taxes	$202,702	$221,937
Cash paid for interest	$2,258,101	$2,082,680

HUADI INTERNATIONAL GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Entity Name	Registered Location	Date of Incorporation	Ownership as of the issuance date of the report
Huadi International Group Co., Ltd. (“Huadi International” or “the Company”)	Cayman Island	September 27, 2018	Parent, 100%
Yongqiang Tuoxing Limited. (“Yongqiang Tuoxing”)	British Virgin Island	October 2, 2018	100% by the Parent
Hong Kong Beach Limited. (“HK Beach”)	Hong Kong	November 7, 2018	100% by Yongqiang Tuoxing
Wenzhou Hongshun Stainless Steel Limited. (“Hongshun”)	Wenzhou, China	June 3,2019	100% by HK Beach
Huadi Steel Group Limited. (“Huadi Steel”)	Wenzhou, China	November 12,1998	99% by Hongshun

Huadi International Group Co., Ltd. (“Huadi International”)

Huadi International was incorporated on September 27, 2018 under the laws of Cayman Islands. Under its memorandum of association, Huadi International is authorized to issue 500,000,000 ordinary shares of a single class, par value $0.0001 per ordinary share. The paid in capital was zero as of September 30, 2019. There are currently 20,000,000 issued and outstanding ordinary shares, of which 16.64% and 83.36% held by Yongqiang Maituo Limited and Yongqiang Donghai Limited, respectively. Huadi International is a holding company and is currently not actively engaging in any business. Huadi International’s registered agent is Harneys Fiduciary (Cayman) Limited and its registered office is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

Yongqiang Tuoxing Limited (“Yongqiang Tuoxing”)

Yongqiang Tuoxing was incorporated on October 2, 2018 under the laws of British Virgin Islands. Under its memorandum of association, Yongqiang Tuoxing is authorized to issue 50,000 ordinary shares of a single class, par value $1.00 per ordinary share. The paid in capital was zero as of September 30, 2019. Yongqiang Tuoxing is a wholly owned subsidiary of Huadi International and is currently not actively engaging in any business. Yongqiang Tuoxing’s registered agent is Harneys Corporate Services Limited and its registered office is at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands.

Hong Kong Beach Limited (“HK Beach”)

HK Beach was incorporated on November 7, 2018 under the laws of Hong Kong and is a wholly owned subsidiary of Yongqiang Tuoxing. The paid in capital was zero as of September 30, 2019. HK Beach did not have any operations as of September 30, 2019.

Wenzhou Hongshun Stainless Steel Ltd. (“Wenzhou Hongshun”)

Wenzhou Hongshun was incorporated on June 3, 2019 in China and is a wholly owned subsidiary of HK Beach. Wenzhou Hongshun is a wholly-foreign owned enterprise organized the laws of the People’s Republic of China. The registered capital is USD 10,000,000 and the paid in capital was zero as of September 30, 2019.

The registered principal activities of Wenzhou Hongshun are sales of stainless steel pipes, stainless steel bars, stainless steel elbows, stainless steel products, auto parts and components; import and export of goods, technology import and export. Wenzhou Hongshun did not have any operations as of September 30, 2019.

Huadi Steel Group Limited. (“Huadi Steel”)

Huadi Steel was incorporated on November 12, 1998 under the laws of the People’s Republic of China. The registered and paid in capital is RMB 168,800,000. Since August 18, 2015, Huadi Steel was owned by nine PRC shareholders (“PRC Shareholders”).

Reorganization

In or about August 2019, the Company completed a corporate reorganization to roll several controlled entities (now referred to as the subsidiaries) into one legal corporation (the Company). Di Wang, one of the PRC Shareholders transferred 5% equity of Huadi Steel to a Hong Kong entity which was subsequently transferred to Wenzhou Hongshun on August 28, 2019. On August 22, 2019, Wenzhou Hongshun acquired 94% equity of Huadi Steel from the PRC Shareholders. As a result, Wenzhou Huadi Steel’s equity interest is 99% held by Wenzhou Hongshun and 1% held by Di Wang as of September 30, 2019.

During the years presented in these consolidated financial statements, the control of the entities has never changed (always under the control of the PRC Shareholders). Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United Stated of America (“US GAAP”) and have been consistently applied. The accompanying consolidated financial statements include the financial statements of the Company and its majority-owned and controlled subsidiaries. All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Such estimates include, but are not limited to, allowances for doubtful accounts, inventory valuation, useful lives of property, plant and equipment, intangible assets, impairment in equity investment, and income taxes related to realization of deferred tax assets and uncertain tax position. Actual results could differ from those estimates.

Foreign Currency Translation

The financial records of the Company’s subsidiaries in People’s Republic of China (“PRC”) are maintained in their local currencies which are Chinese Yuan (“CNY” or “RMB”). Monetary assets and liabilities denominated in currencies other than their local currencies are translated into local currencies at the rates of exchange in effect at the consolidated balance sheet dates. Transactions denominated in currencies other than their local currencies during the year are converted into local currencies at the applicable rates of exchange prevailing when the transactions occur. Transaction gains and losses are recorded in other income, net in the consolidated statements of income and comprehensive income.

The Company maintained its financial record using the United States dollar (“US dollar”) as the functional currency, while the subsidiaries of the Company in Hong Kong and mainland China maintained their financial records using RMB as the functional currencies. The reporting currency of the Company is US dollar. When translating local financial reports of the Company’s subsidiaries into US dollar, assets and liabilities are translated at the exchange rates at the consolidated balance sheet date, equity accounts are translated at historical exchange rates and revenue, expenses, gains and losses are translated at the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the consolidated statements of income and comprehensive income.

The relevant exchange rates are listed below:

	For the Years Ended September 30,
	2019	2018

Period Ended RMB: USD exchange rate	7.1477	6.8680
Period Average RMB: USD exchange rate	6.8753	6.5368

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash and deposits with financial institutions which are unrestricted as to withdrawal and use. Cash equivalents consist of highly liquid investments that are readily convertible to cash generally with original maturities of three months or less when purchased.

Restricted Cash

The Company has bank acceptance notes outstanding with the bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. Those notes are generally short term in nature due to their short maturity period of six to nine months; thus, restricted cash is classified as a current asset. Restricted cash is included in the beginning or ending balance of cash and cash equivalents, and restricted cash in the consolidated statements of cash flows.

As of September 30, 2019 and 2018, restricted cash was $1,958,680 and $3,889,317, respectively. No cash is restricted to assure future credit availability.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The allowance for doubtful accounts recognized as of September 30, 2019 and 2018 was $2,764,735 and $2,912,310, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is principally determined using the weighted-average method. The Company records adjustments to inventory for excess quantities, obsolescence or impairment when appropriate to reflect inventory at net realizable value. These adjustments are based upon a combination of factors including current sales volume, market conditions, lower of cost or market analysis and expected realizable value of the inventory.

There were no write-downs recognized of inventories for the years ended September 30, 2019 and 2018.

Advances to Suppliers

Advances to suppliers refer to advances for purchase of materials or other service agreements, which are applied against accounts payable when the materials or services are received.

The Company reviews a supplier’s credit history and background information before advancing a payment. If the financial condition of its suppliers were to deteriorate, resulting in an impairment of their ability to deliver goods or provide services, the Company would write off such amount in the period when it is considered as impaired. For the years ended September 30, 2019 and 2018, the Company had no wrote off for advances to suppliers.

Advances from Customers

Advances from customers refer to advances received from customers regarding product sales, which are applied against accounts receivable when products are sold.

Property and Equipment, net

Property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation commences upon placing the asset in usage and is recognized on a straight-line basis over the estimated useful lives of the assets with 5% of residual value, as follows:

Useful lives
Buildings	10-20 years
Machinery and equipment	5-20 years
Transportation vehicles	3-10 years
Office equipment	3-10 years
Electronic equipment	3-10 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Intangible Assets

Intangible assets consist of land use rights. Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. These land use rights are sometimes referred to informally as “ownership.” Land use rights are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method with the following estimated useful lives:

Useful lives
Land use rights	50 years

Long-term Investments

The Company accounts for investments less than 20% ownership under the cost method and assess impairment at the end of each fiscal year. The carrying value of the investments was $12,775,494 and $13,295,778 as of September 30, 2019 and 2018, respectively.

The Company determined that there is no impairment in these investments as of September 30, 2019 and 2018.

Impairment of Long-lived Assets

The Company’s management reviews the carrying values of long-lived assets whenever events and circumstances, such as a significant decline in the asset’s market value, obsolescence or physical damage affecting the asset, significant adverse changes in the assets use, deterioration in the expected level of the assets performance, cash flows for maintaining the asset are higher than forecast, indicate that the net book value of an asset may not be recovered through expected future cash flows from its use and eventual disposition. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

There was no impairment charge recognized for long-lived assets for the years ended September 30, 2019 and 2018.

Fair Value Measurement

Fair Value Measurements and Disclosures requires disclosure of the fair value of financial instruments held by the Company. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses, other current liabilities, notes receivable, notes payable, advances to suppliers, advances from customers, bank loans, and income tax payable and other receivables, the carrying amounts approximate their fair values due to their short maturities as of September 30, 2019 and 2018.

Value-added Tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s products are sold in the PRC and are subject to a VAT on the gross sales price.  The Company is subject to a VAT rate of 17% before May 1, 2018, a VAT rate of 16% effective on May 1, 2018, and the most current VAT rate of 13% effective on April 1, 2019. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products.

Revenue Recognition

The Company generates its revenues mainly from sales of steel piping products. The Company follows Financial Accounting Standards Board (FASB) ASC 606 and accounting standards updates (“ASU”) 2014-09 for revenue recognition. On October 1, 2018, the Company has early adopted ASU 2014-09, which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) Identify the Contract with a Customer, (2) Identify the Performance Obligations in the Contract, (3) Determine the Transaction Price, (4) Allocate the Transaction Price to the Performance Obligations in the Contract, and (5) Recognize Revenue When (or As) the Entity Satisfies a Performance Obligation. Results for reporting periods beginning after October 1, 2018 are presented under ASU 2014-09, while prior period amounts are not adjusted and continue to be reported under the previous accounting standards. The Company has assessed the impact of the guidance by reviewing its existing customer contracts and current accounting policies and practices to identify differences that will result from applying the new requirements, including the evaluation of its performance obligations, transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of Topic 606 and therefore there was no material changes to the Company’s consolidated financial statements upon adoption of ASC 606, and there have not been any significant changes to company’s business processes, systems, or internal controls as a result of implementing the standard.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. As part of its consideration of the contract, the Company evaluates certain factors including the customer’s ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which are distinct, to be the identified performance obligations.

In determining the transaction price the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. As the Company’s standard payment terms are less than one year, the Company has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on their relative standalone selling price.

Revenues are reported net of all value added taxes. The Company does not routinely permit customers to return products, while in certain conditions product changes are allowed, and historically customer returns have been immaterial and due to the nature of company’s products no warranty is offered.

Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied at a point in time), which typically occurs at delivery.

The Company sells its products either under free onboard (“FOB”) shipping point term or under FOB destination term. For sales under FOB shipping point term, the Company recognize revenues when products are loaded on the ships. Product delivery is evidenced by warehouse shipping logs as well assigned shipping bills from the shipping companies. For sales under FOB destination term, the Company recognize revenues when the products are delivered and accepted by customers. Product delivery is evidenced by signed receipt documents and title transfers upon delivery. Prices are determined based on negotiations with the Company’s customers and are not subject to adjustment. As a result, the Company expects returns to be minimal.

Government Grant

Government grants are recognized when received and all the conditions for their receipt have been met.

Government grants as the compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Company with no future related cost are recognized in profit or loss in the period in which they become receivable.

For the years ended September 30, 2019 and 2018, the Company received government grants of $59,131 and $100,916, respectively. The grants were recorded as other income in the consolidated statements for income.

Research and Development Costs

Research and development activities are directed toward the development of new products as well as improvements in existing processes. These costs, which primarily include salaries, contract services and supplies, are expensed as incurred.

Shipping and Handling Costs

Shipping and handling costs are expensed when incurred and are included in selling and marketing expense. Shipping and handling costs were $1,011,670 and $337,237 for the years ended September 30, 2019 and 2018, respectively.

Advertising Costs

Advertising costs are expensed as incurred in accordance with ASC 720-35, “Other Expenses-Advertising Costs”. Advertising costs were $147,363 and $105,734 for years ended September 30, 2019 and 2018, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby it calculates deferred tax assets or liabilities for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits by applying enacted tax rates applicable to the years in which those temporary differences are expected to be reversed or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as non-current amounts.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

To the extent applicable, the Company records interest and penalties as other expense. All of the tax returns of the Company’s PRC subsidiaries remain subject to examination by PRC tax authorities for five years from the date of filing. The fiscal years for tax purpose in PRC is December 31.

The Company and its subsidiaries are not subject to U.S. tax laws and local state tax laws. The Company’s income and that of its related entities must be computed in accordance with Chinese and foreign tax laws, as applicable, and all of which may be changed in a manner that could adversely affect the amount of distributions to shareholders. There can be no assurance that Income Tax Laws of PRC will not be changed in a manner that adversely affects shareholders. In particular, any such change could increase the amount of tax payable by the Company, reducing the amount available to pay dividends to the holders of the Company’s ordinary shares.

Earnings Per Share

Earnings (loss) per share is calculated in accordance with ASC 260 Earnings per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is computed in accordance with the treasury stock method and based on the weighted average number of ordinary shares and dilutive common share equivalents. Dilutive common share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive. There were no dilutive common share equivalents outstanding during the years ended September 30, 2019 and 2018.

Certain Risks and Concentration

Exchange Rate Risks

The Company operates in PRC, which may give rise to significant foreign currency risks mainly from fluctuations and the degree of volatility of foreign exchange rates between the USD and the RMB.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents, restricted cash, notes receivable. The Company places its cash and cash equivalents, restricted cash, and note receivable in good credit quality financial institutions in Hong Kong and PRC. Concentration of credit risks with respect to accounts receivables is linked to the concentration of revenue. To manage credit risk, the Company performs ongoing credit evaluations of customers’ financial condition.

Interest Rate Risks

The Company is subject to interest rate risk. The Company has bank interest bearing loans charged at variable interest rates. And although some bank interest bearing loans are charged at fixed interest rates within the reporting period, the Company is still subject to the risk of adverse changes in the interest rates charged by the banks when these loans are refinanced.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note1, this may not be indicative of future results.

Liquidity Risks

Our primary sources of liquidity consist of existing cash balances, cash flows from our operating activities and availability under our revolving credit facility. Our ability to generate sufficient cash flows from our operating activities is primarily dependent on our sales of steel pipe, tube and ancillary products to our customers at margins sufficient to cover fixed and variable expenses.

As of September 30, 2019 and 2018, we had cash and cash equivalents of $1,057,992 and $1,308,378, respectively. We believe that our current cash, cash to be generated from our operations and access to loans from our related parties will be sufficient to meet our working capital needs for at least the next twelve months. However, we do not have any amounts committed to be provided by our related party. We are also not dependent upon this offering to meet our liquidity needs for the next twelve months. However, we plan to expand our business to implement our growth strategies in our existing market and strengthen our position in the marketplace. To do so, we will need more capital through equity financing to increase our production and meet market demands.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates. Management periodically reviews new accounting standards that are issued.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services.

We have elected to early adopt ASU 2014-09 and its related amendments or collectively Topic 606, effective October 1, 2018, as permitted by the standard, using the modified retrospective implementation method. Accordingly, we have applied the five-step method outlined in Topic 606 for determining when and how revenue is recognized to all contracts that were not completed as of the date of adoption. Revenues for reporting periods beginning after October 1, 2018 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported under the previous revenue recognition guidance. For contracts that were modified before the effective date, we have considered the modification guidance within the new standard and determined that the revenue recognized and contract balances recorded prior to adoption for such contracts were not impacted. While Topic 606 requires additional disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, its adoption has not had a material impact on the measurement or recognition of our revenues. Our modified retrospective adoption, for which we were not required to make any material changes to the prior year presentation, did not have a material effect on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which increases lease transparency and comparability among organizations. Under the new standard, lessees will be required to recognize all assets and liabilities arising from leases on the balance sheet, with the exception of leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In March 2018, the FASB approved an alternative transition method to the modified retrospective approach, which eliminates the requirement to restate prior period financial statements and requires the cumulative effect of the retrospective allocation to be recorded as an adjustment to the opening balance of retained earnings at the date of adoption. The Company does not plan to early adopt ASU 2016-02 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flow.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to provide guidance on the presentation and classification of certain cash receipts and cash payments on the statement of cash flows. The guidance specifically addresses cash flow issues with the objective of reducing the diversity in practice. The guidance will be effective for the Company in fiscal year 2018, but early adoption is permitted. The Company has evaluated the impact of this new standard and believes there is no impact on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control, to provide guidance on the evaluation of whether a reporting entity is the primary beneficiary of a VIE by amending how a reporting entity, that is a single decision maker of a VIE, treats indirect interests in that entity held through related parties that are under common control. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The Company has evaluated the impact of this new standard and believes there is no impact on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows: Restricted Cash”. The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendment is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company has elected to early adopt the new standard effective October 1, 2018 using a retrospective transition method to each period presented. Our retrospective adoption did not have a material effect on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company does not expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). The amendments in this ASU modify the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not plan to early adopt ASU 2018-13 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material effect on the Company’s financial position, result of operations or cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable as of September 30, 2019 and 2018 consisted of the following:

	2019	2018
Accounts receivable	$17,264,574	$19,000,478
Less: allowance for doubtful accounts	(2,764,735)	(2,912,310)
Accounts receivable, net	$14,499,839	$16,088,168

The Company’s customers are for the most part, various levels of government, state-owned entities and construction companies. Due to the nature of the customers and the practice of the industry, the Company generally allows credit period of 180 days to its customers. The average accounts receivable turnover period was approximately 84 days and 91 days for the fiscal years ended September 30, 2019 and 2018, respectively.

Changes of allowance for doubtful accounts for the years ended September 30, 2019 and 2018 are as follow:

	2019	2018
Beginning balance	$2,912,310	$2,795,324
Additional reserve through bad debt expense	-	256,857
Bad debt write-off	(33,612)	(40,101)
Exchange difference	(113,963)	(99,770)
Ending balance	$2,764,735	$2,912,310

Bad debt expense recorded by the Company during the years ended September 30, 2019 and 2018 was $0 and $256,857, respectively. The Company recorded bad debt write-off of $33,612 and $40,101 during the years ended September 30, 2019 and 2018, respectively.

NOTE 4 –NOTES RECEIVABLE

Notes receivable consisted of bank acceptance notes of $517,649 and $3,147,827 received from the Company’s customers as of September 30, 2019 and 2018, respectively. These notes with 3-6 months maturity dates were issued by customers to pay their payable balances to the Company; and these notes were guaranteed by the banks.

NOTE 5 – INVENTORIES

Inventories as of September 30, 2019 and 2018 consisted of the following:

	2019	2018
Raw materials	$10,489,858	$17,866,609
Work in process	252,749	78,031
Finished goods	7,102,798	4,197,515
Total	$17,845,405	$22,142,155

There was no inventory write-downs recognized for the years ended September 30, 2019 and 2018.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of September 30, 2019 and 2018 consisted of the following:

	2019	2018
Buildings	$4,785,642	$2,007,795
Machinery and equipment	8,302,445	7,804,250
Transportation vehicles	936,908	1,236,085
Office equipment	442,343	424,620
Construction in progress (“CIP”)	124,276	208,121
Total property plant and equipment, at cost	14,591,614	11,680,871
Less: accumulated depreciation	(8,112,358)	(8,186,800)
Property, plant and equipment, net	$6,479,256	$3,494,071

Depreciation expense was $617,634 and $691,695 for the years ended September 30, 2019 and 2018, respectively.

As of September 30, 2019 and 2018, the Company pledged buildings and machinery to secure banking facilities granted to the Company. The carrying values of the pledged buildings to secure bank borrowings by the Company are shown in Note 10.

NOTE 7 – INTANGIBLE ASSETS

Intangible asset as of September 30, 2019 and 2018 consisted of the following:

	2019	2018
Land use rights, cost	$1,550,500	$1,613,644
Less: accumulated amortization	(378,617)	(363,387)
Intangible assets, net	$1,171,883	$1,250,257

The land use right represents the Company’s land use rights in Wenzhou’s plant, which had been pledged to secure the Company’s banking facilities granted to the Company as of September 30, 2019 and 2018. The carrying values of the pledged land use rights to secure bank borrowings by the Company are shown in Note 10.

Amortization expense was $30,617 and $34,964 for the years ended September 30, 2019 and 2018, respectively.

NOTE 8 – LONG-TERM INVESTMENTS

Long-term investments consisted of the following as of September 30, 2019 and 2018:

	2019	2018
Huashang Micro Finance Co.	$5,316,395	$5,532,906
Longwan Rural Commercial Bank	6,293,213	6,549,505
Wenzhou Longlian Development Co., Ltd	1,165,886	1,213,367
Total	$12,775,494	$13,295,778

In 2009, the Company made an investment of RMB 90,000,000 ($13,203,257 in USD) to acquire 22.5% in Huashang Micro Finance Co. (“Huashang”), a finance company offers micro loans to its customers. In 2015, as the result of a capital reduction, the Company’s ownership reduced by 3.5% to 19% for a cash consideration of RMB 52,000,000 ($8,535,827 in USD), of which RMB 7,000,000 ($979,336 and $1,019,220 in USD, respectively) has not been collected as of September 30, 2019 and 2018. The Company carries this investment at the cost on its consolidated balance sheets. The Company did not receive any dividend income from Huashang during the years ended September 30, 2019 and 2018.

In 2011, the Company made an investment of RMB 8,333,400 ($1,307,982 in USD) to acquire 8.3334% in Wenzhou Longlian Development Co., Ltd. (“Longlian”), a property and infrastructure development company. The Company carries this investment at the cost on its consolidated balance sheets. The Company did not receive any dividend income from Longlian during the years ended September 30, 2019 and 2018.

In 2012, the Company made an investment of RMB 44,982,000 ($7,172,207 in USD) to acquire 2.1% in Longwan Rural Commercial Bank. (“LRCB”), a private bank accepting deposits and providing short-term or long-term lending to its customers. The Company carries this investment at the cost on its consolidated balance sheets. During the year ended September 30, 2019, the Company received dividend income of RMB 3,307,500 ($481,070 in USD) from LRCB. During the year ended September 30, 2018, the Company received dividend income of RMB 3,307,500 ($505,982 in USD) from LRCB.

NOTE 9 –NOTES PAYABLE

Notes payable consisted of bank notes payable of $3,696,652 and $7,646,373 provided by the Company to its customers as of September 30, 2019 and 2018, respectively. These short-term bank notes can be endorsed and assigned to suppliers as payments for purchases. The bank notes payables are generally payable within six months. These short-term notes payables are guaranteed by the bank for their full face value. In addition, the banks usually require the Company to deposit a certain amount of at the bank as a guarantee deposit, which is classified on the consolidated balance sheets as restricted cash.

NOTE 10 – SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following at September 30, 2019:

Bank Name	Amount - RMB	Amount - USD	Issuance Date	Expiration Date	Interest
Agricultural Bank	RMB9,990,000	$1,397,652	11/2/2018	11/1/2019	5.44%
Agricultural Bank	7,000,000	979,336	12/3/2018	12/2/2019	5.44%
Agricultural Bank	5,000,000	699,526	12/7/2018	11/15/2019	5.44%
Agricultural Bank	9,500,000	1,329,099	1/11/2019	1/10/2020	5.44%
Agricultural Bank	9,990,000	1,397,652	1/21/2019	1/20/2020	5.13%
Agricultural Bank	5,700,000	797,459	1/25/2019	1/24/2020	5.13%
Agricultural Bank	9,990,000	1,397,652	2/1/2019	1/30/2020	5.13%
Agricultural Bank	9,000,000	1,259,146	3/4/2019	3/3/2020	5.35%
Agricultural Bank	9,990,000	1,397,652	3/8/2019	3/7/2020	5.35%
Agricultural Bank	13,400,000	1,874,729	4/2/2019	4/1/2020	5.13%
Agricultural Bank	5,000,000	699,526	4/24/2019	4/15/2020	5.13%
Agricultural Bank	4,500,000	629,573	7/2/2019	7/1/2020	5.66%
Agricultural Bank	10,500,000	1,469,004	8/2/2019	8/1/2020	5.66%
Agricultural Bank	14,500,000	2,028,625	8/14/2019	8/12/2020	5.66%
China CITIC Bank	2,614,096	365,725	10/17/2018	10/12/2019	4.90%
China CITIC Bank	6,500,000	909,383	10/17/2018	10/17/2019	5.66%
China CITIC Bank	5,147,400	720,148	1/4/2019	12/30/2019	5.00%
China CITIC Bank	6,000,000	839,431	9/24/2009	9/22/2020	5.35%
China CITIC Bank	6,500,000	909,383	9/25/2019	9/23/2020	5.35%
China CITIC Bank	8,000,000	1,119,241	9/26/2019	9/24/2020	5.35%
Bank of China	8,880,000	1,242,358	1/10/2019	1/6/2020	5.44%
Bank of China	7,540,000	1,054,885	1/9/2019	1/6/2020	5.44%
Bank of China	3,350,000	468,682	1/25/2019	1/22/2020	5.22%
Bank of China	3,580,000	500,860	1/25/2019	1/2/2020	5.22%
Minsheng Bank	14,900,000	2,084,587	4/25/2019	4/25/2020	6.53%
Zhejiang Commerce Bank	1,000,000	139,905	4/23/2019	10/23/2019	6.09%
Zhejiang Commerce Bank	7,000,000	979,336	4/23/2019	10/23/2019	6.09%
Zhejiang Commerce Bank	4,500,000	629,573	4/29/2019	10/29/2019	6.09%
Zhejiang Commerce Bank	10,500,000	1,469,004	4/29/2019	10/29/2019	6.09%
Total	RMB220,071,496	$30,789,134

Short-term borrowings consisted of the following at September 30, 2018:

Bank Name	Amount - RMB	Amount - USD	Issuance Date	Expiration Date	Interest
Agricultural Bank	RMB10,000,000	$1,456,027	11/2/2017	11/1/2018	5.00%
Agricultural Bank	7,000,000	1,019,219	1/2/2018	12/5/2018	5.35%
Agricultural Bank	9,500,000	1,383,226	1/12/2018	1/11/2019	5.57%
Agricultural Bank	5,000,000	728,013	1/29/2018	12/10/2018	5.57%
Agricultural Bank	10,000,000	1,456,027	2/2/2018	1/20/2019	5.57%
Agricultural Bank	5,700,000	829,935	2/8/2018	2/7/2019	5.57%
Agricultural Bank	10,000,000	1,456,027	3/1/2018	2/15/2019	5.26%
Agricultural Bank	10,000,000	1,456,027	3/21/2018	3/5/2019	5.44%
Agricultural Bank	10,000,000	1,456,027	4/2/2018	3/15/2019	5.44%
Agricultural Bank	13,400,000	1,951,077	4/8/2018	4/2/2019	5.44%
Agricultural Bank	5,000,000	728,014	4/11/2018	4/10/2019	5.44%
Agricultural Bank	5,000,000	728,014	5/2/2018	5/1/2019	5.44%
Agricultural Bank	10,000,000	1,456,028	6/27/2018	12/24/2018	4.70%
Agricultural Bank	4,500,000	655,213	7/11/2018	7/1/2019	5.44%
Agricultural Bank	11,000,000	1,601,631	8/21/2018	8/1/2019	5.44%
Agricultural Bank	14,500,000	2,111,241	9/3/2018	9/2/2019	5.44%
Agricultural Bank	4,000,000	582,411	9/20/2018	9/19/2019	5.44%
China CITIC Bank	7,000,000	1,019,220	10/19/2017	10/19/2018	5.44%
China CITIC Bank	3,800,000	553,291	9/11/2018	9/11/2019	5.44%
China CITIC Bank	8,000,000	1,164,822	9/25/2018	9/25/2019	5.44%
China CITIC Bank	6,500,000	946,418	9/25/2018	9/25/2019	5.44%
China CITIC Bank	4,798,641	698,699	3/30/2018	1/4/2019	5.00%
China CITIC Bank	4,798,641	698,699	5/17/2018	12/31/2018	6.00%
Bank of China	8,880,000	1,292,953	1/4/2018	1/3/2019	4.79%
Bank of China	7,540,000	1,097,845	1/4/2018	1/3/2019	4.79%
Bank of China	4,700,000	684,333	1/10/2018	1/10/2019	5.01%
Bank of China	9,800,000	1,426,907	1/10/2018	1/10/2019	4.79%
Bank of China	1,000,000	145,603	2/1/2018	11/12/2018	5.01%
Bank of China	3,730,000	543,098	2/1/2018	2/1/2019	5.01%
Bank of China	3,350,000	487,769	2/1/2018	2/1/2019	5.01%
Minsheng Bank	10,000,000	1,456,028	5/2/2018	4/25/2019	4.87%
Minsheng Bank	7,950,000	1,157,542	5/3/2018	4/25/2019	4.87%
Zhejiang Commerce Bank	7,000,000	1,019,220	2018/05/22	11/21/2018	6.09%
Zhejiang Commerce Bank	1,000,000	145,603	2018/06/05	12/4/2018	5.87%
Zhejiang Commerce Bank	4,500,000	655,213	2018/06/05	12/4/2018	5.87%
Zhejiang Commerce Bank	10,500,000	1,528,829	2018/06/04	12/3/2018	6.09%
Total	RMB259,447,282	$37,776,249

Short-term borrowings also include loans from various individuals with interest rate around 8% and maturing within one year. As of September 30, 2019 and 2018, the total amount of these loans was $699,526 and $1,892,837, respectively.

The Company’s short-term bank borrowings are pledged by its assets as listed below, and guaranteed by the Company’s major shareholders: Di Wang, Jueqin Wang, their immediate family members, third-party individuals, and third-party companies:

	As of September 30,
	2019	2018
Prepaid expenses	$-	$2,972,743
Buildings, net	2,873,733	18,023
Long-term Investment	7,459,099	7,762,871
Total	$10,332,832	$10,753,637

For the years ended September 30, 2019 and 2018, interest expense on all short-term borrowings amounted to $2,149,077 and $2,082,680, respectively.

NOTE 11 – CUSTOMER AND SUPPLIER CONCENTRATIONS

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

The Company sold a substantial portion of products to one customer (10.13% of total revenues) during the year ended September 30, 2019. As of September 30, 2019, amount due from this customer included in accounts receivable was $293,640. There was one customer accounted for a significant portion (11.48%) of total accounts receivable for the year ended September 30, 2019.

The Company sold a substantial portion of products to one customer (14.46% of total revenues) during the year ended September 30, 2018. As of September 30, 2018, amount due from this customer included in accounts receivable was $6,048,446, representing 31.83% of total accounts receivable. There was no other significant concentration (over 10%) of accounts receivable for the year ended September 30, 2018.

The loss of our significant customer or the failure to attract new customers could have a material adverse effect on our business, consolidated results of operations and financial condition.

For the year ended September 30, 2019, two suppliers accounted for 29.13% and 18.09% of the Company’s total purchase. There were three suppliers that have significant concentration (over 10%) of total accounts payable for the year ended September 30, 2019, which combined accounted for 63.47% of the Company’s total accounts payable.

For the year ended September 30, 2018, two suppliers accounted for 29.02% and 12.97% of the Company’s total raw material purchase. There were two suppliers that have significant concentration (over 10%) of total accounts payable for the year ended September 30, 2018, which combined accounted for 53.35% of the Company’s total accounts payable.

The Company believes there are numerous other suppliers that could be substituted should the supplier become unavailable or non-competitive.

NOTE 12 – RELATED PARTY TRANSACTIONS

1)	Nature of relationships with related parties:

Name	Relationship with the Company
Taizhou Huadi Industrial Ltd. (“Taizhou Huadi”)	An entity 30% owned by Jueqin Wang
Huashang Micro Finance Co. (“Huashang”)	An entity 19% owned by the Company
Wenzhou Zhagang Ltd.	An entity 16% owned by an immediate family of Di Wang
Wenzhou Xinhuadi Synthetic Leather Ltd.	An entity 70% owned by Jueqin Wang
Taizhou Huadi Material Technology Co.	An entity 100% owned by Yiyu Wang
Jueqin Wang	Principal shareholder of the Company
Huizhi Wang	Principal shareholder of the Company
Juelin Wang	Principal shareholder of the Company
Yiyu Wang	Immediate family member of majority shareholder of the Company
Bing Zhang	Principal shareholder of the Company

2)	Related party transactions

During the year ended September 30, 2019, the Company purchased a total of $11,641,219 raw materials from Taizhou Huadi. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of September 30, 2019, the Company had no outstanding accounts payable balance to this entity. To lock down the prices for raw materials and hedge against price rise risk, the Company periodically pays Taizhou Huadi in advance. As of September 30, 2019, the Company had outstanding advance balance of USD $5,251,600 to Taizhou Huadi.

During the year ended September 30, 2018, the Company purchased a total of $12,265,399 raw materials from Taizhou Huadi. These raw materials primarily consisted of stainless steel bars and stainless steel strips. As of September 30, 2018, the Company had no outstanding balance of accounts payable to Taizhou Huadi.

In 2009, the Company made an investment of RMB 90,000,000 ($13,203,257 in USD) to acquire 22.5% in Huashang Micro Finance Co., a finance company offers micro loans to its customers. In 2015, as the result of a capital reduction, the Company’s ownership reduced by 3.5% to 19% for a cash consideration of RMB 52,000,000 ($8,535,827 in USD), of which RMB 7,000,000 ($979,336 and $1,019,220 in USD, respectively) has not been collected as of September 30, 2019 and 2018.

During the year ended September 30, 2019, the Company sold a total of $1,276,462 steel materials to Taizhou Huadi Material Technology Co. As of September 30, 2019, the Company had accounts receivable of $498,125 from this entity.

Wenzhou Xinhuadi Synthetic Leather Ltd rented a land owned by the Company and the rent ended in fiscal year 2017. As of September 30, 2018, the Company was owed RMB 659,040 ($95,958 in USD) due to uncollected rent. The rent had been fully paid during fiscal year 2019.

Jueqin Wang periodically provides working capitals to support the Company’s operations when needed. As of September 30, 2019 and 2018, the Company had outstanding payable due to Jueqin Wang with an amount of $254,319 and $281,892, respectively. This represented unsecured, due on demand and interest free borrowings between the Company and Jueqin Wang.

During the year ended September 30, 2018, the Company borrowed RMB 4,000,000 ($582,411 in USD) with 8.1% annual interest rate from Huizhi Wang as working capitals to support the Company’s operations. During fiscal year 2019, the Company repaid the loan and subsequently borrowed RMB 5,000,000 ($699,526 in USD) with 8% annual interest rate from Huizhi Wang as working capitals to support the Company’s operations. The borrowing is unsecured and due on demand with no fixed term.

During the year ended September 30, 2019, the Company net borrowed RMB 5,000,000 ($699,526 in USD), from Juelin Wang as working capitals to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate. The borrowing has been fully paid in the subsequent period.

During the year ended September 30, 2019, the Company borrowed RMB 12,500,000 ($1,748,814 in USD), from Yiyu Wang, an immediate family member of majority shareholder of the Company, as working capitals to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate.

During the year ended September 30, 2019, the Company net borrowed RMB 5,000,000 ($699,526 in USD), from Bing Zhang as working capitals to support the Company’s operations. The borrowing is unsecured, due on demand, and was subject to 8% annual interest rate.

3)	Related party balances

Net outstanding balances with related parties consisted of the following as of September 30, 2019 and 2018:

Accounts	Name of related parties	2019	2018
Receivables from related parties:
Advances to suppliers	Taizhou Huadi Industrial Ltd.	$5,251,600	$-
Other receivables	Huashang Micro Finance Co.	979,336	1,019,220
Other receivables	Wenzhou Xinhuadi Synthetic	-	95,958
Accounts receivable	Taizhou Huadi Material Technology Co.	498,125	-
Liabilities to related parties:
Accounts payable	Wenzhou Zhagang Ltd.	-	(84,977)
Due to related parties	Jueqin Wang	(254,319)	(281,892)
Due to related parties	Huizhi Wang	(699,526)	(582,411)
Due to related parties	Juelin Wang	(699,526)	-
Due to related parties	Yiyu Wang	(1,748,813)	-
Due to related parties	Bing Zhang	(699,526)	-
Net receivables from related parties		$2,627,351	$165,898

NOTE 13 – SHAREHOLDERS’ EQUITY

Ordinary shares

Huadi International is authorized to issue 500,000,000 ordinary shares of a single class, par value $0.0001 per ordinary share. The paid in capital was zero as of September 30, 2019. There are currently 20,000,000 issued and outstanding ordinary shares, of which 16.64% and 83.36% held by Yongqiang Maituo Limited and Yongqiang Donghai Limited, respectively, as of September 30, 2019.

Non-controlling interests

Non-controlling interests represent the interest of non-controlling shareholder in Huadi Steel based on his proportionate interests in the equity of that company adjusted for its proportionate share of income or losses from operations. In August, 2019, Wenzhou Hongshun acquired 99% equity percentage of Huadi Steel from the PRC Shareholders. As the result, Huadi Steel’s equity interest is 99% held by Wenzhou Hongshun and 1% held by Di Wang. The non-controlling interest in Huadi Steel was 1% as of September 30, 2019 and 2018.

NOTE 14 – INCOME TAXES

Enterprise Income Taxes (“EIT”)

Huadi International is incorporated in Cayman Island as an offshore holding company and is not subject to tax on income or capital gain under the laws of Cayman Island.

Tuoxing is incorporated in BVI as an offshore holding company and is not subject to tax on income or capital gain under the laws of BVI.

HK Beach is established in Hong Kong and is subject to statutory income tax rate at 16.5%.

Hongshun is established in PRC and is subject to statutory income tax rate at 25%.

Huadi Steel, the Company’s main operating subsidiary in PRC, was entitled High and New Technology Enterprise (“HNTE”) and enjoyed preferential tax rate of 15% for a three-year validity period from 2019 fiscal year, and the HNTE certificate needs to be renewed every three years. Thus, Huadi Steel is eligible for a 15% preferential tax rate for fiscal year 2019 and 25% standard tax rate for fiscal year 2018. As of September 30, 2019, the tax years ended December 31, 2014 through December 31, 2019 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September30, 2019 and 2018 the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the fiscal years ended September 30, 2019 and 2018, respectively, and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2019.

Per the consolidated statements of income and comprehensive income, the income tax expenses for the Company can be reconciled to the income before income taxes for the years ended September 30, 2019 and 2018 as follows:

	2019	2018
Income before taxes excluded the amounts of loss incurring entities	$6,446,944	$6,585,624
PRC EIT tax rates	15%	25%
Tax at the PRC EIT tax rates	$967,042	1,646,406
Tax effect of R&D expenses deduction	(199,925)	(271,349)
Tax effect of non-taxable investment income	(72,160)	(126,495)
Tax effect of non-deductible expenses	310,233	88,530
Income tax expenses	$1,005,190	$1,337,092

Income taxes for the years ended September 30, 2019 and 2018 are attributed to the Company’s continuing operations in China and consisted of:

	2019	2018
Current income tax	$709,027	$1,390,773
Deferred income tax	296,163	(53,681)
Total income tax expense	$1,005,190	$1,337,092

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2019 and 2018 are presented below:

	As of September 30,
	2019	2018
Deferred tax assets:
Bad debt allowance	$414,710	$728,078
Total	$414,710	$728,078

There were no valuation allowance for the deferred tax assets as of September 30, 2019 and 2018. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income, projections for future taxable income over the periods in which the deferred tax assets are deductible, and the scheduled reversal of deferred tax liabilities, management believes it is more likely than not the company will realize the benefits of those deductible differences at September 30, 2019 and 2018.

NOTE 15 – COMMITMENT AND CONTINGENCIES

As of September 30, 2019 and 2018, the Company has no material purchase commitments or significant leases.

From time to time, the Company is involved in various legal proceedings, claims and other disputes arising from commercial operations, employees, and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the Company can give no assurances about the resolution of pending claims, litigation or other disputes and the effect such outcomes may have on the Company, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided or covered by insurance, will not have a material adverse effect on our consolidated financial position or results of operations or liquidity. As of September 30, 2019 and 2018, the Company had no pending legal proceedings outstanding.

NOTE 16 – SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products. Based on management’s assessment, the Company has determined that it has only one operating segment as defined by ASC 280.

The following table presents revenues by geographic areas for the years ended September 30, 2019 and 2018, respectively.

	September 30, 2019		September 30, 2018
Top 5 International Markets:	Sales Amount (In USD)	As % of Sales	Sales Amount (In USD)	As % of Sales
China	$47,606,489	72.66%	$35,457,131	58.70%
India	3,795,089	5.79%	13,497,542	22.35%
US	8,285,920	12.65%	5,542,392	9.18%
Canada	2,039,051	3.11%	2,745,347	4.55%
Taiwan	1,400,632	2.14%	739,810	1.23%
Other foreign countries	2,391,135	3.65%	2,403,782	3.98%

Due to the nature of the Company’s products, it is impractical to disclose revenues generated from each product or each group of similar products. Also, as the Company’s long-lived assets are primarily located in the PRC, no geographical segments are presented.

NOTE 17 – SUBSEQUENT EVENTS

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through January 3, 2020, the date the financial statements were available to be issued. No events require adjustment to or disclosure in the consolidated financial statements.

NOTE 18 – CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

Huadi International Group Co., Ltd.

Balance Sheets

	September 30,	September 30,
	2019	2018
ASSETS
Due from subsidiary	$2,000	$2,000
Total assets	$2,000	$2,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$-	$-
Total liabilities	-	-

SHAREHOLDERS’ EQUITY
Common stock, $0.0001 par value, 500,000,000 shares authorized, 20,000,000 shares issued and outstanding	2,000	2,000
Retained earnings	-	-
Total shareholders’ equity	-	-

Total liabilities and shareholders’ equity	$2,000	$2,000

Huadi International Group Co., Ltd.

Statements of Operations

	For the year ended September 30,
	2019	2018
Operating expenses:
General and administrative expenses	$-	$-

Total operating expenses	-	-

Net income	$-	$-

Net income per common share – basic and diluted	$-	$-

Weighted average number of ordinary shares outstanding – basic and diluted	20,000,000	20,000,000

Huadi International Group Co., Ltd.

Statements of Cash Flows

For the year ended September 30,
	2019	2018
Cash Flows from Operating Activities	$-	$-

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities	-	-

Changes in cash, cash equivalents and restricted cash	-	-
Cash, cash equivalents and restricted cash, beginning of year	-	-

Cash, cash equivalents and restricted cash, end of year	$-	$-

Supplemental Cash Flows Information:
Income tax paid	$-	$-
Interest paid	$-	$-

Non-cash investing and financing activities:
Shares issued to founders	20,000,000	-

Ordinary Shares

HUADI INTERNATIONAL GROUP CO., LTD.

Craft Capital Management LLC              R.F. Lafferty & Co. Inc.

Shengang Securities Company Limited

            , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

Huadi International Group Co., Ltd. was incorporated on September 27, 2018. The subscriber received 1 founder share of our company upon incorporation. On the same day, the subscriber entered into certain equity interest transfer agreement with Yongqiang Meituo Limited and transferred to Yongqiang Meituo Limited the founder share. The transaction was not registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption from registration set forth in Section 4(a)(2) and/or Regulation S thereof.

In connection with the incorporation, on September 27, 2018, we issued 3,328,000 and 16,672,000 founders shares, respectively to Yongqiang Meituo Limited and Yongqiang Donghai Limited. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

EXHIBIT INDEX

No.	Description
1.1*	Form of Underwriting Agreement
3.1	Memorandum and Articles of Association
4.1	Specimen Certificate for Ordinary Share
4.2*	Form of Representative Warrant
5.1*	Opinion of Ogier regarding the validity of the ordinary shares being registered
5.2*	Opinion of Ortoli Rosenstadt LLP, U.S. counsel of Huadi International Group Co., Ltd., as to the binding effect of the Representative’s warrant agreement and certain U.S federal tax matters
8.1*	Opinion of Grandall Law Firm regarding certain PRC tax matters (including in Exhibit 99.1)
10.1	Summary Translation of Employment Agreement by and between the Registrant and Di Wang
10.2	Summary Translation of Employment Agreement by and between the Registrant and Jueqin Wang
10.3	Summary Translation of Employment Agreement by and between the Registrant and Huisen Wang
10.4	Employment Agreement with Qin Li
10.5	Director Offer Letter with Songlin Li
10.6	Director Offer Letter with Jiancong Huang
10.7	Director Offer Letter with He “Henry” Huang
10.8	Entrustment Agreement among shareholders of Yongqiang Donghai Limited
14.1	Code of Business Conduct and Ethics
21.1	List of Subsidiaries
23.1	Consent of Briggs & Veselka Co.
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of Grandall Law Firm (included in Exhibit 99.1)
23.4	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
99.1*	Opinion of Grandall Law Firm, PRC counsel to the Registrant, regarding certain PRC law matters
99.2	Audit Committee Charter
99.3	Compensation Committee Charter
99.4	Nomination Committee Charter
99.5	Written Consent of Songlin Li dated September 18, 2020
99.6	Written Consent of Jiancong Huang dated September 18, 2020
99.7	Written Consent of He “Henry” Huang dated September 18, 2020

*	To be filed

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wenzhou, People’s Republic of China, on September 18, 2020.

Huadi International Group Co., Ltd.

By:	/s/ Huisen Wang
Huisen Wang
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Huisen Wang	Chief Executive Officer	September 18, 2020
Huisen Wang

/s/ Qin Li	Chief Financial Officer	September 18, 2020
Qin Li

/s/ Di Wang	Chairman of the Board and Director	September 18, 2020
Di Wang

/s/ Jueqin Wang	Director	September 18, 2020
Jueqin Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on September 18, 2020.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.